===============================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) November 22, 2002



                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
             (Exact name of registrant as specified in its charter)

State of New Jersey                 001-09120                   22-2625848
(State or other             (Commission File Number)         (I.R.S. Employer
jurisdiction of                                              Identification No.)
incorporation)
                          80 Park Plaza, P.O. Box 1171
                          Newark, New Jersey 07101-1171
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code: 973-430-7000


                               http://www.pseg.com
                         (Registrant's internet address)

================================================================================

Item 5. Other Events

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED (PSEG) CONFORMS PRESENTATION OF INFORMATION CONTAINED IN ITS 2001 ANNUAL REPORT ON FORM 10-K TO REFLECT MATTERS PREVIOUSLY DISCLOSED IN 2002 QUARTERLY REPORTS ON FORM 10-Q
-------------------------------------------------------------

     THIS CURRENT REPORT ON FORM 8-K (REPORT) CONFORMS THE INFORMATION CONTAINED IN OUR 2001 ANNUAL REPORT ON FORM 10-K TO THE PRESENTATION REPORTED IN OUR THIRD QUARTER 2002 FORM 10-Q. ACCORDINGLY, THIS REPORT REVISES INFORMATION PREVIOUSLY REPORTED IN OUR 2001 ANNUAL REPORT ON FORM 10-K TO REFLECT THE FOLLOWING MATTERS WHICH HAVE PREVIOUSLY BEEN DISCLOSED IN REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

     NO ATTEMPT HAS BEEN MADE IN THIS FORM 8-K TO MODIFY OR UPDATE OTHER DISCLOSURES AS PRESENTED IN THE ORIGINAL FORM 10-K EXCEPT AS REQUIRED TO REFLECT THE EFFECTS OF THOSE ITEMS AS DESCRIBED BELOW.


     This Report is limited to the  reclassifications to reflect:

o    certain businesses as discontinued  operations,
o    a change in the reporting of trading revenues and costs,
o    a change in business segment reporting,
o a reclassification of certain costs related to the early extinguishment of debt.

     This Report reflects these changes and their impact upon Item 6. Selected Financial Data, Item 7. Management's Discussion and Analysis of Financial
Condition and Results of Operations, Item 7A. Qualitative and Quantitative Disclosures About Market Risks, Item 8. Financial Statements and Supplementary Data, and Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K as originally reported in our 2001 Annual Report on Form 10-K. These changes have been made to maintain conformity to the reporting format presented in our Form 10-Q for the period ended September 30, 2002. Certain reclassifications of amounts reported in prior periods have been made to conform with the current presentation.

     As disclosed in our Form 10-Q for the quarter ended September 30, 2002, we have implemented a plan to exit the heating, ventilating, air conditioning
(HVAC), and mechanical operating business of PSEG Energy Technologies Inc. (Energy Technologies) and PSEG Global Inc.'s (Global) interest in Tanir Bavi, an electric generation facility in India. As a result, Global's interest in Tanir Bavi and Energy Technologies' HVAC/mechanical operating business were reclassified to discontinued operations and presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" (SFAS 144). Under SFAS 144 long-lived assets to be disposed of are measured at the lower of carrying amount or fair value less cost to sell, whether reported in continued operations or in discontinued operations. Discontinued operations are no longer measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 also broadens the reporting of discontinued operations. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The consolidated statements for all periods presented have been restated to reflect this reclassification. For additional information, see Note 3. Discontinued Operations.

     Pursuant to Emerging Issues Task Force (EITF) Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" (EITF 99-19), prior to July 1, 2002, we recorded our energy trading revenues and energy trading costs on a gross basis for physical energy and capacity sales and purchases. As disclosed in our Form 10-Q for the quarter ended September 30, 2002, in accordance with the consensus reached in June 2002 relating to EITF Issue No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities" (EITF 02-3), beginning in the third quarter of 2002, we started reporting energy trading revenues and energy trading costs on a net basis and have reclassified prior periods to conform with this net presentation. As a result, both Operating Revenues and Operating Costs were reduced by approximately $2.3 billion, $2.7 billion and $1.8 billion for the fiscal years ended December 31, 2001, 2000 and 1999, respectively. This change in presentation did not have an effect on trading margins, net income or cash flows.

     Power's business has evolved during 2002. With the transfer of the basic gas supply service (BGSS) contract to Power and the commencement of the new basic generation service contracts (BGS) with wholesale electric suppliers, Power's business has become a fully integrated wholesale energy supply business. As a result of that evolution of Power's business, trading activities changed from a stand-alone operation to a function that has become fully integrated with the wholesale energy supply business, and primarily serves to optimize the value of that business. Therefore, upon review and in accordance with SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS
131), as disclosed in our Form 10-Q for the quarter ended September 30, 2002, we have determined that Power's generation and trading components no longer meet the definition of separate operating segments for financial reporting purposes and we have reported Power's financial position and results of operations as one segment. All prior periods have been reclassified to conform to the current presentation.

     During the third quarter of 2002, we adopted SFAS 145. This Statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishments of Debt," (SFAS 4) and an amendment of that Statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking Fund Requirements" (SFAS 64). SFAS 4 required that gains and losses from extinguishments of debt that were included in the determination of net income be aggregated, and if material, classified as an extraordinary item. Since the issuance of SFAS 4, the use of debt extinguishments has become part of the risk management strategy of many companies, representing a type of debt extinguishment that does not meet the criteria for classification as an extraordinary item. Based on this trend, the Financial Accounting Standards Board issued this rescission of SFAS 4 and SFAS
64. Accordingly, as disclosed in our Form 10-Q for the quarter ended September 30, 2002, under SFAS 145, we now record these gains and losses in Other Income and Other Deductions, respectively. We reclassified a pre-tax loss of $3 million ($2 million after-tax) from the early retirement of debt to a component of Other Income and Deductions for the year ended December 31, 2001 in accordance with SFAS 145.


                            Controls and Procedures


     The Company has established and maintains disclosure controls and procedures which are designed to provide reasonable assurance that material information relating to the Company, including our consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this current report is being prepared. The Company has established a Disclosure Committee which is made up of several key management employees and reports directly to the Chief Financial Officer and Chief Executive Officer, to monitor and evaluate these disclosure controls and procedures. The Chief Financial Officer and Chief Executive Officer have evaluated the effectiveness of our disclosure controls and procedures as of a date within 90 days prior to the filing date of this current report (the "Evaluation Date") and based on this evaluation, it was concluded that our disclosure controls and procedures were effective in providing reasonable assurance during the period covered in this report. There were no significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation.

                             TABLE OF CONTENTS


                         UPDATES TO 2001 FORM 10-K


PART II                                                                     Page
Item 6.    Selected Financial Data....................................       1
Item 7.    Management's Discussion and Analysis of Financial Condition and
           Results of Operations......................................       2
           Corporate Structure................................. ......       2
           Overview of 2001 and Future Outlook........................       3
           Results of Operations......................................       5
           Liquidity and Capital Resources............................      12
           Capital Requirements.......................................      18
           Qualitative and Quantitative Disclosures About Market Risk.      20
           Foreign Operations.........................................      25
           Accounting Issues..........................................      25
           Forward Looking Statements.................................      27
Item 7A.   Qualitative and Quantitative Disclosures About Market Risk.      28
Item 8.    Financial Statements and Supplementary Data................      28
           Consolidated Financial Statements..........................      29
           Notes to Consolidated Financial Statements.................      34
           Financial Statement Responsibility.........................      83
           Independent Auditors' Report...............................      84
PART IV
Item 14.   Exhibits, Financial Statement Schedules and Reports on Form 8-K  85
           Schedule II-Valuation and Qualifying Accounts..............      85

ITEM 6. SELECTED FINANCIAL DATA

PSEG

     The information presented below should be read in conjunction with our Consolidated Financial Statements and Notes thereto.


                                                                          Years Ended December 31,
                                                 ----------------------------------------------------------------------------
                                                     2001            2000            1999            1998           1997
                                                 -------------   -------------   -------------   -------------  -------------
                                                                   (Millions of Dollars, where applicable)

Total Operating Revenues....................           $7,055          $6,521          $6,339          $5,947         $6,173
                                                 =============   =============   =============   =============  =============

Income Before Discontinued Operations,
Extraordinary Item and Cumulative
Effect Adjustment...........................            $776             $776           $736             $656           $577
Loss from Discontinued Operations (A).......             (15)             (12)           (13)             (12)           (17)
Extraordinary Item (B)......................              --               --           (804)              --             --
Cumulative Effect Adjustment (C)............               9               --             --               --             --
                                                 -------------   -------------   -------------   -------------  -------------
Net Income (Loss)...........................            $770             $764           $(81)            $644           $560
                                                 =============   =============   =============   =============  =============

Earnings per Average Share (Basic and Diluted):

Before Discontinued Operations, Extraordinary
Item and Cumulative Effect Adjustment........          $3.73            $3.61          $3.35            $2.84          $2.48
Loss from Discontinued Operations (A)........          (0.07)           (0.06)         (0.06)           (0.05)         (0.07)
   Extraordinary Item (B)...................              --               --          (3.66)              --             --
   Cumulative Effect Adjustment (C) ........            0.04               --             --               --             --
                                                 -------------   -------------   -------------   -------------  -------------
     Total Earnings per Average Share.......           $3.70            $3.55         $(0.37)           $2.79          $2.41
                                                 =============   =============   =============   =============  =============

Dividends Paid per Share....................            $2.16           $2.16           $2.16           $2.16          $2.16

As of December 31:
   Total Assets.............................          $25,430         $21,526         $19,015         $17,991        $17,943
   Long-Term Liabilities:
     Long-Term Debt (D) ....................          $10,191          $5,296          $4,575          $4,763         $4,873
     Other Noncurrent Liabilities (F).......           $2,014          $1,759          $1,561            $764           $609

Preferred Stock With Mandatory Redemption...               --             $75             $75             $75            $75
Monthly Guaranteed Preferred Beneficial
Interest
   in PSE&G's Subordinated Debentures.......              $60            $210            $210            $210           $210
Quarterly Guaranteed Preferred Beneficial
Interest
   in PSE&G's Subordinated Debentures.......              $95            $303            $303            $303           $303
Quarterly Guaranteed Preferred Beneficial
Interest
   in PSEG's Subordinated Debentures........             $525            $525            $525            $525            --

   Ratio of Earnings to Fixed Charges (E)...             2.04            2.60            3.07            2.80           2.43

(A) The reclassification of Global's investment in Tanir Bavi and Energy Technologies' HVAC/mechanical contracting business to Loss from Discontinued Operations.

(B) 2001 charge relates to loss on early debt retirement. For the extraordinary charge recorded in 1999, see Note 4.Regulatory Issues and Accounting Impacts of Deregulation.

(C) Impact of SFAS 133 Adoption, See Note 9. Financial Instruments, Energy Trading and Risk Management.

(D) Increase in debt partially related to securitization transaction in 2001 and consolidation of non-recourse debt.

(E)   Excludes Extraordinary Item.

(F) Excludes Deferred Taxes and ITC and the Excess Depreciation Reserve portion of Regulatory Liabilities.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion makes reference to the Consolidated Financial Statements and related Notes to Consolidated Financial Statements (Notes) of Public Service Enterprise Group Incorporated and should be read in conjunction with such statements and notes.

CORPORATE STRUCTURE

     We are a holding company and, as such, have no operations of our own. We have four principal direct wholly-owned subsidiaries: Public Service Electric and Gas Company (PSE&G), PSEG Power LLC (Power), PSEG Energy Holdings Inc. (Energy Holdings) and PSEG Services Corporation (Services).

     PSE&G is an operating public utility company engaged principally in the transmission, distribution and sale of electric energy and gas service in New Jersey. On August 21, 2000, pursuant to the terms of the Final Order issued by the New Jersey Board of Public Utilities (BPU), PSE&G transferred its generation-related assets and liabilities and its wholesale power contracts to Power and its subsidiaries in exchange for a promissory note in an amount equal to the total purchase price of $2.786 billion. Power paid the promissory note on January 31, 2001 at which time the transferred assets were released from the lien of PSE&G's First and Refunding Mortgage. PSE&G continues to own and operate its regulated electric and gas transmission and distribution business. A bankruptcy-remote subsidiary of PSE&G, PSE&G Transition Funding LLC, issued $2.525 billion of securitization bonds in January of 2001 in partial recovery of PSE&G's stranded cost resulting from New Jersey deregulation and restructuring. An additional $540 million of PSE&G's stranded costs is being recovered from its customers over a four-year transition period ending July 31, 2003 through a Market Transition Charge (MTC).

     Power is an independent wholesale energy supply company that has three principal direct wholly-owned subsidiaries: PSEG Nuclear LLC (Nuclear) which owns and operates nuclear generating stations, PSEG Fossil LLC (Fossil), which develops, owns and operates domestic fossil generating stations and PSEG Energy Resources & Trade LLC (ER&T), a fully integrated wholesale energy supply business. We also have a finance company subsidiary, PSEG Power Capital Investment Co. (Power Capital), which provides certain financing for its subsidiaries.

     Energy Holdings participates in three energy-related reportable segments through its principal wholly-owned subsidiaries: PSEG Global Inc. (Global), which develops, acquires, owns and operates electric generation and distribution facilities; PSEG Resources Inc. (Resources), which provides energy infrastructure financing and invests in energy-related financial transactions and manages a diversified portfolio of investments including leveraged leases, operating leases, leveraged buyout (LBO) funds, limited partnerships and marketable securities; and PSEG Energy Technologies Inc. (Energy Technologies), an energy management company that constructs, operates and maintains heating, ventilating and air conditioning (HVAC) systems for, and provides energy-related engineering, consulting and mechanical contracting services to, industrial and commercial customers in the Northeastern and Middle Atlantic United States. Energy Technologies is also comprised of an asset management group, which includes various Demand Side Management (DSM) investments. In 2002, we announced our decision to exit the HVAC/mechanical operating business of Energy Technologies. The sale of these businesses is expected to be completed by June 2003. Energy Holdings also has a finance subsidiary, PSEG Capital Corporation (PSEG Capital), which serves as a financing vehicle for Energy Holdings' subsidiaries and borrows on the basis of a minimum net worth maintenance agreement with PSEG. See Liquidity and Capital Resources for further detail. Energy Holdings is also the parent of Enterprise Group Development Corporation
(EGDC), a property management business and is conducting a controlled exit from this business.

     Services was formed in 1999 and provides management and administrative services to us and our subsidiaries.

OVERVIEW OF 2001 AND FUTURE OUTLOOK

     The Energy Competition Act and the related BPU proceedings, including the Final Order and the Energy Master Plan Proceedings, have dramatically reshaped the utility industry in New Jersey and have directly affected how we will conduct business, and therefore, our financial prospects in the future. Deregulation, restructuring, privatization and consolidation are creating opportunities and risks for us and our subsidiaries. We have realigned our organizational structure to address the competitive environment brought about by the deregulation of the electric generation industry in New Jersey and the Eastern U.S and have transitioned from primarily being a regulated New Jersey utility to operating as a competitive global energy company. We have been engaged in the competitive energy business for a number of years through certain of our unregulated subsidiaries; however, competitive businesses now constitute a much larger portion of our activities. As of December 31, 2001, Power, PSE&G, and Energy Holdings comprised approximately 20%, 51% and 29% of PSEG's consolidated assets and contributed approximately 50%, 30% and 20% of our net income for the year ended December 31, 2001. Our projected earnings contributions for 2002 and 2003 are 50% to 55% from Power, 25% to 30% from Energy Holdings and 20% to 25% from PSE&G. Additionally, we will be more dependent on cash flows generated from our unregulated operations for our capital needs. As the unregulated portion of the business continues to grow, financial risks and rewards will be greater, financial requirements will change and the volatility of earnings and cash flows will increase.

     Our subsidiaries consist of a portfolio of energy-related businesses that together are designed to produce a coherent energy market strategy. Because the nature and risks of these businesses are different, and because they operate in different geographic locations, the combined entity is designed to produce consistent earnings growth in a manner that will mitigate the adverse financial effects of business losses or an economic downturn is any one sector or geographic region.

     For 2001, we earned $3.70 per share. Our improved earnings for 2001 as compared to 2000 were due primarily to new acquisitions, asset sales and improved operations at Global, new leveraged lease investments at Resources, continued strong performance of our nuclear generating facilities and improved performance of our energy trading operations, which saw an increase in margins from $72 million in 2000 to $140 million in 2001. These improvements more than offset the effects of comparatively unfavorable weather conditions, two BPU mandated 2% rate reductions, effective in February 2001 and August 2001, and the effects of the securitization transaction that occurred on January 31, 2001.

     We estimate a 7% compound annual growth rate in earnings per share over the next five years. Our earnings for 2002 will depend on several factors, including our ability to effectively manage our commitments under contracts to deliver energy, capacity and ancillary services to the various suppliers of BGS to New Jersey's utilities and our ability to minimize the effects, including potential asset impairments, brought about by the economic, political and social crisis in Argentina, where we face considerable fiscal and cash uncertainties. For further discussion of our $632 million investment exposure in Argentina, see Note 10. Commitments and Contingent Liabilities.

     Looking beyond 2002, our earnings will depend on the outcome of future BGS auctions in New Jersey, energy prices, which are currently depressed, in the United States markets in which Power and Global participate, the successful operation of our generation stations, PSE&G's ability to obtain timely and adequate rate relief, regulatory decisions affecting our interests in distribution companies in South America, and the effect of economic conditions in foreign countries in which we invest.

PSE&G

     PSE&G operates under cost-based regulation by the BPU for its distribution operations and by the Federal Energy Regulatory Commission (FERC) for its electric transmission operations. As such, the earnings of PSE&G are largely determined by the regulation of its rates. PSE&G is expected to continue to make a steady contribution to earnings in the future as it continues its transmission and distribution and sale of electric energy and gas service in New Jersey. PSE&G's success will be determined by its ability to maintain system reliability and safety, effectively manage costs and obtain timely and adequate rate relief. The risks from this business are relatively modest and generally relate to the regulatory treatment of the various rate and other issues by the BPU and the FERC.

     On January 9, 2002, the BPU approved an additional $90 million of gas base rate revenues for PSE&G, simultaneously with other PSE&G rate filings related to underrecovered gas costs which were deferred on its balance sheet. All three rate changes were effective January 9, 2002.

     Also on January 9, 2002, the BPU approved the transfer of the utility's gas supply business, including its transportation and storage contracts, to Power. As a result, after April 1, 2002, Power will provide gas supply to PSE&G to serve its Basic Gas Supply Service (BGSS) customers under a Requirements Contract at market prices. Industrial and commercial BGSS customers will be priced under PSE&G's Market Priced Gas Service (MPGS) and residential BGSS customers will remain under current pricing until April 1, 2004 after which, subject to further BPU approval, those residential gas customers would also move to MPGS service.

     On February 15, 2002, the BPU announced the successful outcome of the BGS auction. Through the auction, PSE&G contracted for sufficient electricity to serve all of its BGS customers and any difference between the existing tariff rates and the rates set through the auction for the one-year contract period beginning August 1, 2002 will be deferred and recovered over future periods as a regulatory asset.

POWER

     Power is focused on a generation market extending from Maine to the Carolinas and the Atlantic Coast to Indiana (Super Region). The risks of Power's business are that the competitive wholesale power prices that it is able to obtain are sufficient to provide a profit and sustain the value of its assets. It is also subject to credit risk of the counterparties to whom it sells energy products, the successful operation of its generating facilities, fluctuations in market prices of energy and imbalances between obligations and available supply. These risks are higher than those for a regulated business. Therefore, they provide the opportunity for greater returns, but they also present the greater possibility of business losses and counterparty credit risk. Power is currently constructing projects which will increase capacity by over 3,500 MW, net of planned retirements.

     Power currently sells approximately 95% of the output from its generation facilities under bilateral contracts, primarily the BGS contract with PSE&G, and the remaining 5% to customers in the competitive wholesale (spot) market. Within the spot market, Power sells into the energy, capacity and ancillary services markets. Ancillary services include operating reserves and area regulation.

     Power has entered into one-year contracts commencing August 1, 2002 with various direct bidders in the New Jersey BGS Auction, which was approved by the BPU on February 15, 2002. Power believes that its obligations under these contracts are reasonably balanced by its available supply.

     In addition, Power is projected to continue its strong growth by using energy trading to optimize the value of its portfolio of generating assets and its supply obligations. In 2001, energy trading realized a gross margin of $140 million and Power forecasts an increase for 2002 due in part to the transfer of PSE&G's gas supply business to Power, discussed below. We marked to market energy trading contracts and include gains and losses in earnings. The vast majority of these contracts have terms of less than one year and are valued using market exchange prices and broker quotes. Energy trading provides the opportunity for greater returns, but it also is more risky than the regulated business, and can be adversely impacted by fluctuating energy market prices and by the credit quality of the counterparties with which it does business. Power utilizes a conservative risk management strategy to minimize exposure to market and credit risk. For further information, see Accounting Issues, Note 1. Organization and Summary of Significant Accounting Policies and Note 9. Financial Instruments, Energy Trading and Risk Management.

ENERGY HOLDINGS

     Energy Holdings is a major part of our growth strategy. In order to achieve this strategy, Global will focus on generation and distribution investments within targeted high-growth regions. Resources will utilize its market access, industry knowledge and transaction structuring capabilities to expand its energy-related financial investment portfolio. Resources' assets generate cash flow and earnings in the near term, while investments at Global generally have a longer time horizon before achieving expected cash flow and earnings. Also, Resources' passive lower-risk assets serve to balance the higher risk associated with operating assets at Global and Energy Technologies.

     Global's more recent activities have been concentrated on developing generation internationally and in acquiring distribution businesses, principally in South America, that have been privatized by the local governments. As Global has grown, its objective has evolved from being a minority or equal partner to seeking to be the majority or sole owner of many of its investments. Global's business depends on the ability to negotiate or obtain favorable prices and terms for the output of its generating facilities nationally and internationally, and to obtain favorable governmental and regulatory treatment for its distribution assets in foreign countries. Global undertakes investments where the expected return is commensurate with the market, regulatory, international and currency risks that are inherent with its investments. Since these risks are priced in the original investment decision, to the extent that market, regulatory international or currency conditions evolve differently than originally forecast, the investment performance of Global's assets will differ form the expected performance. Thus, the expected investment returns from Global's projects are priced to produce relatively high returns to compensate for the high level of risk associated with this business.

     Global has investment exposure of $632 million in four distribution companies and two generation plants in Argentina. For further discussion of our $632 million investment exposure in Argentina, see Note 10. Commitments and Contingent Liabilities.


     Resources invests principally in energy-related financing transactions, principally leveraged leases. As such, it is designed to produce predictable earnings at reasonable levels with relatively low risk. The modest risks faced by Resources are the credit risk of its counterparties and the tax treatment of its investment structures. Resources' earnings and cash flow streams are dependent upon the availability of and its ability to continue to enter into these transactions.

     Energy Technologies is a business that principally constructs and installs heating, ventilating and air conditioning equipment and related services. Energy Technologies is comprised of 11 HVAC and mechanical operating companies and an asset management group which includes various DSM investments.

RESULTS OF OPERATIONS

     Our business consists of five reportable segments which are Power, PSE&G, Global, Resources and Energy Technologies. The following is a discussion of the major year-to-year financial statement variances and follows the financial statement presentation as it relates to each of our segments. For a discussion of management's determination of our reportable segments and related disclosures, see Note 15. Financial Information by Business Segments.

     Prior to April 1999, the discussion that follows reports on business conducted under full monopoly regulation of the utility businesses. It must be understood that such businesses have changed due to the deregulation of the electric generation and natural gas commodity sales businesses, the subsequent transfer of the generation business, and the anticipated transfer of the gas supply business from PSE&G to Power. Past results are not an indication of future business prospects or financial results.

                                                          Earnings (Losses)
                                            ------------------------------------------------
                                                       Year Ended December 31,
                                            ------------------------------------------------
                                               2001               2000           1999 (A)
                                            ------------       ------------     ------------
                                                        (Millions of Dollars)

      Power...........................            $394               $313            $513
      PSE&G...........................             230                369             131
      Resources.......................              64                 65              66
      Global..........................             116                 40              28
      Energy Technologies.............             (18)               (10)             (6)
      Other (B).......................             (16)               (13)             (9)
                                            ------------       ------------     ------------
           Total PSEG.................            $770               $764            $723
                                            ============       ============     ============

                                                  Contribution to Earnings Per Share
                                                         (Basic and Diluted)
                                            ------------------------------------------------
                                                       Year Ended December 31,
                                            ------------------------------------------------
                                               2001               2000           1999 (A)
                                            ------------       ------------     ------------

      Power...........................           $1.89              $1.46           $2.33
      PSE&G...........................            1.11               1.71            0.60
      Resources.......................            0.31               0.30            0.30
      Global..........................            0.55               0.19            0.13
      Energy Technologies.............           (0.08)             (0.05)          (0.03)
      Other (B).......................           (0.08)             (0.06)          (0.04)
                                            ------------       ------------     ------------
           Total PSEG.................           $3.70              $3.55           $3.29
                                            ============       ============     ============

     (A) Excludes $804 million, net of tax, extraordinary item recorded in 1999.
     (B) Other activities include amounts applicable to PSEG (parent corporation), Energy Holdings (parent corporation) and EGDC. Losses primarily result from after-tax effect of interest on certain financing transactions and certain other administrative and general expenses at parent companies.

For the Year Ended December 31, 2001 compared to the Year Ended December 31,
2000

     Basic and diluted earnings per share of our common stock (Common Stock) were $3.70 for the year ended December 31, 2001, an increase of $0.15 per share, or 4.2% from the comparable 2000 period, including $0.12 of accretion as a result of our stock repurchase program, discussed in Liquidity and Capital Resources. In addition, our improved earnings for 2001 as compared to 2000 resulted from improved energy trading margins, Global's withdrawal and sale of its interest in the Eagle Point Cogeneration Partnership (Eagle Point), acquisitions and expanded operations at Global, new leveraged lease investments at Resources and continued strong performance of our nuclear facilities. These improvements more than offset the effects of unfavorable weather conditions at PSE&G, two BPU mandated 2% rate reductions effective in February 2001 and August 2001, which reduced generation revenues, and the effects of the securitization transaction that occurred on January 31, 2001.

Operating Revenues

     For the year ended December 31, 2001, Operating Revenues increased by $534 million or 8%, primarily due to Global's withdrawal and sale of its interest in the Eagle Point Cogeneration Partnership (Eagle Point), acquisitions and expanded operations at Global, new leveraged lease investments at Resources, an increase in BGS revenues and trading margins. These improvements more than offset the effects of unfavorable weather conditions at PSE&G, two BPU mandated 2% rate reductions effective in February 2001 and August 2001, which reduced generation revenues.

     Revenues from Power's operations increased $176 million in 2001 as compared to 2000 primarily due to an increase of $180 million in BGS revenue for the year ended December 31, 2001 as compared to 2000 which resulted from customers returning to PSE&G in 2001 from third party suppliers (TPS) as wholesale market prices exceeded fixed BGS rates. At December 31, 2001, TPS were serving less than 1% of the customer load traditionally served by PSE&G as compared to the December 31, 2000 level of 10.5%. Also, margins from energy trading increased by $68 million or 94% for the year ended December 31, 2001. Partially offsetting this increase was a net $40 million decrease in MTC revenues, relating to two 2% rate reductions offset by a pre-tax charge to income related to MTC recovery in 2000. As of December 31, 2001, as required by the Final Order, PSE&G has had rate reductions totaling 9% since August 1, 1999 and will have an additional 4.9% rate reduction effective August 1, 2002, which will be in effect until July 31, 2003.

     In our PSE&G segment, gas distribution revenues increased $153 million or 7% in 2001 as compared to 2000 primarily due to higher gas costs experienced in 2001. Customer rates in all classes of business have increased in 2001 to recover a portion of the higher natural gas costs. The commercial and industrial classes fuel recovery rates vary monthly according to the market price of gas. The BPU also approved increases in the fuel component of the residential class rates of 16% in November 2000 and 2% for each month from December 2000 through July 2001. These increased revenues were partially offset by lower sales volumes in the fourth quarter of 2001 than the comparable period in 2000, primarily resulting from warmer weather.

     Pursuant to a settlement, the BPU issued an order approving a $90 million gas base rate increase effective January 9, 2002. The BPU approved the settlement simultaneously with the implementation of PSE&G's previously approved Gas Cost Underrecovery Adjustment (GCUA) surcharge to recover its October 31, 2001 gas cost under-recovery balance of approximately $130 million over a three year period with interest and also approved PSE&G's proposal to reduce its 2001/2003 Commodity Charges (formerly Levelized Gas Adjustment Clause (LGAC)) by approximately $140 million. The net impact of simultaneously implementing the above three proceedings for the typical gas residential heating customers is an approximate rate reduction of 2%.

     The remaining $39 million of the increase related to the PSE&G segment and was primarily related to increases in electric distribution and appliance service revenue.

     Electric revenues in the Global segment increased $128 million primarily due to revenues related to various majority-owned acquisitions and plants going into operation at our Global segment in 2001.

     Global's other revenues increased $99 million primarily realized from the gain of $75 million on the withdrawal and sale of Global's interest in Eagle Point and was partially offset by a loss in equity earnings of $17 million, which was recorded in 2000 and not recorded in 2001, as a result of the withdrawal. In addition, revenues benefited from an increase of $45 million in interest income related to certain loans, notes and approximately $29 million of increased revenues relating primarily to improved earnings of certain non-consolidated projects. These increases were partially offset by lower revenues due to a reduction in earnings related to the adverse effect of foreign currency exchange rate movements between the United States Dollar and Brazilian Real.

     Revenues in the Resources segment increased by $9 million primarily due to improved revenues of $45 million from higher leveraged lease income from new leveraged lease transactions that was partially offset by lower Net Investment Gains of $37 million.

     Revenues at Energy Technologies decreased $67 million from 2000 to 2001 due to our decision in June 2000 to exit the retail commodity business. Energy Technologies recorded $67 million of energy supply revenues related to the retail commodity business in 2000 and none in 2001. In 2002, we announced our intention to sell the HVAC/mechanical contracting businesses of Energy Technologies and all periods presented herein have been restated to reflect those businesses as discontinued operations.

Operating Expenses

     Energy Costs

     Energy Costs increased $254 million or 11% in 2001 as compared to 2000. This increase was due to increased electric energy costs of $129 million and increased gas costs of $125 million.

     Energy costs at Global increased by $55 million due to plant acquisitions and other projects going into operation at Global in 2001.

     Energy costs also increased due to higher costs at Power of $73 million. The increase was largely due to increased load served under the BGS contracts. The higher volumes produced coupled with increased in fuel costs, mainly natural gas, added to the year-to-year variance. These increases were partially offset by low cost generation from the continued strong performance of our nuclear generation facilities.

     Energy Costs in the PSE&G segment increased $125 million or 8% in 2001 as compared to 2000 due to higher natural gas prices at our PSE&G segment in the early part of 2001. Under the LGAC in PSE&G, underrecoveries or overrecoveries, together with interest (in the case of net overrecoveries), are deferred and included in operations in the period in which they are reflected in rates.

     Operation and Maintenance

     Operation and Maintenance expense increased $137 million or 8% in 2001 as compared to 2000. Contributing to the increase were higher operating expenses relating to various majority-owned acquisitions and new plants going into operation at Global in 2001. Additionally, operation and maintenance expenses increased due to planned generation outage work in the first quarter of 2001 and higher expenses relating to projects going into operation during the second quarter of 2000 for our Power segment and the deferral of costs incurred during 2000 in connection with deregulation that PSE&G expects to recover in future rates.

     Depreciation and Amortization

     Depreciation and Amortization expense increased $156 million or 44% in 2001 as compared to 2000. The 2001 increase was due primarily due to $180 million of amortization of the regulatory asset recorded for PSE&G's stranded costs, which commenced with the issuance of the transition bonds, previously discussed. These increases were partially offset by a reduction in the accrual for the estimated cost of removal in our Power segment.

     Taxes Other Than Income Taxes

     Taxes Other Than Income Taxes decreased $14 million or 10% in 2001 as compared to 2000. This decrease was primarily due to a reduction in the net taxable Transitional Energy Facility Assessment (TEFA) sales and the scheduled phase out of the TEFA. The TEFA was enacted as part of the energy tax reform bill and was scheduled to be phased out by 2003. Recent legislation delayed the phase out until 2007.

Interest Expense

     Interest expense increased $124 million or 22% in 2001 as compared to 2000. The increase was primarily due to increased debt associated with the issuance of $2.525 billion securitization bonds by Transition Funding and the issuance of $1.8 billion of senior notes by Power to finance the generation asset transfer. These increases were offset by a general reduction in the amount of short-term and long-term debt at PSEG and PSE&G using proceeds from securitization bonds. Interest expense at Energy Holdings increased $46 million primarily from additional borrowings used for equity investments in Global and Resources.

Preferred Securities Dividend Requirements of Subsidiaries

     Preferred Securities Dividend Requirements decreased $22 million or 23% in 2001 as compared to 2000 due to redemption of trust preferred securities.

Income Taxes

     Income Taxes decreased $115 million or 23% in 2001 as compared to 2000. The decrease was primarily due to lower pre-tax income and normal adjustments as a result of closing the audit for the 1994-1996 tax years and upon filing our actual tax return for 2000.

Losses From Discontinued Operations

Energy Technologies' Investments

     Energy Technologies is comprised of 11 heating, ventilating and air conditioning (HVAC) and mechanical operating companies and an asset management group, which includes various Demand Side Management (DSM) investments. DSM investments in long-term contracts represent expenditures made by Energy Technologies to share DSM customers' costs associated with the installation of energy efficient equipment. DSM revenues are earned principally from monthly payments received from utilities, which represent shared electricity savings from the installation of the energy efficient equipment.

     In 2002, we adopted a plan to sell our interests in the HVAC/mechanical operating companies. The sale of the HVAC/mechanical operating companies is planned to be completed by June 30, 2003. We have retained the services of an investment banking firm which is marketing the HVAC/mechanical operating companies to interested parties. Operating results of the HVAC/mechanical operating companies of Energy Technologies, less certain allocated costs from Energy Holdings, have been reclassified as discontinued operations in our Consolidated Statements of Income. For the years ended December 31, 2000 and 1999, the businesses of Energy Technologies included retail commodity sales of electricity and natural gas, which do not qualify for accounting treatment as discontinued operations. The HVAC/mechanical operating companies results of operations of discontinued operations for the three years ended December 31, 2001, 2000 and 1999, respectively, are disclosed below:

                                             Years Ended December 31,
                                 --------------------------------------------
                                     2001            2000            1999
                                 --------------------------------------------
                                          (Millions of Dollars)
Operating Revenues..............   $  441          $  316          $  183
Pre-Tax Operating Loss............    (31)            (20)            (21)
Loss Before Income Taxes............  (34)            (17)            (19)
Net Loss............................  (22)            (12)            (13)

Tanir Bavi

     As of September 30, 2002, Global owned a 74% interest in Tanir Bavi Power Company Private Ltd. (Tanir Bavi), which owns and operates a 220 MW barge mounted, combined-cycle generating facility in India. A plan to exit Tanir Bavi was adopted in 2002. Global signed an agreement in August 2002 under which an affiliate of its partner in this venture, GMR Vasavi Group, a local Indian company, purchased Global's majority interest in Tanir Bavi. The sale was completed in October 2002. In the second quarter of 2002, we reduced the carrying value of Tanir Bavi to the contracted sales price of $45 million and recorded a loss on disposal in the second quarter of 2002 of $14 million (after-tax). The operating results of Tanir Bavi for the six months ended June 30, 2002 yielded income of $5 million (after-tax).


     Tanir Bavi meets the criteria for classification as a component of discontinued operations and all prior periods have been reclassified to conform to this reclassification. Our share of operating results of this discontinued operation are summarized in the following table:

                                              Years Ended December 31,
                                   ---------------------------------------------
                                       2001            2000             1999
                                   ------------    -----------      ------------
                                               (Millions of dollars)
Operating Revenues................. $   56            $ --             $ --
Operating Income ..................     16              --               --
Income Before Income Taxes.........     14              --               --
Net Income..........................     7              --               --

For the Year Ended December 31, 2000 compared to the Year Ended December 31,
1999

     Excluding the $804 million, net of tax, extraordinary charge recorded in 1999, resulting from charges incurred related to the deregulation, basic and diluted earnings per share increased $0.26 for the year ended December 31, 2000 as compared to 1999, including $0.08 of accretion as a result of our stock repurchase program. For further discussion, see Note 4. Regulatory Issues and Accounting Impacts of Deregulation of Notes. This increase was primarily due to lower depreciation and amortization resulting from the amortization of the excess depreciation reserve at our PSE&G segment beginning in January 2000 and the lower depreciation resulting from the lower recorded amounts of the generation-related assets in Power resulting from the 1999 impairment recorded pursuant to SFAS No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of". Also contributing to the increase were increased sales due to favorable weather conditions in the fourth quarter of 2000 and higher profits realized from our energy trading transactions. In addition, better overall performance of our Global segment, which benefited from favorable performance by its domestic generation assets and by its investments made in South America distribution assets in 1999, contributed to the increase. The increase in earnings was partially offset by the 5% electric rate reduction, beginning August 1, 1999 coupled with a charge to income in the third quarter of 2000 related to MTC recovery at Power.

Operating Revenues

     For the year ended December 31, 2000, Operating Revenues increased by $182 million or 3%, primarily due to increased revenues from gas distribution, net trading revenues and leveraged lease investments partially offset by decreased electric revenues due to rate reductions required by deregulation.

     Power's revenues decreased $244 million or 6% in 2000 as compared to 1999 due to a 5% rate reduction, which decreased our revenues by approximately $120 million combined with a $115 million deferral of MTC revenues, and reduced retail demand as PSE&G lost retail customers to TPS which amounted to approximately $182 million partially offset by increased trading margins. See Accounting Issues - Accounting for the Effects of Regulation for a discussion of the deferral of MTC revenues. These decreases were partially offset by increased revenues from our PSE&G segment relating to higher transmission and distribution sales.

     To the extent fuel expense flowed through the Electric Levelized Energy Adjustment Clause (LEAC) through July 31, 1999, the Levelized Gas Adjustment Clause (LGAC), the Societal Benefits Clause (SBC) or the non-utility generation market transition charge (NTC) mechanisms, as established by the BPU with respect to PSE&G's rates, variances in certain revenues and expenses offset and thus had no effect on earnings. On August 1, 1999, the LEAC mechanism was eliminated as a result of the Final Order. This has increased earnings volatility since Power now bears the full risks and rewards of changes in nuclear and fossil generating fuel costs and purchased power costs. See Note 4. Regulatory Issues and Accounting Impacts of Deregulation for a discussion of LEAC, LGAC, SBC, NTC, Remediation Adjustment Clause (RAC) and Demand Side Management (DSM) and their status under the Energy Master Plan Proceedings.

     Revenues from our PSE&G segment for gas distribution increased $423 million or 25% in 2000 as compared to 1999 primarily due to increases in natural gas prices being passed along to customers under certain transportation only contracts. Under these contracts, PSE&G is responsible only for delivery of gas to its customers. Such customers are responsible for payment to PSE&G for the cost of the commodity and as PSE&G's costs for these customers increase, the customer's rates will increase. Also contributing to this increase were higher sales resulting from colder weather in the fourth quarter of 2000 as compared to the same period in 1999 and higher rates approved by the BPU to allow PSE&G to recover for increasing natural gas costs.

     Revenues for Global decreased by $42 million primarily due to a gain on sale of Newark Bay recorded in 1999 as compared to no significant gain on sale of assets in 2000.

     Revenues for Resources increased by $26 million due to higher leveraged lease income from new leveraged lease investments.

     Revenues at Energy Technologies decreased $19 million from 1999 to 2000 due to our decision in June 2000 to exit the retail commodity business. In 2002, we announced our intention to sell the HVAC businesses of Energy

Technologies and all periods presented herein have been restated to reflect those businesses as discontinued operations.

Operating Expenses

     Energy Costs

     Energy Costs increased $397 million or 20% in 2000 as compared to 1999. This increase was primarily due to increased gas costs of approximately $364 million and increased electric energy costs of approximately $33 million.

     Energy Costs increased $364 million or 33% in 2000 as compared to 1999 primarily due to the higher prices for natural gas and increased demand for natural gas at our PSE&G segment due to colder weather in the fourth quarter of 2000 as compared to the same period in 1999. Due to the operation of the Levelized Gas Adjustment Clause (LGAC) mechanism, variances in gas revenues and costs at PSE&G offset and had no direct effect on earnings.

     Energy costs increased $38 million primarily due to higher fuel costs in Power and additional costs related to projects in our Global segment.

     Due to the elimination of the LEAC on August 1, 1999, the historical trends can no longer be considered an indication of future Electric Energy Costs. Given the elimination of the LEAC, the lifting of the requirements that electric energy offered for sale in the Pennsylvania-New Jersey-Maryland Power Pool (PJM) not exceed the variable cost of producing such energy (capped at $1,000 per megawatt-hour), the absence of a PJM price cap in situations involving emergency purchases and the potential for plant outages, price movements could have a material impact on our financial condition, results of operations or net cash flows.

     Operation and Maintenance

     Operation and Maintenance expense decreased $44 million or 3% in 2000 as compared to 1999. The decrease was mainly due to a $55 million pre-tax charge to earnings to reduce the carrying value of certain assets at Global and EGDC in 1999.

     Depreciation and Amortization

     Depreciation and Amortization expense decreased $177 million or 33% in 2000 as compared to 1999. The decrease was primarily due to the amortization of the regulatory liability for the excess electric distribution depreciation reserve at PSE&G, which amounted to approximately $125 million as of December 31, 2000. Also contributing to the decrease was lower depreciation resulting from the lower net book value balances of Power's generation assets. The generation asset balances were reduced as of April 1, 1999 as a result of the impairment recorded pursuant to SFAS 121.

     Taxes Other Than Income Taxes

     Taxes Other Than Income Taxes, which include TEFA, decreased $20 million or 13% in 2000 as compared to 1999 due to New Jersey Energy tax reform and the five-year commencing in January 1999. Effective January 1, 2000, revised rates became effective which reflected two years phase out of the TEFA discussed previously.

Interest Expense

     Interest expense increased $82 million or 17% in 2000 as compared to 1999. The increase was primarily due to interest expense associated with recourse financing activities at Energy Holdings which increased $51 million from additional borrowings incurred as a result of equity investments in distribution and generation facilities and the repayment of non-recourse debt. Also contributing to the increase was the interest related to higher levels of short-term debt.
                                        11

Income Taxes

     Income Taxes decreased $73 million or 13% in 2000 as compared to 1999. The decrease is primarily due to a decrease in the foreign tax liability from foreign investments at Global recorded under the equity method. Under such accounting method, Global reflects in revenues its pro rata share of investments net income. Under this accounting method, the foreign income taxes are a component of equity in earnings, thereby distorting the effective tax rate downward. During 1999, there was an increase in state income taxes at Resources totaling $11 million due to the early termination of a leveraged lease. The decrease was also due to lower effective tax rates relating to the amortization of the excess depreciation reserve for electric distribution.

Losses From Discontinued Operations

     See the discussion of Losses from Discontinued Operations above for the comparison of results for the year ended December 31, 2000 compared to the year ended December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     The following discussion of our liquidity and capital resources is on a consolidated basis, noting the uses and contributions of our three direct operating subsidiaries in 2001, PSE&G, Power and Energy Holdings.

     Our capital requirements and those of our subsidiaries are met and liquidity provided by internally generated cash flow and external financings. PSEG, Power and Energy Holdings from time to time make equity contributions to their respective direct and indirect subsidiaries to provide for part of their capital and cash requirements, generally relating to long-term investments. At times, we utilize inter-company dividends and inter-company loans to satisfy various subsidiary needs and efficiently manage our and our subsidiaries' short-term cash needs. Any excess funds are invested in accordance with guidelines adopted by our Board of Directors.

     External funding to meet our needs and the needs of PSE&G, the majority of the requirements of Power and a substantial portion of the requirements of Energy Holdings, is comprised of corporate finance transactions. The debt incurred is the direct obligation of those respective entities. Some of the proceeds of these debt transactions are used by the respective obligor to make equity investments in its subsidiaries.

     All of our publicly traded debt, as well as that of PSE&G, Power and Energy Holdings, have received investment grade ratings from each of the three major credit rating agencies. The changes in the energy industry and the recent bankruptcy of Enron Corp. are attracting increased attention from the rating agencies which regularly assess business and financial matters. Given the changes in the industry, attention to and scrutiny of our, PSE&G's, Power's and Energy Holdings' performance, capital structure and competitive strategies by rating agencies will likely continue. These changes could affect the bond ratings, cost of capital and market prices of our respective securities. We will continue to evaluate our capital structure, financing requirements, competitive strategies and future capital expenditures to maintain our current credit ratings.

     The current ratings of securities of PSEG and its subsidiaries are shown below and reflect the respective views of the rating agencies, from whom an explanation of the significance of their ratings may be obtained. There is no assurance that these ratings will continue for any given period of time or that they will not be revised or withdrawn entirely by the rating agencies, if, in their respective judgments, circumstances so warrant. Any downward revision or withdrawal may adversely effect the market price of PSEG's, Energy Holdings' Powers and PSE&G's securities and serve to increase those companies' cost of capital.

                                         Moody's            Standard & Poor's           Fitch
                                   ------------------------------------------------------------------
                 PSEG
     -----------------------------
     Extendible Notes                      Baa2                    BBB                   BBB+
     Preferred Securities                  Baa3                    BB+                   BBB
     Commercial Paper                       P2                     A2                 Not Rated

                PSE&G
     -----------------------------
     Mortgage Bonds                         A3                     A-                     A
     Preferred Securities                  Baa1                    BBB                    A-
     Commercial Paper                       P2                     A2                     F1

                Power
     -----------------------------
     Senior Notes                          Baa1                    BBB                   BBB+

           Energy Holdings
     -----------------------------
     Senior Notes                          Baa3                   BBB-                   BBB-

             PSEG Capital
     -----------------------------
     Medium Term Notes                     Baa2                    BBB                Not Rated


     Depending on the particular company, external financing may consist of public and private capital market debt and equity transactions, bank revolving credit and term loan facilities, commercial paper and/or project financings. Some of these transactions involve special purpose entities. These are corporations, limited liability companies or partnerships formed in accordance with applicable tax, accounting and legal requirements in order to achieve specified beneficial financial advantages, such as favorable tax, legal liability or accounting treatment.

     The availability and cost of external capital could be affected by each subsidiary's performance as well as by the performance of their respective subsidiaries and affiliates. This could include the degree of structural or regulatory separation between us and our subsidiaries and between PSE&G and its non-utility affiliates and the potential impact of affiliate ratings on consolidated and unconsolidated credit quality. Additionally, compliance with applicable financial covenants will depend upon future financial position and levels of earnings and net cash flows, as to which no assurances can be given.

     Financing for Global's projects and investments is generally provided by non-recourse project financing transactions. These consist of loans from banks and other lenders that are typically secured by project and special purpose subsidiary assets and/or cash flows. Two of Power's projects currently under construction have similar financing. Non-recourse transactions generally impose no obligation on the parent-level investor to repay any debt incurred by the project borrower. However, in some cases, certain obligations relating to the investment being financed, including additional equity commitments, are guaranteed by Global, Energy Holdings, and/or Power. Further, the consequences of permitting a project-level default include loss of any invested equity by the parent.

     Our debt indentures and credit agreements and those of our subsidiaries contain cross-default provisions under which a default by us or by specified subsidiaries involving specified levels of indebtedness in other agreements would result in a default and the potential acceleration of payment under such indentures and credit agreements. For example, a default for a specified amount with respect to any indebtedness of Global and Power, as set forth in various credit agreements, including obligations in non-recourse transactions, could cause a cross-default in one of our or our subsidiaries' credit agreements.

     Such lenders, or the debt holders under any of our or our subsidiaries' indentures, could determine that debt payment obligations may be accelerated as a result of a cross-default. These occurrences could severely limit our liquidity and restrict our ability to meet our debt, capital and, in extreme cases, operational cash requirements. Any inability to satisfy required covenants and/or borrowing conditions would have a similar impact. This would have a material adverse effect on our financial condition, results of operations and net cash flows, and those of our subsidiaries.

     In addition, our credit agreements and those of our subsidiaries generally contain provisions under which the lenders could refuse to advance loans in the event of a material adverse change in the borrower's, and as may be relevant, our, Energy Holdings', Power's or PSE&G's business or financial condition. In the event that we or the lenders in any of our or our subsidiaries' credit agreements determine that a material adverse change has occurred, loan funds may not be advanced.

     Some of these credit agreements also contain maximum debt to equity ratios, minimum cash flow tests and other restrictive covenants and conditions to borrowing. Compliance with applicable financial covenants will depend upon our future financial position and the level of earnings and cash flow, as to which no assurances can be given. As part of our financial planning forecast, we perform stress tests on our financial covenants. These tests include a consideration of the impacts of potential asset impairments, foreign currency fluctuations, and other items. Our current analyses and projections indicate that, even in a worst-case scenario with respect to our investments in Argentina and considering other potential events, we will still be able to meet our financial covenants.

     Our debt indentures and credit agreements and those of our subsidiaries do not contain any "ratings triggers" that would cause an acceleration of the required interest and principal payments in the event of a ratings downgrade. However, in the event of a downgrade we and/or our subsidiaries may be subject to increased interest costs on certain bank debt. Also, in connection with its energy trading business, Power must meet certain credit quality standards as are required by counterparties. If Power loses its investment grade credit rating, ER&T would have to provide credit support (letters of credit or cash), which would significantly impact the energy trading business. These same contracts provide reciprocal benefits to Power. Global and Energy Holdings may have to provide collateral for certain of their equity commitments if Energy Holdings' ratings should fall below investment grade. This would increase our costs of doing business and limit our ability to successfully conduct our energy trading operations. In addition, our counterparties may require us to meet margin or other security requirements which may include cash payments.

     Capital resources and investment requirements could be affected by the outcome of proceedings by the BPU pursuant to the Energy Competition Act and the requirements of the 1992 Focused Audit conducted by the BPU, of the impact of our non-utility businesses, owned by Energy Holdings, on PSE&G. As a result of the Focused Audit, the BPU ordered that, among other things:

     (1) We will not permit Energy Holdings' investments to exceed 20% of our consolidated assets without prior notice to the BPU;

     (2) PSE&G's Board of Directors would provide an annual certification that the business and financing plans of Energy Holdings will not adversely affect PSE&G

     (3) We will (a) limit debt supported by the minimum net worth maintenance agreement between us and PSEG Capital to $650 million and (b) make a good-faith effort to eliminate such support over a six to ten year period from May 1993; and

     (4) Energy Holdings will pay PSE&G an affiliation fee of up to $2 million a year which is to be used to reduce customer rates.

     In the Final Order the BPU noted that, due to significant changes in the industry and, in particular, our corporate structure as a result of the Final Order, modifications to or relief from the Focused Audit order might be warranted. PSE&G has notified the BPU that PSEG will eliminate PSEG Capital debt by the end of 2003 and that it believes that the Final Order otherwise supercedes the requirements of the Focused Audit. While we believe that this issue will be satisfactorily resolved, no assurances can be given.

     In addition, if we were no longer to be exempt under the Public Utility Holding Company Act of 1935 (PUHCA), we and our subsidiaries would be subject to additional regulation by the SEC with respect to financing and investing activities, including the amount and type of non-utility investments. We believe that this would not have a material adverse effect on our financial condition, results of operations and net cash flows.

     Over the next several years, we and our subsidiaries will be required to refinance maturing debt, incur additional debt and provide equity to fund investment activity. Any inability to obtain required additional external capital or to extend or replace maturing debt and/or existing agreements at current levels and reasonable interest rates may affect our financial condition, results of operations and net cash flows.

     We and our subsidiaries have the following credit facilities for various funding purposes and to provide liquidity for our $850 million commercial program and PSE&G's $900 million commercial paper program. These agreements are with a group of banks and provide for borrowings with maturities of up to one year. The following table summarizes our various facilities as of December 31, 2001.

                                                                                                       Commercial
                                               Maturity       Total       Primary        Amount         Paper (Cp)
Company                                          Date       Facility      Purpose      Outstanding     Outstanding
-------------------------------------------    --------     --------      -------      -----------     -----------
                                                                              (MILLIONS OF DOLLARS)
PSEG
-------------------------------------------
364-day Credit Facility                        March 2002       $570     CP Support          $ --            $475
5-year Credit Facility                         March 2002        280     CP Support            --             N/A
5-year Credit Facility                       December 2002       150       Funding            125             N/A
Bilateral Credit Agreement                        N/A       No Limit       Funding            153             N/A


PSE&G
-------------------------------------------
364-day Credit Facility                         June 2002        390     CP Support            --              --
5-year Credit Facility                          June 2002        450     CP Support            --              --
Bilateral Credit Agreement                      June 2002         60     CP Support            --              --
Bilateral Credit Agreement                        N/A       No Limit       Funding             --             N/A

Energy Holdings
-------------------------------------------
364-day Credit Facility                          May 2002        200       Funding             --             N/A
5-year Credit Facility                           May 2004        495       Funding            250             N/A
Bilateral Credit Agreement                         N/A           100       Funding             50             N/A
                                                                                             ----            ----
         Total                                     N/A                                       $578            $475
                                                                                             ====            ====

     PSEG

     As of December 31, 2001, we had repurchased approximately 26.5 million shares of Common Stock, at a cost of approximately $997 million since 1998. The repurchased shares have primarily been held as treasury stock with the balance used for general corporate purposes.

     Dividend payments on Common Stock were $2.16 per share and totaled approximately $449 million and $464 million for the years ended December 31, 2001 and 2000, respectively. Our dividend rate has remained constant since 1992 in order to retain additional capital for reinvestment and to reduce the payout ratio as earnings grow. Although we presently believe we will have adequate earnings and cash flow in the future from our subsidiaries to maintain common stock dividends at the current level, earnings and cash flows required to support the dividend will become more volatile as our business continues to change from one that is principally regulated to one that is principally competitive. Future dividends declared will necessarily be dependent upon our future earnings, cash flows, financial requirements, alternate investment opportunities and other factors.

     We have issued Deferrable Interest Subordinated Debentures in connection with the issuance of tax deductible preferred securities. If payments on these Deferrable Interest Subordinated Debentures are deferred, in accordance with their terms, PSEG may not pay any dividends on its common stock until such default is cured. Currently, there has been no deferral or default.

     Financial covenants contained in our facilities include the ratio of debt (excluding non-recourse project financings and securitization debt and including commercial paper and loans) to total capitalization. At the end of any quarterly financial period such ratio shall not be more than .70 to 1. As of December 31, 2001, the ratio of debt to capitalization was .64 to 1.

     In June 2001, $300 million of Extendible Notes, Series C matured.

     In 2001, we invested $400 million in Energy Holdings and expect to make approximately the same contribution in 2002.

     PSE&G

     Under its Mortgage, PSE&G may issue new First and Refunding Mortgage Bonds against previous additions and improvements and/or retired Mortgage Bonds provided that its ratio of earnings to fixed charges calculated in accordance with its Mortgage is at least 2:1. At December 31, 2001, PSE&G's Mortgage coverage ratio was 3:1. As of December 31, 2001, the Mortgage would permit up to approximately $1 billion aggregate principal amount of new Mortgage Bonds to be issued against previous additions and improvements. PSE&G will need to obtain BPU authorization to issue any incremental debt financing necessary for its capital program, including refunding of maturing debt and opportunistic refinancing. In January 2002, PSE&G filed a petition with the BPU for authorization to issue $1 billion of long-term debt through December 31, 2003.

     On December 27, 2001, PSE&G filed a shelf registration statement on Form S-3 for the issuance of $1 billion of debt and tax deferred preferred securities, which was declared effective by the SEC in February 2002.

     On January 31, 2001, $2.525 billion of transition bonds were issued by PSE&G Transition Funding LLC, a bankruptcy-remote, wholly-owned subsidiary of PSE&G, in eight classes with maturities ranging from 1 year to 15 years. PSE&G also received payment from Power on its $2.786 billion promissory note used to finance the transfer of its generation business to Power. The proceeds from these transactions were used to pay for certain debt issuance and related costs for securitization, retire a portion of PSE&G's outstanding short-term debt, reduce PSE&G's common equity, loan funds to us and make various short-term investments.

     In March 2001, PSE&G redeemed all of its $150 million of 9.375% Series A cumulative monthly income preferred securities, all of its $75 million of 5.97% preferred stock, $15 million of its 6.75% preferred stock and $52 million of its floating rate notes due December 7, 2002. In June 2001, PSE&G redeemed the remaining $248 million outstanding of floating rate notes due December 7, 2002.

     In June 2001, PSE&G redeemed all of its $208 million of 8.625% Series A cumulative quarterly income preferred securities.

     In November 2001, $100 million of PSE&G Mortgage Bonds, Series FF matured. Also in November 2001, PSE&G redeemed $105 million of its variable rate Pollution Control Notes. In December 2001, PSE&G redeemed an additional $19 million of its variable rate Pollution Control Notes.

     Since 1986, PSE&G has made regular cash payments to us in the form of dividends on outstanding shares of PSE&G's common stock. PSE&G paid common stock dividends of $112 million and $638 million to us for the years ended December 31, 2001 and 2000, respectively.

     PSE&G has issued Deferrable Interest Subordinated Debentures in connection with the issuance of tax deductible preferred securities. If payments on those Deferrable Interest Subordinated Debentures are deferred, in accordance with their terms, PSE&G may not pay any dividends on its common or preferred stock until such default is cured. Currently, there has been no deferral or default.

     Power

     Power's short-term financing needs will be met using our commercial paper program or lines of credit discussed above. As of December 31, 2001, letters of credit were issued in the amount of approximately $100 million.

     In April 2001, Power issued $500 million of 6.875% Senior Notes due 2006, $800 million of 7.75% Senior Notes due 2011 and $500 million 8.625% Senior Notes due 2031. The net proceeds from the sale of the senior notes were used primarily for the repayment of loans from us.

     In August 2001, subsidiaries of Power closed on $800 million of non-recourse project bank financing for projects in Waterford, Ohio and Lawrenceburg, Indiana. The total combined project cost for Waterford and Lawrenceburg is estimated at $1.2 billion. Power's required estimated equity investment in these projects is approximately $400 million. In connection with these projects, ER&T has entered into a five-year tolling agreement pursuant to which it is obligated to purchase the output of these facilities at stated prices. As a result, ER&T will bear the price risk related to the output of these generation facilities, which are scheduled to be completed in 2003.

     In the fourth quarter of 2001, Power issued $124 million in Pollution Control Notes.

     Energy Holdings

     As of December 31, 2001, Energy Holdings had two separate senior revolving credit facilities with a syndicate of banks as discussed in the table above. The five-year facility permits up to $250 million of letters of credit to be issued of which $57 million are outstanding as of December 31, 2001.

     Financial covenants contained in these facilities include the ratio of cash flow available for debt service (CFADS) to fixed charges. At the end of any quarterly financial period such ratio shall not be less than 1.50x for the 12-month period then ending. As a condition of borrowing, the pro-forma CFADS to fixed charges ratio shall not be less than 1.75x as of the quarterly financial period ending immediately following the first anniversary of each borrowing or letter of credit issuance. CFADS includes, but is not limited to, operating cash before interest and taxes, pre-tax cash distributions from all asset liquidations and equity capital contributions from us to the extent not used to fund investing activity. In addition, the ratio of consolidated recourse indebtedness to recourse capitalization, as at the end of any quarterly financial period, shall not be greater than 0.60 to 1.00. This ratio is calculated by dividing the total recourse indebtedness of Energy Holdings by the total recourse capitalization. This ratio excludes the debt of PSEG Capital, which is supported by us. As of December 31, 2001, the latest 12 months CFADS coverage ratio was 4.4 and the ratio of recourse indebtedness to recourse capitalization was .45 to 1.

     PSEG Capital has a $750 million MTN program which provides for the private placement of MTNs. This MTN program is supported by a minimum net worth maintenance agreement between PSEG Capital and us which provides, among other things, that we (1) maintain its ownership, directly or indirectly, of all outstanding common stock of PSEG Capital, (2) cause PSEG Capital to have at all times a positive tangible net worth of at least $100,000 and (3) make sufficient contributions of liquid assets to PSEG Capital in order to permit it to pay its debt obligations. We believe that we are capable of eliminating our support of PSEG Capital debt within the time period set forth in the Focused Audit. In October 2001, $135 million of 6.74% MTNS matured and were refinanced with funds from the issuance of short-term debt at Energy Holdings. At December 31, 2001 and December 31, 2000, total debt outstanding under the MTN program was $480 million and $650 million, respectively maturing from 2002 to 2003.

     In February 2001, Energy Holdings sold $400 million of 8.625% Senior Notes due 2008 and in July 2001, sold $550 million of 8.50% Senior Notes due 2011. The net proceeds were used to repay short-term debt outstanding from intercompany loans and borrowings under Energy Holdings' revolving credit facilities and for general corporate purposes.

     In March 2001, $160 million of non-recourse bank debt originally incurred to fund a portion of the purchase price of Global's interest in Chilquinta Energia, S.A. was refinanced. The private placement offering by Chilquinta Energia Finance Co. LLC, a Global affiliate, of senior notes was structured in two tranches: $60 million due 2008 at an interest rate of 6.47% and $100 million due 2011 at an interest rate of 6.62%. An extraordinary loss of $2 million (after-tax) was recorded in connection with the refinancing of the $160 million non-recourse bank debt.

     In October 2001, PSEG Chile Holdings, a wholly-owned subsidiary of Global and a United States functional currency entity closed on $150 million of project financing related to its investment in SAESA, a Chilean Peso functional currency entity. The debt is variable and is based on LIBOR. In connection with this project financing, PSEG Chile Holdings entered into two foreign currency forward exchange contracts with a total notional amount of $150 million. The two contracts were entered into to hedge the Peso/United States Dollar exposure on the net investment.

CAPITAL REQUIREMENTS

     For the year ended December 31, 2001, we made net plant additions of $2.053 billion, excluding Allowance for Funds Used During Construction (AFDC) and capitalized interest. The majority of these additions, $1.5 billion, primarily related to Power for developing the Lawrenceburg, Indiana and the Waterford, Ohio sites and adding capacity to the Bergen, Linden, Burlington and Kearny stations in New Jersey. In addition, PSE&G had net plant additions of $398 million related to improvements in its transmission and distribution system, gas system and common facilities.

     Also in 2001, Energy Holdings' subsidiaries made investments totaling approximately $1.7 billion. These investments included leveraged lease investments totaling $460 million by Resources and new acquisitions by Global and additional investments in existing domestic and international facilities.

     Forecasted Expenditures

     Our subsidiaries have substantial commitments as part of their growth strategies and ongoing construction programs. We expect that the majority of each subsidiaries' capital requirements over the next five years will come from internally generated funds, with the balance to be provided by the issuance of debt at the subsidiary or project level and equity contributions from us.

     Projected construction and investment expenditures for our subsidiaries for the next five years are as follows:

                                      2002            2003             2004             2005            2006
                                                              (Millions of Dollars)
Power........................             $ 960           $ 700            $ 340            $ 250           $ 230
Energy Holdings..............               450             600              600              600             600
PSE&G........................               485             440              440              450             465
                                 ----------------------------------------------------------------------------------
    Total...................            $ 1,895         $ 1,740          $ 1,380          $ 1,300         $ 1,295
                                 ==================================================================================

     For a discussion of new generation and development and other commitments to purchase equipment and services, all of which are included in our forecasts above, see Note 10. Commitments and Contingent Liabilities

     Power's capital needs will be dictated by its strategy to continue to develop as a profitable, growth-oriented supplier in the wholesale power market. Power will size its fleet of generation assets to take advantage of market opportunities, while seeking to increase its value and manage commodity price risk through its wholesale energy trading activity. A significant portion of Power's projected investment expenditures in the latter part of this forecast are not yet committed to specific projects.

     Energy Holdings plans to continue the growth of Global and Resources. The majority of Energy Holdings' projected investment expenditures are not yet committed to specific projects. Investment activity is subject to periodic review and revision and may vary significantly depending upon the opportunities presented.

     PSE&G's construction expenditures are primarily to maintain the safety and reliability of its electric and gas transmission and distribution facilities.

     Factors affecting our subsidiaries' actual expenditures and investments, including ongoing construction programs, include: availability of capital, suitable investment opportunities, prices of energy and supply in markets in which we participate, economic and political trends, revised load forecasts, business strategies, site changes, cost escalations under construction contracts, requirements of regulatory authorities and laws, and the timing of and amount of electric and gas transmission and/or distribution rate changes.

     Disclosures about Contractual Obligations and Commercial Obligations and Certain Investments

      The following tables, reflect our and our subsidiaries' contractual cash obligations and other commercial commitments in the respective periods in which they are due.

                                                            Less
                                        Total Amounts       Than
Contractual Cash Obligations              Committed        1 year        2 - 3 years    4 - 5 years    Over 5 years
                                                                    (Millions of Dollars)
                                        ------------------------------------------------------------------------------
Long - Term Debt                               $11,377          $1,066          $1,327         $1,586          $7,398
Capital Lease Obligations                          102               8              16             16              62
Operating Leases                                    64              14              20             11              19
                                        ------------------------------------------------------------------------------
Total Contractual Cash Obligations             $11,543          $1,088          $1,363         $1,613          $7,479
                                        ==============================================================================

     We, Power, and Energy Holdings have guaranteed certain obligations of affiliates, including the successful completion, performance or other obligations and have contract equity contribution obligations related to certain projects in an aggregate amount of approximately $730 million, as of December 31, 2001. A substantial portion of such guarantees is eliminated upon successful completion, performance and/or refinancing of construction debt with non-recourse project term debt.


     In the normal course of business, Energy Technologies secures construction obligations with performance bonds issued by insurance companies. In the event that Energy Technologies' tangible equity falls below $100 million, Energy Holdings would be required to provide additional support for the performance bonds. As of December 31, 2001, Energy Technologies had tangible equity of $114 million and performance bonds outstanding of $124 million. The performance bonds are not included in the table below.


                                            Total          Less
                                           Amounts         Than
Other Commercial Commitments              Committed       1 year        2 - 3 years     4 - 5 years    Over 5 years
                                          ---------       ------        -----------     -----------    ------------
                                                                    (Millions of Dollars)
                                        ------------------------------------------------------------------------------
Standby Letters of Credit                        $159            $144              $5              $4            $  6
Guarantees and Equity Commitments                 571             428             101               -              42
                                        ------------------------------------------------------------------------------
Total Commercial Commitments                     $730            $572            $106              $4            $ 48
                                        ==============================================================================

     Off Balance Sheet Arrangements

     Global has certain investments that are accounted for under the equity method in accordance with generally accepted accounting principles (GAAP). Accordingly, an amount is recorded on our balance sheet which is primarily Energy Holdings' equity investment and is increased for Energy Holdings' pro-rata share of earnings less any dividend distribution from such investments. The companies in which we invest that are accounted for under the equity method have an aggregate $1.88 billion of debt on their combined, consolidated financial statements. Our pro-rata share of such debt is $737 million and is non-recourse to us, Energy Holdings and Global. We are generally not required to support the debt service obligations of these companies. However, default with respect to this non-recourse debt could result in a loss of invested equity.

     Resources has investments in leveraged leases that are accounted for in accordance with SFAS 13 "Accounting for Leases." Leveraged lease investments generally involve three parties: an owner/lessor, a creditor, and a lessee. In a typical leveraged lease financing, the lessor purchases an asset to be leased. The purchase price is typically financed 80% with debt provided by the creditor and the balance comes from equity funds provided by Resources. The creditor provides long term financing to the transaction, and is secured by the property subject to lease. Such long term financing is non-recourse to Resources. As such, in the event of default the creditor may only look to the leased asset as security for his loan. As a lessor, Resources has ownership rights to the property and rents the property to the lessee for use in its business operation. As of December 31, 2001 Resources' equity investment in leased assets was approximately $1.6 billion, net of deferred taxes of approximately $1.2 billion. For additional information, see Note 6. Long-Term Investments.

     In the event that collectibility of the minimum lease payments to be received by the lessor is no longer reasonably predictable, the accounting treatment for some of the leases may change. In such cases, Resources may deem that a lessee has a high probability of defaulting on the lease obligation. In many instances, Resources has protected its equity investment in such transactions by providing for the direct right to assume the debt obligation. Debt assumption would be at Resources' sole discretion, and normally only would occur if an appraisal of the leased property yielded a value that exceeds the present value of the debt outstanding. Should Resources ever directly assume a debt obligation, the fair value of the underlying asset and the associated debt would be recorded on the balance sheet instead of the net equity investment in the lease. In the events described above, the lease essentially changes from being classified as a capital lease to a conventional operating lease.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     The market risk inherent in our market risk sensitive instruments and positions is the potential loss arising from adverse changes in foreign currency exchange rates, commodity prices, equity security prices, and interest rates as discussed in the notes to the financial statements. Our policy is to use derivatives to manage risk consistent with our business plans and prudent practices. We have a Risk Management Committee comprised of executive officers which utilizes an independent risk oversight function to ensure compliance with corporate policies and prudent risk management practices.

     Counterparties expose us to credit losses in the event of non-performance or non-payment. We have a credit management process which is used to assess, monitor and mitigate counterparty exposure for us and our subsidiaries. In the event of non-performance or non-payment by a major counterparty, there may be a material adverse impact on our and our subsidiaries' financial condition, results of operations or net cash flows.

     Foreign Currencies

     The objective of our foreign currency risk management policy is to preserve the economic value of cash flows in non-functional currencies. Toward this end, Energy Holdings' policy is to hedge all significant firmly committed cash flows identified as creating foreign currency exposure. In addition, we typically hedge a portion of exposure resulting from identified anticipated cash flows, providing the flexibility to deal with the variability of longer-term forecasts as well as changing market conditions, in which the cost of hedging may be excessive relative to the level of risk involved.

     As of December 31, 2001, Global and Resources had assets located or held in international locations of approximately $3.4 billion and $1.3 billion, respectively.

     Resources' international investments are primarily leveraged leases of assets located in Australia, Austria, Belgium, China, Germany, the Netherlands, the United Kingdom, and New Zealand with associated revenues denominated in United States Dollars ($US) and therefore, not subject to foreign currency risk.

     Global's international investments are primarily in companies that generate or distribute electricity in Argentina, Brazil, Chile, China, India, Italy, Oman, Peru, Poland, Taiwan, Tunisia and Venezuela. Investing in foreign countries involves certain additional risks. Economic conditions that result in higher comparative rates of inflation in foreign countries are likely to result in declining values in such countries' currencies. As currencies fluctuate against the $US, there is a corresponding change in Global's investment value in terms of the $US. Such change is reflected as an increase or decrease in the investment value and Other Comprehensive Income (Loss), a separate component of Stockholder's Equity. As of December 31, 2001, net foreign currency devaluations have reduced the reported amount of Energy Holdings' total Stockholder's Equity by $258 million (after-tax), of which $79 million (after-tax) was caused by the devaluation of the Chilean Peso and $169 million (after-tax) was caused by the devaluation of the Brazilian Real.

     Global holds a 60% ownership interest in a Tunisian generation facility under construction. The Power Purchase Agreement, signed in 1999, contains an embedded derivative that indexes the fixed Tunisian dinar payments to United States Dollar exchange rates. The embedded derivative is being marked to market through the income statement. As of January 1, 2001, a $9 million gain was recorded in the cumulative effect of accounting change for

SFAS No. 133. During 2001, an additional gain of $1.4 million was recorded to the income statement as a result of favorable movements in the United States Dollar to Tunisian dinar exchange rate.

     Global holds approximately a 32% ownership interest in RGE whose debt is denominated in United States Dollars. In December 2001, the distribution company entered into a series of three forward exchange contracts to purchase United States Dollars for Brazilian Reals in order to hedge the risk of fluctuations in the exchange rate between the two currencies associated with the upcoming principal payments on the debt. These contracts expire in May, June and July 2002. As of December 31, 2001, Global's share of the fair value and aggregate notional value of the contracts was approximately $13 million. These contracts were established as hedges for accounting purposes resulting in an after tax charge to Other Comprehensive Income (OCI) of approximately $1.2 million. In addition, in order to hedge the foreign currency exposure associated with the outstanding portion of the debt, Global entered into a forward exchange contract in December 2001 to purchase United States Dollars for Brazilian Reals in approximately their share of the total debt outstanding ($61 million). The contract expired prior to December 31, 2001 and was not designated as a hedge for accounting purposes. As a result of unfavorable movements in the United States Dollars to Brazilian Real exchange rates, a loss of $4 million, after-tax was recorded related to this derivative upon maturity of the contract. This amount was recorded in Other Income.

     Through its 50% joint venture, Meiya Power Company, Global holds a 17.5% ownership interest in a Taiwanese generation project under construction where the construction contractor's fees, payable in installments through July 2003, are payable in Euros. To manage the risk of foreign exchange rate fluctuations associated with these payments, the project entered into a series of forward exchange contracts to purchase Euros in exchange for Taiwanese dollars. As of December 31, 2001, Global's share of the fair value and aggregate notional value of these forward exchange contracts was approximately $1 million and $16 million, respectively. These forward exchange contracts were not designated as hedges for accounting purposes, resulting in an after-tax gain of approximately $0.5 million. In addition, after-tax gains of $1 million were recorded during 2001 on similar forward exchange contracts expiring during the year.

     During 2001, Global purchased approximately 100% of a Chilean distribution company. In order to hedge final Chilean peso denominated payments required to be made on the acquisition, Global entered into a forward exchange contract to purchase Chilean Pesos for United States Dollars. This transaction did not qualify for hedge accounting, and, as such, upon settlement of the transaction, Global recognized an after-tax loss of $0.5 million. Furthermore, as a requirement to obtain certain debt financing necessary to fund the acquisition, and in order to hedge against fluctuations in the United States Dollars to Chilean Peso foreign exchange rates, Global entered into a forward contract with a notional value of $150 million to exchange Chilean Pesos for United States Dollars. This transaction expires in October 2002 and is considered a hedge for accounting purposes. As of December 31, 2001, the derivative asset value of $4 million has been recorded to OCI, net of taxes ($1.4 million). In addition, Global holds a 50% interest in another Chilean distribution company, which was anticipating paying its U.S. investors a return of capital. In order to hedge the risk of fluctuations in the Chilean peso to U.S. dollar exchange rate, the distribution company entered into a forward exchange contract to purchase United States Dollars for Chilean Pesos. Global's after-tax share of the loss on settlement of this transaction (recorded by the distribution company) was $0.3 million.

     In January 2002, RGE entered into a series of nine cross currency interest rate swaps for the purpose of hedging its exposure to fluctuations in the Brazilian Real to United States Dollars exchange rates with respect to its United States Dollars denominated debt principal payments due in 2003 through 2006. The instruments convert the variable LIBOR based interest payments on the loan balance to variable CDI based interest payments. CDI is the Brazilian interbank interest rate. As a result, the distribution company has hedged its foreign currency exposure but is still at risk for variability in the Brazilian CDI interest rate during the terms of the instruments. Global's share of the notional value of the instruments is approximately $15 million for the instruments maturing in May, June and July of 2003 through 2005 and approximately $19 million for the instruments maturing in May, June and July 2006. Also in January 2002, the distribution company entered into two similar cross currency interest rate swaps to hedge the United States Dollar denominated interest payments due on the debt in February 2002 and May 2002. Global's share of the notional value of these two instruments is approximately $3 million each.

     Commodity Contracts

     During 2001, Power entered into electric physical forward contracts and gas futures and swaps with a maximum term of approximately one year, to hedge our forecasted BGS requirements and gas purchases requirements for generation. These transactions qualified for hedge accounting treatment under SFAS 133 and were settled prior to the end of 2001. The majority of the marked-to-market valuations were reclassified from OCI to earnings during the quarter ended September 30, 2001. As of December 31, 2001, we did not have any outstanding derivatives accounted for under this methodology. However, there was substantial activity during the year ended December 31, 2001. In 2001, the values of these forward contracts, gas futures and swaps as of June 30 and September 30 were $(34.2) million and $(0.4) million.

     Also as of December 31, 2001, PSE&G had entered into 330 MMBTU of gas futures, options and swaps to hedge forecasted requirements. As of December 31, 2001, the fair value of those instruments was $(137) million with a maximum term of approximately one year. PSE&G utilizes derivatives to hedge its gas purchasing activities which, when realized, are recoverable through its Levelized Gas Adjustment Clause (LGAC). Accordingly, these commodity contracts are recognized at fair value as derivative assets or liabilities on the balance sheet and the offset to the change in fair value of these derivatives is recorded as a regulatory asset or liability.

     The availability and price of energy commodities are subject to fluctuations from factors such as weather, environmental policies, changes in supply and demand, state and federal regulatory policies and other events. To reduce price risk caused by market fluctuations, we enter into derivative contracts, including forwards, futures, swaps and options with approved counterparties, to hedge our anticipated demand. These contracts, in conjunction with owned electric generation capacity, are designed to cover estimated electric customer commitments.

     We use a value-at-risk (VAR) model to assess the market risk of our commodity business. This model includes fixed price sales commitments, owned generation, native load requirements, physical contracts and financial derivative instruments. VAR represents the potential gains or losses for instruments or portfolios due to changes in market factors, for a specified time period and confidence level. PSEG estimates VAR across its commodity business using a model with historical volatilities and correlations.

     The Risk Management Committee (RMC) established a VAR threshold of $25 million. If this threshold was reached, the RMC would be notified and the portfolio would be closely monitored to reduce risk and potential adverse movements. In anticipation of the completion of the current BGS contract with PSE&G on July 31, 2002, and the BGS auction, the VAR threshold was increased to $75 million.

      The measured VAR using a variance/co-variance model with a 95% confidence level and assuming a one-week time horizon as of December 31, 2001 was approximately $18 million, compared to the December 31, 2000 level of $19 million. This estimate was driven by our assumption that Power would enter into contracts for approximately 50% of its generating capacity during the BGS auction. Since Power obtained contracts in excess of this amount, the VAR at December 31, 2001 would have been even lower. This estimate, however, is not necessarily indicative of actual results, which may differ due to the fact that actual market rate fluctuations may differ from forecasted fluctuations and due to the fact that the portfolio of hedging instruments may change over the holding period and due to certain assumptions embedded in the calculation.

     Interest Rates

     PSEG, PSE&G, Power and Energy Holdings are subject to the risk of fluctuating interest rates in the normal course of business. Their policy is to manage interest rate risk through the use of fixed rate debt, floating rate debt, interest rate swaps and interest rate lock agreements. As of December 31, 2001, a hypothetical 10% change in market interest rates would result in a $3 million, $4 million, and $2 million, change in annual interest costs related to short-term and floating rate debt at PSEG, PSE&G, and Energy Holdings, respectively. The following table shows details of the interest rate swaps at PSEG, PSE&G, Power and Energy Holdings and their associated values that are still open at December 31, 2001:


                                                    Total                                Fair         Other
                                        Project    Notional     Pay       Receive       Market    Comprehensive
Underlying Securities                   Percent     Amount      Rate       Rate          Value        Income
-------------------------------------------------------------------------------------------------------------------
                                         (millions of dollars, where applicable)
PSEG:
  Enterprise Capital Trust II             100%      $150.0    5.975%   3-month LIBOR       $(5.1)         $(3.0)
   Securities

PSE&G:
  Transition Funding Bonds                100%      $497.0    6.287%   3-month LIBOR      $(18.5)           $ -

Power:
  Construction Loan - Waterford           100%      $177.5     4.23%   3-month LIBOR        $2.3           $1.3

Energy Holdings:
  Construction Loan - Tunisia (US$)        60%       $60.0      6.9%   3-month LIBOR       $(4.4)         $(1.7)
  Construction Loan - Tunisia (EURO)       60%       $67.2      5.2%   3-month EURIBOR*    $(1.5)         $(0.6)
  Construction Loan - Poland (US$)         55%       $85.0      8.4%   3-month LIBOR      $(30.1)         $(8.5)
  Construction Loan - Poland (PLN)         55%       $37.6     13.2%   3-month WIBOR**    $(21.9)         $(9.3)
  Construction Loan - Oman                 81%       $18.2      6.3%   3-month LIBOR       $(3.3)         $(1.7)
  Construction Loan - Kalaeloa             50%       $57.3      6.6%   3-month LIBOR       $(1.8)         $(1.2)
  Construction Loan - Guadalupe            50%      $126.8     6.57%   3-month LIBOR       $(4.1)         $(2.7)
  Construction Loan - Odessa               50%      $138.3     7.39%   3-month LIBOR       $(6.0)         $(3.9)
                                                ----------- ---------- -------------- --------------------------
Total Energy Holdings                               $590.4                                $(73.1)        $(29.6)
                                                ----------- ---------- -------------- --------------------------
Total PSEG                                        $1,414.9                                $(94.4)        $(31.3)
                                                =========== ========== ============== ==========================


     * EURIBOR - EURO Area Inter-Bank Offered Rate
     ** WIBOR - Warsaw Inter-Bank Offered Rate

     We expect to reclass approximately $14.0 million of open interest rate swaps from OCI to earnings during the next twelve months. As of December 31, 2001, there was a $31.3 million balance remaining in the Accumulated Other Comprehensive Loss Account, as indicated in the table above.

     We have also entered into several interest rate swaps that were closed out during 2001 and are being amortized to earnings over the life of the underlying debt. These items, along with their current and anticipated effect on earnings discussed below.

     In February 2001, we entered into various forward-interest rate swaps, with an aggregate notional amount of $400 million, to hedge the interest rate risk related to the anticipated issuance of debt. On April 11, 2001, Power issued $1.8 billion in fixed-rate Senior Notes and closed out the forward starting interest rate swaps. The aggregate loss, net of tax, of $3.2 million was classified as Accumulated Other Comprehensive Loss and is being amortized and charged to interest expense over the life of the debt. During the year ended December 31, 2001, approximately $0.6 million was reclassified from OCI to earnings. Management expects it will amortize approximately $0.8 million from OCI to earnings during the next twelve months.

     In March 2001, $160 million of non-recourse bank debt originally incurred to fund a portion of the purchase price of Global's interest in Chilquinta Energia, S.A. was refinanced. The private placement offering by Chilquinta Energia Finance Co. LLC, a Global affiliate, of senior notes was structured in two tranches: $60 million due 2008 at an interest rate of 6.47% and $100 million due 2011 at an interest rate of 6.62%.

     Equity Securities

     Resources has investments in equity securities and limited partnerships. Resources carries its investments in equity securities at their approximate fair value as of the reporting date. Consequently, the carrying value of these investments is affected by changes in the fair value of the underlying securities. Fair value is determined by adjusting the market value of the securities for liquidity and market volatility factors, where appropriate. The aggregate fair values of such investments, which had quoted market prices at December 31, 2001 and December 31, 2000 were $34 million and $115 million, respectively. The potential change in fair value resulting from a hypothetical 10% change in quoted market prices of these investments amounted to $3 million and $9 million at December 31, 2001 and December 31, 2000, respectively.

     Credit Risk

     Credit risk relates to the risk of loss that we would incur as a result of non-performance by counterparties pursuant to the terms of their contractual obligations. We have established credit policies that we believe significantly minimize credit risk. These policies include an evaluation of potential counterparties' financial condition (including credit rating), collateral requirements under certain circumstances and the use of standardized agreements, which may allow for the netting of positive and negative exposures associated with a single counterparty.

     As a result of the BGS auction, Power has contracted to provide generating capacity to the direct suppliers of New Jersey electric utilities, including PSE&G, commencing August 1, 2002. These bilateral contracts are subject to credit risk. This credit risk relates to the ability of counterparties to meet their payment obligations for the power delivered under each BGS contract. This risk is substantially higher than the risk associated with potential nonpayment by PSE&G under the BGS contract expiring July 31, 2002 since PSE&G is a rate-regulated entity. Any failure to collect these payments under the new BGS contracts could have a material impact on our results of operations, cash flows, and financial position.

     In December 2001, Enron Corp. (Enron) filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Power had entered into a variety of energy trading contracts with Enron and its affiliates in the Pennsylvania-New Jersey-Maryland Power Pool (PJM) area as part of its energy trading activities. We took proper steps to mitigate our exposures to both Enron and other counterparties who could have been affected by Enron. As of December 31, 2001, we owed Enron approximately $23 million, net, and Enron held a letter of credit from Power for approximately $40 million.

     As a result of the California Energy Crisis, Pacific Gas & Electric Company (PG&E) filed for protection under Chapter 11 of the US Bankruptcy Code on April 16, 2001. GWF, Hanford and Tracy had combined pre-petition receivables due from PG&E, for all plants amounting to approximately $62 million. Of this amount, approximately $25 million had been reserved as an allowance for doubtful accounts resulting in a net receivable balance of approximately $37 million. Global's pro-rata share of this gross receivable and net receivable was approximately $30 million and $18 million, respectively.

     In December 2001, GWF, Hanford and Tracy reached an agreement with PG&E which stipulates that PG&E will make full payment of the $62 million in 12 equal installments, including interest by the end of 2002. On

December  31,  2001,  PG&E  paid  GWF  $8  million,   representing  the  initial
installment payment and all accrued interest due, pursuant to the agreement.

     As of December 31, 2001, GWF, Hanford and Tracy still had combined pre-petition receivables due from PG&E for all plants amounting to approximately $57 million. Global's pro-rata share of this receivable was $27 million. As a result of this agreement, GWF, Hanford and Tracy reversed the reserve of $25 million which increased operating income by $25 million (of which Global's share was $11 million).

FOREIGN OPERATIONS

     As of December 31, 2001, Global and Resources had approximately $3.4 billion and $1.3 billion, respectively, of international assets. As of December 31, 2001, foreign assets represented 19% of our consolidated assets and the revenues related to those foreign assets contributed 5% to consolidated revenues for the year ended December 31, 2001. For discussion of foreign currency risk and potential asset impairments related to our investments in Argentina, see
Note 9. Financial Instruments, Energy Trading and Risk Management, Note 10. Commitments and Contingent Liabilities and Note 19. Subsequent Events of
Notes. For a discussion of the foreign assets that have been reclassified to discontinued operations, see Note 3. Discontinued Operations.

ACCOUNTING ISSUES

Critical Accounting Policies and Other Accounting Matters

     Our most critical accounting policies include the application of SFAS 71 "Accounting for the Effects of Certain Types of Regulation" for PSE&G, our regulated transmission and distribution business; Emerging Issues Task Force
(EITF) Issue No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities" (EITF 02-3), for our energy trading contracts; and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended (SFAS 133), to account for our various hedging transactions, and SFAS 52, "Foreign Currency Translation" and its impacts on Global's foreign investments.

     Accounting for the Effects of Regulation

     PSE&G prepares its financial statements in accordance with the provisions of SFAS No. 71, which differs in certain respects from the application of GAAP by non-regulated businesses. In general, SFAS 71 recognizes that accounting for rate-regulated enterprises should reflect the economic effects of regulation. As a result, a regulated utility is required to defer the recognition of costs (a regulatory asset) or the recognition of obligations (a regulatory liability) if it is probable that, through the rate-making process, there will be a corresponding increase or decrease in future rates. Accordingly, PSE&G has deferred certain costs, which will be amortized over various future periods. To the extent that collection of such costs or payment of liabilities is no longer probable as a result of changes in regulation and/or PSE&G's competitive position, the associated regulatory asset or liability is charged or credited to income.

     As a result of New Jersey deregulation legislation and regulatory orders issued by the BPU, certain regulatory assets and liabilities were recorded. The amortization of two of these regulatory liabilities will have a significant effect on our annual earnings. They include the estimated amount of MTC revenues to be collected in excess of the authorized amount of $540 million and the amount of excess electric distribution depreciation reserves. The amount of these regulatory liabilities will be amortized to earnings over the four-year transition period from August 1, 1999 through July 31, 2003.

     The MTC was authorized by the BPU as an opportunity to recover up to $540 million (net of tax) of our unsecuritized generation-related stranded costs on a net present value basis. As a result of the appellate reviews of the Final Order, PSE&G's securitization transaction was delayed until the first quarter of 2001, causing a delay in the implementation of the Securitization Transition Charge (STC) which would have reduced the MTC. As a result, MTC was being recovered at a faster rate than intended under the Final Order and a significant overrecovery was probable. In order to properly recognize the recovery of the allowed unsecuritized stranded costs over the transition period, PSE&G recorded a regulatory liability and Power recorded a charge to net income of $88 million, pre-tax, or $52 million, after tax, in the third quarter of 2000 for the cumulative amount of estimated collections in excess of the allowed unsecuritized stranded costs from August 1, 1999 through September 30, 2000. PSE&G then began deferring a portion of these revenues each month to recognize the estimated collections in excess of the allowed unsecuritized stranded costs. As of December 31, 2001, this deferred amount was $168 million and is aggregated with the Societal Benefits Clause. After deferrals, pre-tax MTC revenues recognized were $220 million in 1999, $239 million in 2000, and $196 million in 2001. In 2002 and 2003, we expect to record approximately $90 million and $121 million, respectively.

     The amortization of the Excess Depreciation Reserve is another significant regulatory liability affecting our earnings. As required by the BPU, PSE&G reduced its depreciation reserve for its electric distribution assets by $569 million and recorded such amount as a regulatory liability to be amortized over the period from January 1, 2000 to July 31, 2003. In 2000 and 2001, $125 million was amortized and recorded as a reduction of depreciation expense pursuant to the Final Order. The remaining $319 million will be amortized through July 31, 2003.

     See Note 5. Regulatory Assets and Liabilities of Notes for further discussion of these and other regulatory issues.

     Accounting, Valuation and Presentation of Our Energy Trading

     Accounting - We account for our energy trading business in accordance with the provisions of EITF Issue No. 98-10 which requires that energy trading contracts be marked to market with gains and losses included in current earnings.

     Valuation - Since the vast majority of our energy trading contracts have terms of less than one year, valuations for these contracts are readily obtainable from the market exchanges, such as PJM, and over the counter quotations. The valuations also include a credit reserve and a liquidity reserve, which is determined using financial quotation systems, monthly bid-ask prices and spread percentages. We have consistently applied this valuation methodology for each reporting period presented. The fair values of these contracts and a more detailed discussion of credit risk are reflected in Note 9. Financial Instruments, Energy Trading and Risk Management.

     Presentation - Pursuant to EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" (EITF 99-19), prior to July 1, 2002, we recorded our energy trading revenues and energy trading costs on a gross basis for physical energy and capacity sales and purchases. In accordance with the consensus reached in June 2002 relating to EITF Issue No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities" (EITF 02-3),
beginning in the third quarter of 2002, we started reporting energy trading revenues and energy trading costs on a net basis and have reclassified prior periods to conform with this net presentation. As a result, both Operating Revenues and Operating Costs were reduced by approximately $2.3 billion, $2.7 billion and $1.8 billion for the fiscal years ended December 31, 2001, 2000 and 1999, respectively. This change in presentation did not have an effect on trading margins, net income or cash flows.

     SFAS 133 - Accounting for Derivative Instruments and Hedging Activities

     SFAS 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires an entity to recognize the fair value of derivative instruments held as assets or liabilities on the balance sheet. In accordance with SFAS 133, the effective portion of the change in the fair value of a derivative instrument designated as a cash flow hedge is reported in Other Comprehensive Income (OCI), net of tax, or as a Regulatory Asset (Liability). Amounts in accumulated OCI are ultimately recognized in earnings when the related hedged forecasted transaction occurs. The change in the fair value of the ineffective portion of the derivative instrument designated as a cash flow hedge is recorded in earnings. Derivative instruments that have not been designated as hedges are adjusted to fair value through earnings. We have entered into several derivative instruments, including hedges of anticipated electric and gas purchases, interest rate swaps and foreign currency hedges which have been designated as cash flow hedges.

     The fair value of the derivative instruments is determined by reference to quoted market prices, listed contracts, published quotations or quotations from counterparties. In the absence thereof, we utilize mathematical models based on current and historical data. The fair value of most of our derivatives is determined based upon quoted market prices. Therefore, the effect on earnings of valuations from our models is minimal.

     For additional information regarding Derivative Financial Instruments,  See
Note 9. Financial Instruments, Energy Trading and Risk Management - Derivative Instruments and Hedging Activities of Notes.

     SFAS 52 - Foreign Currency Translation

     Our financial statements are prepared using the United States Dollar as the reporting currency. In accordance with SFAS 52 "Foreign Currency Translation", foreign operations whose functional currency is deemed to be the local (foreign) currency, asset and liability accounts are translated into United States Dollars at current exchange rates and revenues and expenses are translated at average exchange rates prevailing during the period. Translation gains and losses (net of applicable deferred taxes) are not included in determining net income but are reported in other comprehensive income. Gains and losses on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

     The determination of an entity's functional currency requires management's judgment. It is based on an assessment of the primary currency in which transactions in the local environment are conducted, and whether the local currency can be relied upon as a stable currency in which to conduct business. As economic and business conditions change, we are required to reassess the economic environment and determine the appropriate functional currency. The impact of foreign currency accounting could have a material adverse impact on our financial condition, results of operation and net cash flows.

Other Accounting Issues

     For additional information on our accounting policies and the implementation of recently issued accounting standards, see Note 1. Organization and Summary of Significant Accounting Policies and Note 2. Accounting Matters.

FORWARD LOOKING STATEMENTS

     Except for the historical information contained herein, certain of the matters discussed in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those anticipated. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used herein, the words "will", "anticipate", "intend", "estimate", "believe", "expect", "plan", "hypothetical", "potential", variations of such words and similar expressions are intended to identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following review of factors should not be construed as exhaustive or as any admission regarding the adequacy of our disclosures prior to the effective date of the Private Securities Litigation Reform Act of 1995.

     In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

     o because a portion of our business is conducted outside the United States, adverse international developments could negatively impact our business;
     o credit, commodity, and financial market risks may have an adverse impact;
     o energy obligations, available supply and trading risks may have an adverse impact;
     o    the electric industry is undergoing substantial change;
     o    generation operating performance may fall below projected levels;
     o    ability to obtain adequate and timely rate relief;
     o we and our subsidiaries are subject to substantial competition from well capitalized participants in the worldwide energy markets;
     o    our ability to service debt could be limited;

     o if our operating performance or cash flow from minority interests falls below projected levels, we may not be able to service our debt;
     o power transmission facilities may impact our ability to deliver our output to customers;
     o    government regulation affects many of our operations;
     o    environmental regulation significantly impacts our operations;
     o we are subject to more stringent environmental regulation than many of our competitors;
     o    insurance coverage may not be sufficient;
     o    acquisition, construction and development may not be successful; and
     o    recession, acts of war or terrorism could have an adverse impact.


ITEM 7A. QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     Information relating to quantitative and qualitative disclosures about market risk is set forth under the caption "Qualitative and Quantitative Disclosures About Market Risk" in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations. Such information is incorporated herein by reference.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                     PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                          CONSOLIDATED STATEMENTS OF INCOME
                   (Millions of Dollars, except for Per Share Data)

                                                                           For The Years Ended December 31,
                                                                   -------------------------------------------------
                                                                        2001             2000              1999
                                                                   --------------    -------------      ------------
     OPERATING REVENUES                                              7,055              6,521                6,339

     OPERATING EXPENSES
        Energy Costs                                                 2,677              2,432                2,026
        Operation and Maintenance                                    1,838              1,701                1,745
        Depreciation and Amortization                                  511                355                  532
        Taxes Other Than Income Taxes                                  121                135                  155
                                                                   -------            -------              -------
              Total Operating Expenses                               5,147              4,614                4,458
                                                                   -------            -------              -------
     OPERATING INCOME                                                1,908              1,907                1,881
     Other Income and Deductions                                        16                 30                    7
     Interest Expense                                                 (695)              (571)                (489)
     Preferred Securities Dividend Requirements
        and Premium on Redemption                                      (72)               (94)                 (94)
                                                                   -------            -------              -------
     INCOME BEFORE INCOME TAXES,
       EXTRAORDINARY ITEM AND CUMULATIVE
       EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                    1,157              1,272                1,305
     Income Taxes                                                     (381)              (496)                (569)
                                                                   -------            -------              -------
     INCOME BEFORE EXTRAORDINARY ITEM
        AND CUMULATIVE EFFECT OF A CHANGE IN
        ACCOUNTING PRINCIPLE                                           776                776                  736
     DISCOUNTED OPERATIONS
        Loss from Discounted Operations, net of tax                    (15)               (12)                 (13)
     INCOME BEFORE CUMULATIVE PRINCIPLE                                761                764                  723
     Extraordinary Item (net of tax of $345)                             -                  -                 (804)
     Cumulative Effect of a Change in Accounting Principle
        (net of tax)                                                     9                  -                    -
                                                                   -------            -------              -------
      NET INCOME (LOSS)                                            $   770            $   764              $   (81)
                                                                   =======            =======              =======
     WEIGHTED AVERAGE COMMON SHARES
        OUTSTANDING (000's)                                        208,226            215,121              219,814
                                                                   =======            =======              =======
     EARNINGS PER SHARE (BASIC AND DILUTED):
     INCOME BEFORE EXTRAORDINARY ITEM
        DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT OF
        A CHANGE IN ACCOUNTING PRINCIPLE                           $  3.73            $  3.61              $  3.35
     Loss from Discontinued Operations, net of tax                   (0.07)             (0.06)               (0.06)
     Extraordinary Item (net of tax)                                     -                  -                (3.66)
     Cumulative Effect of a Change in Accounting Principle
        (net of tax)                                                  0.04                  -                    -
                                                                   -------            -------              -------
     NET INCOME (LOSS)                                             $  3.70            $  3.55              $ (0.37)
                                                                   =======            =======              =======

     DIVIDENDS PAID PER SHARE OF COMMON STOCK                      $  2.16            $  2.16              $  2.16
                                                                   =======            =======              =======


        See Notes to Consolidated Financial Statements.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS
                              (Millions of Dollars)

                                                                                         December 31,
                                                                                -----------------------------------
                                                                                      2001                  2000
                                                                                ---------------       -------------
CURRENT ASSETS
  Cash and Cash Equivalents                                                       $    167               $     96
  Accounts Receivable:
    Customer Accounts Receivable                                                       664                    651
    Other Accounts Receivable                                                          340                    408
    Allowance for Doubtful Accounts                                                    (38)                   (39)
  Unbilled Electric and Gas Revenues                                                   291                    357
  Fuel                                                                                 494                    430
  Materials and Supplies                                                               186                    155
  Prepayments                                                                           74                     28
  Energy Trading Contracts                                                             419                    799
  Restricted Cash                                                                       12                      1
  Assets held for Sale                                                                 422                     48
  Current Assets of Discontinued Operations                                            483                    242
  Other                                                                                 25                     50
                                                                                ---------------       -------------
       Total Current Assets                                                          3,539                  3,226
                                                                                ---------------       -------------
PROPERTY, PLANT AND EQUIPMENT
  Generation                                                                         4,690                  2,860
  Transmission and Distribution                                                      9,500                  8,479
  Other                                                                                510                    558
                                                                                ---------------       -------------
       Total                                                                        14,700                 11,897
  Accumulated depreciation and amortization                                         (4,789)                (4,233)
                                                                                ---------------       -------------
       Net Property, Plant and Equipment                                             9,911                  7,664
                                                                                ---------------       -------------
NONCURRENT ASSETS
 Regulatory Assets                                                                   5,247                  4,995
 Long-Term Investments, net of accumulated amortization
     and net of valuation allowances - 2001, $30; 2000, $72                          4,761                  4,596
 Nuclear Decommissioning Fund                                                          817                    716
 Other Special Funds                                                                   222                    122
 Goodwill, net of accumulated amortization                                             569                     22
 Energy Trading Contracts                                                               46                      -
 Other,  net of accumulated amortization                                               318                    185
                                                                                ---------------       -------------
       Total Noncurrent Assets                                                      11,980                 10,636
                                                                                ---------------       -------------
TOTAL ASSETS                                                                      $ 25,430               $ 21,526
                                                                                ===============       =============


See Notes to Consolidated Financial Statements.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                         LIABILITIES AND CAPITALIZATION
                              (Millions of Dollars)

                                                                                        December 31,
                                                                                ------------------------------------
                                                                                      2001                   2000
                                                                                ---------------      ---------------
CURRENT LIABILITIES
  Long-Term Debt Due Within One Year                                               $ 1,185                 $ 667
  Commercial Paper and Loans                                                         1,338                 2,885
  Accounts Payable                                                                     698                   925
  Energy Trading Contracts                                                             554                   730
  Current Liabilities of Discontinued Operations                                       251                    80
  Other                                                                                778                   429
                                                                                ---------------      ---------------
       Total Current Liabilities                                                     4,804                 5,716
                                                                                ---------------      ---------------
NONCURRENT LIABILITIES
  Deferred Income Taxes and ITC                                                      3,205                 3,107
  Regulatory Liabilities                                                               373                   470
  Nuclear Decommissioning                                                              817                   716
  OPEB Costs                                                                           476                   448
  Cost of Removal                                                                      146                   157
  Energy Trading Contracts                                                              54                     -
  Other                                                                                467                   412
                                                                                ---------------      ---------------
       Total Noncurrent Liabilities                                                  5,538                 5,310
                                                                                ---------------      ---------------

COMMITMENTS AND CONTINGENT LIABILITIES (See Note 10)

CAPITALIZATION:
  Long-Term Debt                                                                     6,437                 5,040
  Securitization Debt                                                                2,351                     -
  Project Level, Non-Recourse Debt                                                   1,403                   256
                                                                                ---------------      ---------------
       Total Long-Term Debt                                                         10,191                 5,296
                                                                                ---------------      ---------------

  SUBSIDIARIES' PREFERRED SECURITIES:
    Preferred Stock Without Mandatory Redemption                                        80                    95
    Preferred Stock With Mandatory Redemption                                            -                    75
    Guaranteed Preferred Beneficial Interest in Subordinated Debentures                680                 1,038
                                                                                ---------------      ---------------
       Total Subsidiaries' Preferred Securities                                        760                 1,208
                                                                                ---------------      ---------------
  COMMON STOCKHOLDERS' EQUITY:
    Common Stock, issued; 2001 and 2000, 231,957,608 shares                          3,599                 3,604
    Treasury Stock, at cost; 2001 - 26,118,590 shares,
       2000 - 23,986,290 shares                                                       (981)                 (895)
    Retained Earnings                                                                1,809                 1,493
    Accumulated Other Comprehensive Loss                                              (290)                 (206)
                                                                                ---------------      ---------------
       Total Common Stockholders' Equity                                             4,137                 3,996
                                                                                ---------------      ---------------
            Total Capitalization                                                    15,088                10,500
                                                                                ---------------      ---------------
TOTAL LIABILITIES AND CAPITALIZATION                                              $ 25,430              $ 21,526
                                                                                ===============      ==============




See Notes to Consolidated Financial Statements.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Millions of Dollars)

                                                                                   For the Years Ended December 31,
                                                                         -------------------------------------------------
                                                                             2001             2000              1999
                                                                         ------------     -------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                        $  770            $  764            $  (81)
  Adjustments to reconcile net income (loss) to net cash flows from operating activities:
    Extraordinary Loss - net of tax                                             -                 -               804
    Depreciation and Amortization                                             522               362               536
    Amortization of Nuclear Fuel                                               99                96                92
    Recovery (Deferral) of Electric Energy and Gas Costs - net                (86)               16                61
    Excess Unsecuritized Stranded Costs                                        54               115                 -
    Provision for Deferred Income Taxes and ITC - net                        (179)              (11)             (215)
    Investment Distributions                                                   73                56               134
    Equity Income from Partnerships                                          (107)              (28)              (53)
    Unrealized Gains on Investments                                           (67)              (39)              (63)
    Leasing Activities                                                         (7)               74                 6
    Proceeds from Sale of Capital Leases                                      104                89               125
    Proceeds from Withdrawal/Sale of Partnerships                              75                 -                71

    Net Changes in certain current assets and liabilities:
       Inventory - Fuel and Materials and Supplies                            (84)             (145)                9
       Accounts Receivable and Unbilled Revenues                              272              (299)             (236)
       Prepayments                                                            (40)                8                 8
       Accounts Payable                                                      (406)              260                57
       Other Current Assets and Liabilities                                   515               (53)               59
    Other                                                                    (162)              (42)              114
                                                                          ------------     -------------      -------------
       Net Cash Provided By Operating Activities                            1,346             1,223             1,428
                                                                          ------------     -------------      -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to Property, Plant and Equipment, excluding IDC and AFDC       (2,053)             (959)             (582)
  Net Change in Long-Term Investments                                        (709)             (678)           (1,127)
  Acquisitions, Net of Cash Provided                                         (756)              (14)              (49)
  Other                                                                      (260)              (53)              (70)
                                                                          ------------     -------------      -------------
       Net Cash Used In Investing Activities                               (3,778)           (1,704)           (1,828)
                                                                          ------------     -------------      -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net Change in Short-Term Debt                                            (1,512)              913               916
  Issuance of Long-Term Debt                                                6,317             1,200             1,143
  Redemption/Purchase of Long-Term Debt                                    (1,292)           (1,033)             (676)
  Redemption of Preferred Securities                                         (448)                -                 -
  Purchase of Treasury Stock                                                  (91)             (298)             (400)
  Cash Dividends Paid on Common Stock                                        (449)             (464)             (474)
  Other                                                                       (22)                -                11
                                                                          ------------     -------------      -------------
       Net Cash Provided By (Used In) Financing Activities                  2,503               318               520
                                                                          ------------     -------------      -------------
Net Change In Cash And Cash Equivalents                                        71              (163)              120
Cash And Cash Equivalents At Beginning Of Period                               96               259               139
                                                                          ------------     -------------      -------------
Cash And Cash Equivalents At End Of Period                                 $  167            $   96            $  259
                                                                          ============     =============      =============
Income Taxes Paid                                                          $   87            $  485            $  534
Interest Paid                                                              $  700            $  550            $  494


See Notes to Consolidated Financial Statements.

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
                                   (Millions)



                                                                                         Common                Treasury
                                                                                         Stock                   Stock
                                                                                   -------------------   ----------------------
                                                                                    Shs.      Amount       Shs.        Amount
                                                                                   -------  ----------   -------    -----------
BALANCE AS OF JANUARY 1, 1999                                                         232       3,603        (5)          (207)
    Net Income (Loss)                                                                   -           -         -              -
    Other Comprehensive Income (Loss), net of tax:
        Currency Translation Adjustment, net of tax of $(17)                            -           -         -              -
           Other Comprehensive Income (Loss)                                            -           -         -              -
    Comprehensive Income (Loss)                                                         -           -         -              -
    Cash Dividends on Common Stock                                                      -           -         -              -
    Purchase of Treasury Stock                                                          -           -       (11)          (400)
    Other                                                                               -           1         -             10

                                                                                   -------------------   ----------------------
BALANCE AS OF DECEMBER 31, 1999                                                       232       3,604       (16)          (597)
                                                                                   -------------------   ----------------------
    Net Income (Loss)                                                                   -           -         -              -
    Other Comprehensive Income (Loss), net of tax:
        Currency Translation Adjustment, net of tax of $(0)                             -           -         -              -
           Other Comprehensive Income (Loss)                                            -           -         -              -
    Comprehensive Income (Loss)                                                         -           -         -              -
    Cash Dividends on Common Stock                                                      -           -         -              -
    Purchase of Treasury Stock                                                          -           -        (8)          (298)
                                                                                   -------------------   ----------------------
BALANCE AS OF DECEMBER 31, 2000                                                       232     $ 3,604       (24)        $ (895)
                                                                                   -------------------   ----------------------
    Net Income (Loss)                                                                   -           -         -              -
    Other Comprehensive Income (Loss), net of tax:
        Currency Translation Adjustment, net of tax $(12)                               -           -         -              -
        Change in Fair Value of Derivative Instruments, net of tax $(31)
             and minority interest $(6)                                                 -           -         -              -
        Cumulative Effect of Change in Accounting Principle net of tax $(14)            -           -         -              -
        Reclassification Adjustments for Net Amounts included in Net Income,
           net of tax of $19 and minority interest of $3                                -           -         -              -
        Pension Adjustments, net of tax $(1)                                            -           -         -              -
        Change in Fair Value of Equity Investments, net of tax $(1)                     -           -         -              -
           Other Comprehensive Income (Loss)                                            -           -         -              -

    Comprehensive Income (Loss)                                                         -           -         -              -
    Cash Dividends on Common Stock                                                      -           -         -              -
    Purchase of Treasury Stock                                                          -           -        (2)           (92)
    Other                                                                               -          (5)        -              6
                                                                                   ===================   ======================
BALANCE AS OF DECEMBER 31, 2001                                                       232     $ 3,599       (26)        $ (981)
                                                                                   ===================   ======================

                                                                                             Accumulated
                                                                                                Other
                                                                            Retained        Comprehensive
                                                                            Earnings        Income (Loss)          Total
                                                                           ------------    -----------------    ------------

Balance as of January 1, 1999                                                    1,748                  (46)          5,098
    Net Income (Loss)                                                              (81)                   -             (81)
    Other Comprehensive Income (Loss), net of tax:
        Currency Translation Adjustment, net of tax of $(17)                         -                 (158)           (158)
                                                                                                                ------------
           Other Comprehensive Income (Loss)                                         -                    -            (158)
                                                                                                                ------------
    Comprehensive Income (Loss)                                                      -                    -            (239)
    Cash Dividends on Common Stock                                                (474)                   -            (474)
    Purchase of Treasury Stock                                                       -                    -            (400)
    Other                                                                            -                    -              11
                                                                           ------------    -----------------    ------------
Balance as of December 31, 1999                                                  1,193                 (204)          3,996
                                                                           ------------    -----------------    ------------
    Net Income (Loss)                                                              764                    -             764
    Other Comprehensive Income (Loss), net of tax:
        Currency Translation Adjustment, net of tax of $(0)                          -                   (2)             (2)
                                                                                                                ------------
           Other Comprehensive Income (Loss)                                         -                    -              (2)
                                                                                                                ------------
    Comprehensive Income (Loss)                                                      -                    -             762
    Cash Dividends on Common Stock                                                (464)                   -            (464)
    Purchase of Treasury Stock                                                       -                    -            (298)
                                                                           ------------    -----------------    ------------
Balance as of December 31, 2000                                                 $1,493               $ (206)         $3,996
                                                                           ------------    -----------------    ------------
    Net Income (Loss)                                                              770                    -             770
    Other Comprehensive Income (Loss), net of tax:
        Currency Translation Adjustment, net of tax $(12)                            -                  (34)            (34)
        Change in Fair Value of Derivative Instruments, net of tax $(31)
           and minority interesf $(6)                                                -                  (57)            (57)
        Cumulative Effect of Change in Accounting Principle net of tax $(14)         -                  (15)            (15)
        Reclassification Adjustments for Net Amounts included in Net Income,
           net of tax of $19 and minority interest of $3                             -                   26              26
        Pension Adjustments, net of tax $(1)                                         -                   (2)             (2)
        Change in Fair Value of Equity Investments, net of tax $(1)                  -                   (2)             (2)
                                                                                                                ------------
           Other Comprehensive Income (Loss)                                         -                    -             (84)
                                                                                                                ------------
    Comprehensive Income (Loss)                                                      -                    -             686
    Cash Dividends on Common Stock                                                (449)                   -            (449)
    Purchase of Treasury Stock                                                       -                    -             (92)
    Other                                                                           (5)                   -              (4)
                                                                           ------------    -----------------    ------------
Balance as of December 31, 2001                                                 $1,809               $ (290)         $4,137
                                                                           ============    =================    ============



See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Summary of Significant Accounting Policies

Organization

     We have four principal direct wholly-owned subsidiaries: Public Service Electric and Gas Company (PSE&G), PSEG Power LLC (Power), PSEG Energy Holdings Inc. (Energy Holdings) and PSEG Services Corporation (Services).

     PSE&G is an operating public utility providing electric and gas service in certain areas within the State of New Jersey. Following the transfer of its generation-related assets to Power in August 2000, PSE&G continues to own and operate its transmission and distribution business.

     Power has three principal direct wholly-owned subsidiaries: PSEG Nuclear LLC (Nuclear), PSEG Fossil LLC (Fossil) and PSEG Energy Resources & Trade LLC (ER&T). Power and its subsidiaries were established to acquire, own and operate the electric generation-related business of PSE&G pursuant to the Final Decision and Order (Final Order) issued by the New Jersey Board of Public Utilities (BPU) under the New Jersey Electric Discount and Energy Competition Act (Energy Competition Act) discussed below. Power uses energy trading to optimize the value of its portfolio of generating assets and its supply obligations. Power also has a finance company subsidiary, PSEG Power Capital Investment Co. (Power Capital), which provides certain financing for Power's subsidiaries.

     Energy Holdings participates in three energy-related reportable segments through its wholly-owned subsidiaries: PSEG Global Inc. (Global), PSEG Resources Inc. (Resources) and PSEG Energy Technologies Inc. (Energy Technologies). Energy Holdings also has a finance subsidiary, PSEG Capital Corporation (PSEG Capital) and is also the parent of Enterprise Group Development Corporation (EGDC), a commercial real estate property management business, and is conducting a controlled exit from this business.

     Services provides management and administrative services at cost to us and our subsidiaries.

Summary of Significant Accounting Policies

     Consolidation

     Our consolidated financial statements include our accounts and those of our subsidiaries. We and our subsidiaries consolidate those entities in which we have a controlling interest. Those entities in which we and our subsidiaries do not have a controlling interest are being accounted for under the equity method of accounting. For investments in which significant influence does not exist, the cost method of accounting is applied. All significant intercompany accounts and transactions are eliminated in consolidation.

     Regulation

     PSE&G prepares its financial statements in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 71, "Accounting for Effects of Certain Types of Regulation" (SFAS 71). In general, SFAS 71 recognizes that accounting for rate-regulated enterprises should reflect the economic effects of regulation. As a result, a regulated utility is required to defer the recognition of costs (a regulatory asset) or the recognition of obligations (a regulatory liability) if it is probable that, through the rate-making process, there will be a corresponding increase or decrease in future rates. Accordingly, PSE&G has deferred certain costs and recoveries, which will be amortized over various future periods. To the extent that collection of such costs or payment of liabilities is no longer probable as a result of changes in regulation and/or PSE&G's competitive position, the associated regulatory asset or liability is charged or credited to income. PSE&G's transmission and distribution business continues to meet the requirements for application of SFAS 71.

     Derivative Financial Instruments

     We use derivative financial instruments to manage our risk from changes in interest rates, commodity prices and foreign currency exchange rates, pursuant to its business plans and prudent practices.

     On January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended (SFAS 133). SFAS 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments included in other contracts, and for hedging activities. It requires an entity to recognize the fair value of derivative instruments held as assets or liabilities on the balance sheet. For cash flow hedging purposes, changes in the fair value of the effective portion of the gain or loss on the derivative are reported in Other Comprehensive Income (OCI) or as a Regulatory Asset (Liability), net of tax. Amounts in accumulated OCI are ultimately recognized in earnings when the related hedged forecasted transaction occurs. The change in the fair value of the ineffective portion of the gain or loss on a derivative instrument designated as a cash flow hedge is recorded in earnings. Derivative instruments that have not been designated as hedges are adjusted to fair value through earnings. We recorded a cumulative effect in a change in accounting principle of $9 million, net of tax and a decrease to OCI of ($15) million, respectively, in connection with the adoption of SFAS 133.

     The fair value of the derivative instruments is determined by reference to quoted market prices, listed contracts, published quotations or quotations from counterparties. In the absence thereof, we utilize mathematical models based on current and historical data.

     Prior to the adoption of SFAS 133, we accounted for the results of our derivative activities for hedging purposes utilizing the settlement method. The settlement method provided for recognizing gains or losses from derivatives when the related physical transaction was completed. Derivatives that were not entered into for hedging purposes were valued at fair value and changes in fair value were recorded in earnings.

     For additional information regarding Derivative Financial Instruments, See
Note 9. Financial Instruments, Energy Trading and Risk Management.

     Commodity Contracts

     PSE&G enters into natural gas commodity forwards, futures, swaps and options with counterparties to reduce exposure to price fluctuations from factors such as weather, changes in demand and changes in supply. These instruments, in conjunction with physical gas supply contracts, are designed to cover estimated gas customer commitments. In accordance with SFAS 133, such energy contracts are recognized at fair value as derivative assets or liabilities on the balance sheet. These derivatives, when realized, are recoverable through the Levelized Gas Adjustment Clause (LGAC). Accordingly, the offset to the change in fair value of these derivatives is specified as a regulatory asset or liability.

     Power enters into electricity forward purchases and natural gas commodity futures and swaps with counterparties to manage exposure to electricity and natural gas price risk. These contracts, in conjunction with owned electric generating capacity, are designed to manage price risk exposure for electric customer commitments. In accordance with SFAS 133, such energy contracts are recognized at fair value as derivative assets or liabilities on the balance sheet and the effective portion of the gain of loss on the contracts is reported in OCI, net of tax. Amounts in accumulated OCI are ultimately recognized in earnings when the related hedged forecasted transaction occurs.

      Power also enters into forwards, futures, swaps and options as part of its energy trading operations. Effective January 1, 1999, Power adopted Emerging Issues Task Force (EITF) Issue 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (EITF 98-10). EITF 98-10 requires that energy trading contracts be marked to market with gains and losses included in current earnings.

     The vast majority of these commodity-related contracts have terms of less than one year. Valuations for these contracts are readily obtainable from the market exchanges, such as PJM, and over the counter quotations. The fair value of the financial instruments that are marked to market are based on management's best estimates. The valuations also take into account a liquidity reserve, which is determined by using financial quotation systems, monthly bid-ask prices and spread percentages. The valuations also take into account credit reserves, discussed in Note 9. Financial Instruments, Energy Trading and Risk Management - Credit Risk. We have consistently applied this valuation methodology for each reporting period presented.

     Pursuant to EITF Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" (EITF 99-19), we previously recorded our trading revenues and trading related costs on a gross basis for physical energy and capacity sales and purchases. In accordance with Emerging Issues Task Force
(EITF) Issue No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities" (EITF 02-3), beginning in the third quarter of 2002, we started reporting energy trading revenues and energy trading costs on a net basis and have reclassified prior periods to conform with this net presentation. This change in presentation did not have an effect on trading margins, net income or cash flows. We continue to report swaps, futures, option premiums, firm transmission rights, transmission congestion credits, and purchases and sales of emission allowances on a net basis.

      For additional information regarding commodity-related contracts, see Note 9 - Financial Instruments, Energy Trading and Risk Management.

     Revenues and Fuel Costs

     Power's and PSE&G's Revenues are recorded based on services rendered to customers during each accounting period. PSE&G records unbilled revenues for the estimated amount customers will be billed for services rendered from the time meters were last read to the end of the respective accounting period.

     Prior to August 1, 1999, fuel revenue and expense flowed through the Electric Levelized Energy Adjustment Clause (LEAC) mechanism. Variances in fuel revenues and expenses were subject to deferral accounting and had no direct effect on earnings. Under the LEAC and the Levelized Gas Adjustment Clause
(LGAC), any LEAC and LGAC underrecoveries or overrecoveries, together with interest (in the case of net overrecoveries), are deferred and included in operations in the period in which they are reflected in rates. Following the transfer of generation-related assets and liabilities in August 2000, Power bears the full risks and rewards of changes in nuclear and fossil generating fuel costs and replacement power costs.

     Cash and Cash Equivalents

     Cash and cash equivalents consists primarily of working funds and highly liquid marketable securities (commercial paper and money market funds) with an original maturity of three months or less.

     Restricted Cash

     Transition Funding has deposited funds with a Trustee which are required to be used for payment of principal, interest and other expenses related to its transition bonds (see Note 4. Regulatory Issues and Accounting Impacts of Deregulation). Accordingly, these funds are classified as "Restricted Cash" on our Consolidated Balance Sheets

     Materials and Supplies and Nuclear Fuel

     PSE&G's materials and supplies are carried on the books at average cost in accordance with rate based regulation. The carrying value of the materials and supplies and nuclear fuel for our non-utility subsidiaries is valued at lower of cost or market.

     Depreciation and Amortization

     PSE&G calculates depreciation under the straight-line method based on estimated average remaining lives of the several classes of depreciable property. These estimates are reviewed on a periodic basis and necessary adjustments are made as approved by the BPU. The depreciation rate stated as a percentage of original cost of depreciable property was 3.32% for 2001 and 3.52% for 2000 and 1999. PSE&G has certain regulatory assets and liabilities resulting from the use of a level of depreciation expense in the ratemaking process that differs from the amount that is recorded under generally accepted accounting principles (GAAP) for non-regulated companies.

     Power calculates depreciation on generation-related assets based on the assets' estimated useful lives determined based on planned operations, rather than using depreciation rates prescribed by the BPU in rate proceedings. The estimated useful lives are from 3 years to 20 years for general plant. The estimated useful lives for buildings and generating stations are as follows:

      Class of Property                             Estimated Useful Life
      -----------------                             ---------------------
      Fossil Production                                   25-55 years
      Nuclear Generation                                   30 years
      Pumped Storage                                       45 years

     Nuclear fuel burn-up costs are charged to fuel expense on a units-of-production basis over the estimated life of the fuel. Rates for the recovery of fuel used at all nuclear units include a provision of one mill per kilowatt-hour (kWh) of nuclear generation for spent fuel disposal costs.

     Energy Holdings calculates depreciation on property, plant and equipment under the straight line method with estimated useful lives from 3 years to 40 years.

     Unamortized Loss on Reacquired Debt and Debt Expense

     Bond issuance costs and associated premiums and discounts are generally amortized over the life of the debt issuance. In accordance with Federal Energy Regulatory Commission (FERC) regulations, PSE&G's costs to reacquire debt are deferred and amortized over the remaining original life of the retired debt. When refinancing debt, the unamortized portion of the original debt issuance costs of the debt being retired must be amortized over the life of the replacement debt. Gains and losses on reacquired debt associated with PSE&G's regulated operations will continue to be deferred and amortized to interest expense over the period approved for ratemaking purposes.

     Allowance for Funds Used During Construction (AFDC) and Interest Capitalized During Construction (IDC)

     AFDC represents the cost of debt and equity funds used to finance the construction of new utility assets under the guidance of SFAS 71. The amount of AFDC capitalized was reported in the Consolidated Statements of Income as a reduction of interest charges. The rates used for calculating AFDC in 2001, 2000 and 1999 were 6.71%, 6.45% and 5.29%, respectively. Effective April 1, 1999, AFDC was no longer used for any capital projects related to our generation assets. Interest related to these capital projects is now capitalized in accordance with SFAS No. 34, "Capitalization of Interest Cost." In 2001, 2000 and 1999, AFDC amounted to $2 million, $1 million and $3 million, respectively.

     IDC represents the cost of debt used to finance the construction of non-utility facilities. The amount of IDC capitalized is reported in the Consolidated Statements of Income as a reduction of interest charges. The weighted average rates used for calculating IDC in 2001 and 2000 were 7.98% and 9.98%, respectively. In 2001, 2000 and 1999, IDC amounted to $80 million, $35 million and $13 million, respectively.

     Income Taxes

     We and our subsidiaries file a consolidated Federal income tax return and income taxes are allocated to our subsidiaries based on the taxable income or loss of each subsidiary. Investment tax credits were deferred in prior years and are being amortized over the useful lives of the related property.

     Property, Plant and Equipment

     PSE&G's additions to plant, property and equipment and replacements that are either retirement units or property record units are capitalized at original cost. The cost of maintenance, repair and replacement of minor items of property is charged to appropriate expense accounts. At the time units of depreciable property are retired or otherwise disposed, the original cost adjusted for net salvage value is charged to accumulated depreciation.

     Our non-regulated subsidiaries only capitalize costs which increase the capacity or extend the life of an existing asset, represent a newly acquired or constructed asset or represent the replacement of a retired asset. The cost of maintenance, repair and replacement of minor items of property is charged to appropriate expense accounts.

     Environmental costs are capitalized if the costs mitigate or prevent future environmental contamination or if the costs improve existing assets' environmental safety or efficiency. All other environmental expenditures are expensed.

     Assets Held For Sale

     For a discussion of the pending sale of certain investments in Argentina, see Note 10. Commitments and Contingent Liabilities.

      EGDC is conducting a controlled exit from the real estate business. In 1999, a pre-tax charge of $11 million was recorded for a property held for sale. This amount is recorded in operations and maintenance expense. Since EGDC has been conducting a controlled exit from the real estate business, gains and losses from property sales are considered to be in the normal course of business of EGDC. As of December 31, 2001 and December 31, 2000, EGDC has three properties and four properties, respectively, reported as Assets Held for Sale amounting to $23 and $13 million, respectively.

     Foreign Currency Translation/Transactions

     The assets and liabilities of foreign operations are translated into United States dollars at current exchange rates and revenues and expenses are translated at average exchange rates for the year. Resulting translation adjustments are reflected as a separate component of stockholders' equity.

     Transaction gains and losses that arise from exchange rate fluctuations on normal operating transactions denominated in a currency other than the functional currency are included in earnings as incurred.

     Capital Leases as Lessee

     The Consolidated Balance Sheets include assets and related obligations applicable to capital leases under which the entity is a lessee. The total amortization of the leased assets and interest on the lease obligations equals the net minimum lease payments included in rent expense for capital leases. Capital leases of PSE&G relate primarily to its corporate headquarters. See Note 10 - Commitments and Contingent Liabilities.

     Impairment of Long-Lived Assets

     We and our unregulated subsidiaries review long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the carrying amount of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down is required.

If this review indicates that the assets will not be recoverable, the carrying value of our assets would be reduced to their estimated market value. Upon deregulation, PSE&G evaluated the recoverability of its generation related assets and recorded an extraordinary, non-cash charge to earnings. For the impact of the application of SFAS 121, see Note 4. Regulatory Issues and Accounting Impacts of Deregulation.

     Goodwill

     We classified the cost in excess of fair value of the net assets as goodwill (including tax attributes) of companies acquired in purchase business transactions.

     Goodwill recorded in connection with acquisitions that occurred prior to July 1, 2001 are amortized on a straight line basis over its estimated useful life, principally over a forty year period, except for certain amounts with lives determined to be shorter than forty years. For a discussion of recent accounting standards with respect to recent business combinations and goodwill, see Note 2. "Accounting Matters".

     We evaluate the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which goodwill relates. The rate used in determining discounted cash flows is a rate corresponding to our cost of capital. Estimated cash flows are then determined by disaggregating our business segments to an operational and organizational level for which meaningful identifiable cash flows can be determined. When estimated future discounted cash flows are less than the carrying value of the net assets (tangible or identifiable intangibles) and related goodwill, impairment losses of goodwill are charged to operations. Impairment losses, limited to the carrying value of goodwill, represent the excess sum of the carrying value of the net assets (tangible or identifiable intangibles) and goodwill over the discounted cash flows of the business being evaluated. In determining the estimated future cash flows, we consider current and projected future levels of income as well as business trends, prospects and economic conditions.

     For a discussion of recent accounting standards with respect to recent business combinations and goodwill, see Note 2. Accounting Matters and Note 10. Commitments and Contingent Liabilities.


     Discontinued Operations

     As disclosed in our Form 10-Q for the quarter ended September 30, 2002, we intend to exit the heating, ventilating and air conditioning (HVAC) businesses of PSEG Energy Technologies Inc. and PSEG Global Inc.'s interest in Tanir Bavi, an electric generation facility in India. The results of these discontinued operations, less applicable income taxes (benefit) are reported as a separate component of income (loss) before extraordinary items and the cumulative effect of a change in accounting principle. The assets and liabilities of these entities are reflected separately in the Consolidated Balance Sheets as Current Assets of Discontinued Operations and Current Liabilities of Discontinued Operations. The Consolidated Statements of Cash Flows reflect the reduction in Cash and Cash Equivalents related to the reclassification to Current Assets of Discontinued Operations. These adjustments to the Statements of Cash Flows related to the reduction in Cash and Cash Equivalents have been reflected within Operating Activities. The consolidated statements for all periods have been restated to present these businesses as discontinued operations. For additional information, see Note 3. Discontinued Operations.

     Use of Estimates

     The process of preparing financial statements in conformity with GAAP requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Nuclear Decommissioning Trust Funds

     Funds in our Nuclear Decommissioning Trust are stated at fair value. Changes in the fair value of trust funds are also reflected in the accrued liability for nuclear decommissioning.

     Reclassifications

     Certain reclassifications of amounts reported in prior periods have been made to conform with the current presentation.

     Current Assets and Current Liabilities

     The fair value of the current assets and liabilities approximate their carrying amounts.

Note 2. Accounting Matters

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations" (SFAS
141). SFAS 141 was effective July 1, 2001 and requires that all business combinations on or after that date be accounted for under the purchase method. Upon implementation of this standard, there was no impact on our financial position or results of operations and we do not believe it will have a substantial effect on our strategy.

     Also in July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). Under SFAS 142, goodwill is considered a nonamortizable asset and will be subject to an annual review for impairment and an interim review when events or circumstances occur. SFAS 142 is effective for all fiscal years beginning after December 15, 2001. The impact of adopting SFAS 142 is likely to be material to our financial position and results of operations. For additional information relating to potential asset impairments, see Note 10. Commitments and Contingent Liabilities.

     Also in July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). Under SFAS 143, the fair value of a liability for an asset retirement obligation should be recorded in the period in which it is created with an offsetting amount to an asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for fiscal years beginning after June 15, 2002. We are currently evaluating this guidance and cannot predict the impact on our financial position or results of operations; however, such impact could be material.

     In August 2001, FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" (SFAS 144). Under SFAS 144 long-lived assets to be disposed of are measured at the lower of carrying amount or fair value less cost to sell, whether reported in continued operations or in discontinued operations. Discontinued operations are no longer measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 also broadens the reporting of discontinued operations. SFAS 144 is effective for fiscal years beginning after December 15, 2001. In 2002, we implemented a plan to exit the HVAC and mechanical operating business of Energy Technologies and Global's interest in Tanir Bavi, an electric generation facility in India. As a result, Global's interest in Tanir Bavi and Energy Technologies' HVAC/mechanical operating business were reclassified to discontinued operations and presented in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" (SFAS 144). Under The consolidated statements for all periods presented have been restated to reflect this reclassification. For additional information, see Note 3. Discontinued Operations.

     During the third quarter of 2002, we adopted SFAS 145. This Statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishments of Debt," (SFAS 4) and an amendment of that Statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking Fund Requirements" (SFAS 64). SFAS 4 required that gains and losses from extinguishments of debt that were included in the determination of net income be aggregated, and if material, classified as an extraordinary item. Since the issuance of SFAS 4, the use of debt extinguishments has become part of the risk management strategy of many companies, representing a type of debt extinguishment that does not meet the criteria for classification as an extraordinary item. Based on this trend, the FASB issued this rescission of SFAS 4 and SFAS 64. Accordingly, under SFAS 145, we now record these gains and losses in Other Income and Other Deductions, respectively. We reclassified a pre-tax loss of $3 million ($2 million after-tax) from the early retirement of debt to a component of Other Deductions for 2001 in accordance with SFAS 145.

     In accordance with Emerging Issues Task Force EITF 02-3, beginning in the third quarter of 2002, we started reporting energy trading revenues and energy trading costs on a net basis and have reclassified prior periods to conform with this net presentation. As a result, both trading revenues and trading costs were reduced by approximately $2.3 million, $2.7 million and $1.8 million for the fiscal years ended December 31, 2001, 2000 and 1999, respectively. This change in presentation did not have an effect on trading margins, net income or cash flows.

NOTE 3.  DISCONTINUED OPERATIONS

     These financial statements include reclassifications to our Consolidated Balance Sheets as of December 31, 2001 and 2000 and Consolidated Statements of Income and Cash Flows for each of the three years in the period ended December 31, 2001 to reflect the effects of decisions made during the first nine months in 2002, to discontinue operations of Energy Technologies' HVAC business and Global's interest in Tanir Bavi, an electric generation facility in India.

     Energy Technologies' Investments

     Energy Technologies is comprised of 11 heating, ventilating and air conditioning (HVAC) and mechanical operating companies and an asset management group, which includes various Demand Side Management (DSM) investments. DSM investments in long-term contracts represent expenditures made by Energy Technologies to share DSM customers' costs associated with the installation of energy efficient equipment. DSM revenues are earned principally from monthly payments received from utilities, which represent shared electricity savings from the installation of the energy efficient equipment.

     In 2002, we adopted a plan to sell our interests in the HVAC/mechanical operating companies. The sale of the HVAC/mechanical operating companies is planned to be completed by June 30, 2003. We have retained the services of an investment banking firm which is marketing the HVAC/mechanical operating companies to interested parties. Operating results of the HVAC/mechanical operating companies of Energy Technologies, less certain allocated costs from Energy Holdings, have been reclassified as discontinued operations in our Consolidated Statements of Income. For the years ended December 31, 2000 and 1999, the businesses of Energy Technologies included retail commodity sales of electricity and natural gas, which do not qualify for accounting treatment as discontinued operations. The HVAC/mechanical operating companies results of operations of discontinued operations for the three years ended December 31, 2001, 2000 and 1999, respectively, are disclosed below:

                                             Years Ended December 31,
                                 --------------------------------------------
                                     2001            2000            1999
                                 --------------------------------------------
                                          (Millions of Dollars)
Operating Revenues..............   $  441          $  316          $  183
Pre-Tax Operating Loss............    (31)            (20)            (21)
Loss Before Income Taxes............  (34)            (17)            (19)
Net Loss............................  (22)            (12)            (13)

     The carrying amounts of the assets and liabilities of Energy Technologies investments in the discontinued HVAC/mechanical operating business, as of December 31, 2001 and December 31, 2000, have been reclassified into Current Assets of Discontinued Operations and Current Liabilities of Discontinued Operations, respectively, on our Consolidated Balance Sheets.

     The carrying amounts of the major classes of assets and liabilities of Energy Technologies' investments in the discontinued HVAC/mechanical operating business, as of December 31, 2001 and December 31, 2000, are summarized in the following table:

                              -----------------------   ------------------------
                                  December 31, 2001        December 31, 2000
                              -----------------------   ------------------------
                                       (Millions of Dollars)
Current Assets......................     $152                     $154
Net Property, Plant and Equipment...        8                       18
Noncurrent Assets...................       66                       70
                                      --------------         ------------
     Total Assets...................     $226                     $242
                                      ==============         ============

Current Labilities..................     $ 76                      $77
Noncurrent Liabilities..............        2                        2
Long-Term Debt......................        1                        1
                                      --------------         ------------
     Total Liabilities..............     $ 79                      $80
                                      ==============         ============
Tanir Bavi

     As of September 30, 2002, Global owned a 74% interest in Tanir Bavi Power Company Private Ltd. (Tanir Bavi), which owns and operates a 220 MW barge mounted, combined-cycle generating facility in India. A plan to exit Tanir Bavi was adopted in 2002. Global signed an agreement in August 2002 under which an affiliate of its partner in this venture, GMR Vasavi Group, a local Indian company, purchased Global's majority interest in Tanir Bavi. The sale was completed in October 2002. In the second quarter of 2002, we reduced the carrying value of Tanir Bavi to the contracted sales price of $45 million and recorded a loss on disposal in the second quarter of 2002 of $14 million (after-tax).

     Tanir Bavi meets the criteria for classification as a component of discontinued operations and all prior periods have been reclassified to conform to this reclassification. Our share of operating results of this discontinued operation are summarized in the following table:

                                              Years Ended December 31,
                                   ---------------------------------------------
                                       2001            2000             1999
                                   ------------    -----------      ------------
                                               (Millions of dollars)
Operating Revenues................. $   56            $ --             $ --
Operating Income ..................     16              --               --
Income Before Income Taxes.........     14              --               --
Net Income..........................     7              --               --

     The carrying amounts of the assets and liabilities of Tanir Bavi, as of December 31, 2001, have been reclassified into Current Assets of Discontinued Operations and Current Liabilities of Discontinued Operations, respectively, in our Consolidated Balance Sheets. The carrying amounts of the major classes of assets and liabilities of Tanir Bavi, as of December 31, 2001 are summarized in the following tables:

                                                   December 31, 2001
                                                 -----------------------
                                                  (Millions of Dollars)
Current Assets......................                     $ 37
Net Property, Plant and Equipment...                      190
Noncurrent Assets...................                       30
                                                 -----------------------
    Total Assets....................                    $ 257
                                                 =======================


Current Liabilities.................                     $ 45
Noncurrent Liabilities..............                       19
Long-Term Debt......................                      108
                                                 -----------------------
     Total Liabilities..............                    $ 172
                                                 =======================

Note 4. Regulatory Issues and Accounting Impacts of Deregulation

New Jersey Energy Master Plan Proceedings and Related Orders

     Following the enactment of the Energy Competition Act, the BPU rendered a Final Order relating to PSE&G's rate unbundling, stranded costs and restructuring proceedings (Final Order). PSE&G, pursuant to the Final Order, transferred its electric generating facilities and wholesale power contracts to Power and its subsidiaries on August 21, 2000 in exchange for a promissory note in an amount equal to the purchase price.

     The generating assets were transferred at the price specified in the BPU order - $2.443 billion plus $343 million for other generation related assets and liabilities. Because the transfer was between affiliates, PSE&G and Power recorded the sale at the net book value of the assets and liabilities rather than the transfer price. The difference between the total transfer price and the net book value of the generation-related assets and liabilities was recorded as an equity adjustment on PSE&G's and Power's Consolidated Balance Sheets. These amounts are eliminated on our consolidated financial statements. Power paid the promissory note on January 31, 2001, with funds provided from us via equity contributions and loans.

     Also in the Final Order, the BPU concluded that PSE&G should recover up to $2.94 billion (net of tax) of its generation-related stranded costs through securitization of $2.4 billion, plus an estimated $125 million of transaction costs, and an opportunity to recover up to $540 million (net of tax) of its unsecuritized generation-related stranded costs on a net present value basis. The $540 million is subject to recovery through a market transition charge
(MTC). PSE&G remits the MTC revenues to Power as part of the BGS contract as provided for by the Final Order.

     In September 1999, the BPU issued its order approving PSE&G's petition relating to the proposed securitization transaction (Finance Order) which authorized, among other things, the imposition of a non-bypassable transition bond charge (TBC) on PSE&G's customers; the sale of PSE&G's property right in such charge to a bankruptcy-remote financing entity; the issuance and sale of $2.525 billion of securitization bonds by such entity as consideration for such property right, including an estimated $125 million of transaction costs; and the application by PSE&G of the transition bond proceeds to retire outstanding debt and/or equity. PSE&G Transition Funding LLC (Transition Funding) issued the transition bonds on January 31, 2001; and the TBC and a 2% rate reduction became effective on February 7, 2001 in accordance with the Final Order. An additional 2% rate reduction became effective on August 1, 2001 bringing the total rate reduction to 9% since August 1, 1999. These rate reductions and the TBC were funded through the MTC rate.

     On January 31, 2001, $2.525 billion of securitization bonds (non-recourse asset backed securities) were issued by Transition Funding, in eight classes with maturities ranging from 1 year to 15 years. Also on January 31, 2001, PSE&G received payment from Power on its $2.786 billion promissory note used to finance the transfer of PSE&G's generation business. The proceeds from these transactions were used to pay for certain debt issuance and related costs for securitization, retire a portion of PSE&G's outstanding short-term debt, reduce PSE&G common equity, loan funds to us and make various short-term investments.

     In order to properly recognize the recovery of the allowed unsecuritized stranded costs over the transition period, we recorded a charge to net income of $88 million, pre-tax, or $52 million, after tax, in the third quarter of 2000 for the cumulative amount of estimated collections in excess of the allowed unsecuritized stranded costs from August 1, 1999 through September 30, 2000. As of December 31, 2001, the amount of estimated collections in excess of the allowed unsecuritized stranded costs was $168 million.

Extraordinary Charge and Other Accounting Impacts of Deregulation

     In April 1999, PSE&G determined that SFAS 71 was no longer applicable to the electric generation portion of its business in accordance with the requirements of Emerging Issues Task Force Issue 97-4, "Deregulation of the Pricing of Electricity - Issues Related to the Application of FASB Statements No. 71 and No. 101" (EITF 97-4). Accordingly, in 1999, we recorded an extraordinary charge to earnings of $804 million (after tax), consisting primarily of the write-down of PSE&G's nuclear and fossil generating stations in accordance with SFAS 121. As a result of this impairment analysis, the net book value of the generating stations was reduced by approximately $5.0 billion (pre-tax) or $3.1 billion (net of tax). This amount was offset by the creation of a $4.057 billion (pre-tax), or $2.4 billion (net of tax) regulatory asset, as provided for in the Final Order and Finance Order.

     In addition to the impairment of PSE&G's electric generating stations, the extraordinary charge consisted of various accounting adjustments to reflect the absence of cost of service regulation in the electric generation portion of its business. The adjustments primarily related to materials and supplies, general plant items and liabilities for certain contractual and environmental obligations.

     In accordance with the Final Order, PSE&G also reclassified a $569 million excess depreciation reserve related to PSE&G's electric distribution assets from Accumulated Depreciation to a Regulatory Liability. Such amount is being amortized in accordance with the terms of the Final Order over the period from January 1, 2000 to July 31, 2003.

Note 5. Regulatory Assets and Liabilities

     At December 31, 2001 and December 31, 2000, respectively, we had deferred the following regulatory assets and liabilities on the Consolidated Balance
Sheets:

                                                                                  December
                                                                         ----------------------------
                                                                            2001            2000
                                                                         ------------     -----------
                                                                           (Millions of Dollars)

    Regulatory Assets
    -----------------
    Stranded Costs to be Recovered................................           $4,105          $4,057
    SFAS 109 Income Taxes.........................................              302             285
    OPEB Costs....................................................              212             232
    Societal Benefits Charges (SBC)...............................                4             135
    Environmental Costs...........................................               87              13
    Unamortized Loss on Reacquired Debt and Debt Expense..........               92             104
    Underrecovered Gas Costs......................................              120              --
    Unrealized Losses on Gas Contracts............................              137              --
    Non-Utility Generation Transition Charge (NTC)................               --               7
    Other.........................................................              188             162
                                                                         ------------     -----------
          Total Regulatory Assets.................................           $5,247          $4,995
                                                                         ============     ===========
    Regulatory Liabilities
    ----------------------
    Excess Depreciation Reserve...................................             $319            $444
    Non-Utility Generation Transition Charge (NTC)................               48              --
    Overrecovered Gas Costs.......................................               --              26
    Other.........................................................                6              --
                                                                         ------------     -----------
          Total Regulatory Liabilities............................             $373            $470
                                                                         ============     ===========

     Stranded Costs To Be Recovered: This reflects deferred costs to be recovered through securitization transition charge which was authorized by the Final Order and Finance Order.

     SFAS 109 Income Taxes: This amount represents the portion of deferred income taxes that will be recovered through future rates, based upon established regulatory practices, which permit the recovery of current taxes.

     OPEB Costs: Includes costs associated with the adoption of SFAS No. 106. "Employers' Accounting for Benefits Other Than Pensions" which were deferred in accordance with EITF Issue 92-12, "Accounting for OPEB Costs by Rate Regulated Enterprises". Prior to the adoption of SFAS 106, post-retirement benefits costs were recognized on a cash basis. SFAS 106 required that these costs be accrued as the benefits were earned. Accordingly a liability and a regulatory asset were recorded for the total benefits earned at the implementation date. Beginning January 1, 1998, we commenced the amortization of this regulatory asset over 15 years. See Note 13. Pension, Other Postretirement Benefit and Savings Plans for additional information.

     Societal Benefit Charges (SBC): The SBC includes costs related to PSE&G's electric transmission and distribution business as follows: 1) social programs which include the universal service fund; 2) nuclear plant decommissioning; 3) demand side management (DSM) programs; 4) manufactured gas plant remediation; 5) consumer education; 6) Under and overrecovered electric bad debt expenses; and
7) MTC overrecovery.

     Environmental Costs: Represents environmental investigation and remediation costs which are probable of recovery in future rates.

       Unamortized Loss on Reacquired Debt and Debt Expense: Represents bond issuance costs, premiums, discounts and losses on reacquired long-term debt.

     Underrecovered/Overrecovered Gas Costs: Represents gas costs in excess of or below the amount included in rates and probable of recovery in the future.

     Unrealized Losses on Gas Contracts: This represents the recoverable portion of unrealized losses associated with contracts used in the company's gas distribution business

     Non-utility Generation Transition Charge (NTC): This clause was established to account for above market costs related to non-utility generation contracts. The charge for the stranded NTC recovery was initially set at $183 million annually. Any NUG contract costs and/or buyouts are charged to the NTC. Proceeds from the sale of the energy and capacity purchased under these NUG contracts are also credited to this account.

     Other Regulatory Assets: Includes Decontamination and Decommissioning Costs, Plant and Regulatory Study Costs, Repair Allowance Tax Deficiencies and Interest, Property Abandonments and Oil and Gas Property Write-Down and recovery of costs related to Transition Funding's interest rate swap.

     Excess Depreciation Reserve: As required by the BPU, PSE&G reduced its depreciation reserve for its electric distribution assets by $569 million and recorded such amount as a regulatory liability to be amortized over the period from January 1, 2000 to July 31, 2003. In 2000 and 2001, $125 million was amortized. The remaining $319 million will be amortized through July 31, 2003.

     Other Regulatory Liabilities: This includes the following: 1) Interest on amounts collected from customers that are used to fund incentives for choosing a third party gas supplier; 2) Interest on amounts collected early from customers relating to the Transitional Energy Facility Assessment tax; and 3) Amounts collected from customers in order for Transition Funding to obtain a AAA rating on its transition bonds.

Note 6. Long-Term Investments

Long-Term Investments are primarily those of Energy Holdings' subsidiaries:

                                                                                  December 31,
                                                                           ---------------------------
                                                                              2001            2000
                                                                           -----------     -----------
                                                                             (Millions of Dollars)

     Leveraged Leases................................................          $2,784          $2,253
        Partnerships:
          General Partnerships.......................................              44              47
          Limited Partnerships.......................................             615             538
                                                                           -----------     -----------
                Total Partnerships...................................             659             585
                                                                           -----------     -----------

     Corporate Joint Ventures........................................           1,115           1,584
     Securities......................................................               6               6
     Other Investments...............................................             197             168
                                                                           -----------     -----------
                Total Long-Term Investments..........................          $4,761          $4,596
                                                                           ===========     ===========

Leveraged Leases

Resources' net investment in leveraged leases is comprised of the following elements:

                                                                                      December 31,
                                                                             --------------------------------
                                                                                 2001               2000
                                                                             ------------        ------------
                                                                                  (Millions of Dollars)
    Lease rents receivable............................................           $3,644              $3,175
    Estimated residual value of leased assets.........................            1,414               1,040
                                                                             ------------        ------------
                                                                                  5,058               4,215
    Unearned and deferred income......................................           (2,274)             (1,962)
                                                                             ------------        ------------
         Total investments in leveraged leases........................            2,784               2,253
    Deferred taxes arising from leveraged leases......................           (1,175)             (1,031)
                                                                             ------------        ------------
         Net investment in leverage leases............................           $1,609              $1,222
                                                                             ============        ============

Resources' pre-tax income and income tax effects related to investments in leveraged leases are as follows:


                                                                           Years ended December 31,
                                                         -------------------------------------------------------------
                                                               2001                  2000                  1999
                                                         ------------------    ------------------    -----------------
                                                                            (Millions of Dollars)

Pre-tax income.........................................              $ 206                 $ 163                $ 112
                                                         ==================    ==================    =================
Income tax effect on pre-tax income....................              $  62                 $  58                $  41
Amortization of investment tax credits.................              $ (1)                 $ (1)                $ (1)


     Resources, as lessor, has certain ownership rights to the property through leveraged leases, with terms ranging from 4 to 45 years. The lease investments are recorded on a net basis by summing the lease rents receivable over the lease term and adding the residual value, if any, less unearned income and deferred taxes to be recognized over the lease term. Leveraged leases are recorded net of non-recourse debt.

     Income on leveraged leases is recognized by a method which produces a constant rate of return on the outstanding net investment in the lease, net of the related liability, in the years in which the net investment is positive. Initial direct costs are deferred and amortized using the interest method over the lease period.

Partnership Investments and Corporate Joint Ventures

     Partnership investments of approximately $615 million and corporate joint ventures of approximately $1.1 billion are those of Resources, Global and EGDC. Energy Holdings accounts for such investments under the equity method of accounting. As of December 31, 2001 Energy Holdings had approximately $1.5 billion of investments accounted for under the equity method of accounting.

     Summarized results of operations and financial position of all affiliates in which Global uses the equity method of accounting are presented below:

                                                                  Foreign            Domestic              Total
                                                              -----------------    --------------     ----------------
                                                                               (Millions of Dollars)
December 31, 2001
Condensed Income Statement Information
Revenue..................................................       $      819           $      473         $    1,292
Gross Profit.............................................              317                  165                482
Minority Interest........................................              (20)                  --                (20)
Net Income...............................................              141                   91                232
Condensed Balance Sheet Information
Assets:
 Current Assets..........................................       $      341           $      131         $      472
 Property, Plant & Equipment.............................            1,198                1,406              2,604
 Goodwill................................................              863                   50                913
 Other  Non-current Assets...............................              616                   23                639
                                                              -----------------    --------------     ----------------
Total Assets.............................................       $    3,018           $    1,610         $    4,628
                                                              -----------------    --------------     ----------------

                                                              -----------------    --------------     ----------------
Liabilities:
 Current Liabilities.....................................       $      415           $      109         $      524
 Debt....................................................              761                  658              1,419
 Other Non Current Liabilities...........................              132                  212                344
 Minority Interest.......................................               25                   --                 25
                                                              -----------------    --------------     ----------------
Total Liabilities........................................            1,333                  979              2,312
Equity...................................................            1,685                  631              2,316
                                                              -----------------    --------------     ----------------
Total Liabilities & Equity...............................       $    3,018           $    1,610         $    4,628
                                                              -----------------    --------------     ----------------

                                                                  Foreign            Domestic              Total
                                                              -----------------    --------------     ----------------
                                                                               (Millions of Dollars)
December 31, 2000
Condensed Income Statement Information
Revenue..................................................       $    1,059           $      452         $    1,511
Gross Profit.............................................              434                  256                690
Minority Interest........................................              (25)                  --                (25)
Net Income...............................................              156                  162                318
Condensed Balance Sheet Information
Assets:
 Current Assets..........................................       $      504           $      130         $      634
 Property, Plant & Equipment.............................            2,355                1,349              3,704
 Goodwill................................................            1,201                   --              1,201
 Other  Non-current Assets...............................              464                   77                541
                                                              -----------------    --------------     ----------------
Total Assets.............................................       $    4,524           $    1,556         $    6,080
                                                              -----------------    --------------     ----------------
Liabilities:

 Current Liabilities.....................................       $      818           $       99         $      917
 Debt....................................................              696                  732              1,428
 Other Non Current Liabilities...........................              174                   90                264
 Minority Interest.......................................              129                    1                130
                                                              -----------------    --------------     ----------------
Total Liabilities........................................            1,817                  922              2,739
Equity...................................................            2,707                  634              3,341
                                                              -----------------    --------------     ----------------
Total Liabilities & Equity...............................       $    4,524           $    1,556         $    6,080
                                                              -----------------    --------------     ----------------


                                                                  Foreign            Domestic              Total
                                                              -----------------    --------------     ----------------
                                                                               (Millions of Dollars)
December 31, 1999
Condensed Income Statement Information
Revenue..................................................         $ 1,184              $   423            $ 1,607
Gross Profit.............................................             416                  265                681
Minority Interest........................................             (23)                  --                (23)
Net Income...............................................             110                  155                265

Purchase Business Combinations/Asset Acquisitions

     In December 2001, Global acquired Empresa de Electricidad de los Andes S.A. (Electroandes) for $227 million, subject to certain purchase price adjustments pending completion in April 2002. Electroandes is the sixth largest electric generator in Peru with a 6% market share. Electroandes' main assets include four hydroelectric facilities with a combined installed capacity of 183 MW and 460 miles of transmission lines located in the Central Andean region (northeast of Lima). In addition, Electroandes has the exclusive rights to develop a 100 MW expansion of an existing station and a 150 MW greenfield hydroelectric facility. In 2000, Electroandes generated 1,150 GWH of electrical energy, of which 97% was sold through power purchase agreements to mining companies in the region. We have not finalized the allocation of the purchase price as of December 31, 2001. An estimation of this allocation was prepared and included as part of our consolidated financial statements. The purchase price was allocated $15 million to Current Assets, $78 million to Property, Plant and Equipment, $164 million to Goodwill, and $30 million to Current Liabilities.

     In August 2001, Global purchased a 94% equity stake in SAESA and all of its subsidiaries from Compania de Petroleos de Chile S.A. (COPEC). The SAESA group of companies consists of four distribution companies and one transmission company that provide electric service in the southern part of Chile. Additionally, Global purchased from COPEC approximately 14% of Empresa Electrica de la Frontera S.A. (Frontel) not owned by SAESA. SAESA also owns a 50% interest in the Argentine distribution company Empresa Electrica del Rio Negro S.A. In 2001 Global spent $447 million (net of $16 million in cash acquired) to acquire a 94% interest in SAESA and a 14% interest in Frontel. In October 2001, Global completed a tender offer for an additional 6% of publicly trades SAESA shares, for approximately $25 million. We have not finalized the allocation of the purchase price as of December 31, 2001. An estimation of this allocation was prepared and included as part of our consolidated financial statements. The total purchase price of $488 million was allocated $55 million to Current Assets, $210 million to Property, Plant and Equipment, $315 million to Goodwill, $10 million to Other Non-Current Assets, $46 million to Current Liabilities, $39 million to Long-Term Debt, $17 million to Deferred Taxes and Other Non-Current Liabilities.

     In June 2001, Global exercised its option to acquire an additional 49% of Empresa Distribuidora de Electricidad de Entre Rios S.A. (EDEERSA), an electric distribution company providing electric service to more than 230,000 customers in the Province of Entre Rios, Argentina, bringing its total ownership of EDEERSA to 90%. The additional ownership was purchased for $110 million. An estimation of this allocation was prepared and included as part of our consolidated financial statements. The purchase price was allocated approximately $22 million to Current Assets, $114 million to Property, Plant and Equipment, $30 million to Goodwill, $15 million to Current Liabilities, and $41 million to Long-Term Debt. We have not finalized the allocation of the purchase price as of December 31, 2001.

     In 2000, Global acquired a 49% interest in Tanir Bavi Power Company Private Ltd., which was constructing a 220 MW barge mounted, combined-cycle generating facility located near Mangalore in the state of Karnataka, India. In January 2001, Global acquired an additional 25% interest in the project bringing its total ownership interest to 74%. In November 2001, the facility achieved full commercial operation. A plan to exit Tanir Bavi was adopted in 2002. Global signed an agreement in August 2002 under which an affiliate of its partner in this venture, GMR Vasavi Group, a local Indian company, purchased Global's majority interest in Tanir Bavi. The sale was completed in October 2002. Tanir Bavi meets the criteria for classification as a component of discontinued operations and all prior periods have been reclassified to conform to the current year's presentation. See Note 3. Discontinued Operations for further discussion.

Other Investments

     Other investments primarily include amounts related to Life Insurance and Energy Technologies' investments in DSM projects. As of December 31, 2001, amounts related to such items were $108 million and $45 million, respectively. As of December 31, 2000, amounts related to such items were $89 million and $51 million, respectively.

Note 7. Schedule of Consolidated Capital Stock and Other Securities

                                                           Outstanding        Current
                                                              Shares        Redemption
                                                         At December 31,       Price        December 31,     December 31,
                                                               2001          Per Share          2001             2000
                                                        ----------------------------------  --------------  ----------------
                                                                                                 (Millions of Dollars)
PSEG Common Stock (no par) (A)
Authorized 500,000,000 shares; issued and outstanding
at December 31, 2001, 205,839,018 shares and at
December 31, 2000, shares 207,971,318                                                           $2,618            $2,709

PSEG Preferred Securities (B)
   PSEG Quarterly Guaranteed Preferred Beneficial
       Interest in
   PSEG's Subordinated Debentures (D)(E)(G)
     7.44%...........................................           9,000,000         --              $225              $225
     Floating Rate...................................             150,000         --               150               150
     7.25%...........................................           6,000,000         --               150               150
                                                                                         --------------  ----------------
     Total Quarterly Guaranteed Preferred Beneficial
       Interest in
     PSEG's Subordinated Debentures..................                                             $525              $525
                                                                                         ==============  ================
PSE&G Preferred Securities
PSE&G Cumulative Preferred Stock (C) without Mandatory
Redemption (D)(E) $100 par value series
     4.08%...........................................             146,221       103.00             $15               $15
     4.18%...........................................             116,958       103.00              12                12
     4.30%...........................................             149,478       102.75              15                15
     5.05%...........................................             104,002       103.00              10                10
     5.28%...........................................             117,864       103.00              12                12
     6.92%...........................................             160,711         --                16                16
   $25 par value series
     6.75%...........................................                --           --              --                  15
                                                                                         --------------  ----------------
   Total Preferred Stock without Mandatory Redemption                                              $80               $95
                                                                                         ==============  ================
     With Mandatory Redemption (D)(E) $100
     par value series
     5.97%...........................................                --           --             $--                 $75
                                                                                         --------------  ----------------
   Total Preferred Stock with Mandatory Redemption...                                            $--                 $75
                                                                                         ==============  ================
   PSE&G Monthly Guaranteed Preferred Beneficial
       Interest in
   PSE&G's Subordinated Debentures (D)(E)(F)
     9.375%..........................................                --           --             $--                $150
     8.00%...........................................           2,400,000        25.00              60                60
                                                                                         --------------  ----------------
     Total Monthly Guaranteed Preferred Beneficial
       Interest in
     PSE&G's Subordinated Debentures.................                                              $60              $210
                                                                                         ==============  ================
   PSE&G Quarterly Guaranteed Preferred Beneficial
       Interest in
   PSE&G's Subordinated Debentures (D)(E)(F)
     8.625%..........................................                --           --             $--                $208
     8.125%..........................................           3,800,000         --                95                95
                                                                                         --------------  ----------------
     Total  Quarterly  Guaranteed  Preferred  Beneficial
       Interest in
     PSE&G's Subordinated Debentures.................                                              $95              $303
                                                                                         ==============  ================

(A) Our Board of Directors authorized the repurchase of up to 30 million shares of its common stock in the open market. At December 31, 2001, we had repurchased approximately 26.5 million shares of common stock at a cost of approximately $997 million. The repurchased shares have been held as treasury stock or used for other corporate purposes. Total authorized and unissued shares include 7,302,488 shares of common stock available for issuance through our Dividend Reinvestment and Stock Purchase Plan and various employee benefit plans. In 2001 and 2000, no shares of common stock were issued or sold through these plans.

(B) We have authorized a class of 50,000,000 shares of Preferred Stock without par value, none of which is outstanding.

(C) At December 31, 2001, there were an aggregate of 6,704,766 aggregates of shares of $100 par value and 10,000,000 shares of $25 par value Cumulative Preferred Stock which were authorized and unissued and which, upon issuance, may or may not provide for mandatory sinking fund redemption. If dividends upon any shares of Preferred Stock are in arrears in an amount equal to the annual dividend thereon, voting rights for the election of a majority of PSE&G's Board of Directors become operative and continue until all accumulated and unpaid dividends thereon have been paid, whereupon all such voting rights cease, subject to being revived from time to time.

(D) At December 31, 2001 and 2000, the annual dividend requirement of our Trust Preferred Securities (Guaranteed Preferred Beneficial Interest in our Subordinated Debentures) and their embedded costs were $38,433,000 and 4.91%, respectively.

       At December 31, 2001 and 2000, the annual dividend requirement and embedded dividend rate for PSE&G's Preferred Stock without mandatory redemption was $10,127,383 and 5.03%, $10,886,758 and 5.18%, respectively, and for our Preferred Stock with mandatory redemption was $1,119,375 and 6.02%, $4,477,500 and 6.02%, respectively.

       At December 31, 2001 and 2000, the annual dividend requirement and embedded cost of the Monthly Income Preferred Securities (Guaranteed Preferred Beneficial Interest in PSE&G's Subordinated Debentures) was $7,768,750 and 4.90%, $18,862,500 and 5.50%, respectively.

       At December 31, 2001 and 2000, the annual dividend requirement of the Quarterly Income Preferred Securities (Guaranteed Preferred Beneficial Interest in PSE&G's Subordinated Debentures) and their embedded costs were $16,439,584 and 4.97%, $25,658,750 and 5.18%, respectively.

(E)    For information concerning fair value of financial instruments, see Note
       9. Financial Instruments, Energy Trading and Risk Management.

(F) PSE&G Capital L.P., PSE&G Capital Trust I and PSE&G Capital Trust II were formed and are controlled by PSE&G for the purpose of issuing Monthly and Quarterly Income Preferred Securities (Monthly and Quarterly Guaranteed Preferred Beneficial Interest in PSE&G's Subordinated Debentures). The proceeds were loaned to PSE&G and are evidenced by PSE&G's Deferrable Interest Subordinated Debentures. If and for as long as payments on PSE&G's Deferrable Interest Subordinated Debentures have been deferred, or PSE&G has defaulted on the indentures related thereto or its guarantees thereof, PSE&G may not pay any dividends on its common and preferred stock. The Subordinated Debentures and the indentures constitute a full and unconditional guarantee by PSE&G of the Preferred Securities issued by the partnership and the trusts.

(G) Enterprise Capital Trust I, Enterprise Capital Trust II, Enterprise Capital Trust III and Enterprise Capital Trust IV were formed and are controlled by us for the purpose of issuing Quarterly Trust Preferred Securities (Quarterly Guaranteed Preferred Beneficial Interest in PSEG's Subordinated Debentures). The proceeds were loaned to us and are evidenced by our Deferrable Interest Subordinated Debentures. If and for as long as payments on our Deferrable Interest Subordinated Debentures have been deferred, or we have defaulted on the indentures related thereto or its guarantees thereof, PSEG may not pay any dividends on its common and preferred stock. The Subordinated Debentures constitute our full and unconditional guarantee of the Preferred Securities issued by the trusts.

Note 8. Schedule of Consolidated Debt

Interest Rates                                           Maturity                     2001               2000
------------------------------------------------------   ---------------------    --------------    ---------------
PSEG                                                                                   (Millions of Dollars)
----
Extendible Notes LIBOR plus 0.40% (A)                    2001................          $  --               $300
Floating Rate Notes-LIBOR plus 0.875%                    2002................            275                275
                                                                                  --------------    ---------------
Principal Amount Outstanding (C).............................................            275                575
Amounts Due Within One Year (D)..............................................           (275)              (300)
                                                                                  --------------    ---------------
       Total Long-Term Debt of PSEG .........................................          $  --               $275
                                                                                  ==============    ===============
PSE&G
-----
First and Refunding Mortgage Bonds (B):

   7.875%                                                2001................          $  --               $100
   6.125%                                                2002................            258                258
   6.875%-8.875%                                         2003................            300                300
   6.50%                                                 2004................            286                286
   9.125%                                                2005................            125                125
   6.75%                                                 2006................            147                147
   6.25%                                                 2007................            113                113
   Variable                                              2008-2012...........             --                 66
   6.75%-7.375%                                          2013-2017...........            330                330
   6.45%-9.25%                                           2018-2022...........            139                139
   Variable                                              2018-2022...........             --                 14
   5.20%-7.50%                                           2023-2027...........            434                434
   5.45%-6.55%                                           2028-2032...........            499                499
   Variable                                              2028-2032...........             --                 25
   5.00%-8.00%                                           2033-2037...........            160                160
Medium-Term Notes:
   7.19%                                                 2002................            290                290
   8.10%-8.16%                                           2008-2012...........             60                 60
   7.04%                                                 2018-2022...........              9                  9
   7.15%-7.18%                                           2023-2027...........             39                 39
                                                                                  --------------    ---------------
         Total First and Refunding Mortgage Bonds............................           3,189             3,394
                                                                                  --------------    ---------------
Unsecured Bonds-7.43% (L)                                 2002...............             --                 300
Unsecured Bonds-Variable                                  2027...............             --                 19
                                                                                  --------------    ---------------
         Total Unsecured Bonds...............................................             --                319
                                                                                  --------------    ---------------
Principal Amount Outstanding (C).............................................          3,189              3,713
Amounts Due Within One Year (D)..............................................           (547)              (100)
Net Unamortized Discount.....................................................            (16)               (23)
                                                                                  --------------    ---------------
         Total Long-Term Debt of PSE&G (E)...................................         $2,626             $3,590
                                                                                  ==============    ===============

                                                                                            December 31,
                                                                                  ---------------------------------
Interest Rates                                           Maturity                     2001               2000
------------------------------------------------------   ---------------------    --------------    ---------------
Transition Funding                                                                     (Millions of Dollars)
------------------
Securitization Bonds (I):
5.46%.................................................   2004................            $52                 --
5.74%.................................................   2007................            369                 --
5.98%.................................................   2008................            183                 --
LIBOR plus 0.30%......................................   2011................            496                 --
6.45%.................................................   2013................            328                 --
6.61%.................................................   2015................            454                 --
6.75%.................................................   2016................            220                 --
6.89%.................................................   2017................            370                 --
                                                                                  --------------    ---------------
Principal Amount Outstanding (C).............................................          2,472                 --
Amounts Due Within One Year (I)..............................................           (121)                --
                                                                                  --------------    ---------------
       Total Long-Term Debt of Transition Funding, LLC ......................         $2,351                 --
                                                                                  ==============    ===============

Power
-----
Senior Notes:

   6.88%...............................................  2006.................          $500                 --
   7.75%...............................................  2011.................           800                 --
   8.63%...............................................  2031.................           500                 --

Pollution Control Bonds (J)............................
   5.00%...............................................  2012.................            66                 --
   5.50%...............................................  2020.................            14                 --
   5.85%...............................................  2027.................            19                 --
   5.75%...............................................  2031.................            25                 --

Non-recourse debt (K):
   Variable............................................  2005.................          770                  --
                                                                                    ------------       ------------

Principal Amount Outstanding (C)..............................................         2,694                 --
Amounts Due Within One Year (D)...............................................            --                 --
Net Unamortized Discount......................................................           (9)                 --
                                                                                  --------------    ---------------
         Total Long-Term Debt of Power .......................................        $2,685                 --
                                                                                  ==============    ===============

                                                                                            December 31,
                                                                                  ---------------------------------
Interest Rates                                           Maturity                     2001               2000
------------------------------------------------------   ---------------------    --------------    ---------------
Energy Holdings                                                                       (Millions of Dollars)
---------------
Senior Notes:
   9.125%                                               2004.................           $300              $ 300
   8.625%                                               2008.................            400               --
   10.00%                                               2009.................            400                400
   8.50%                                                2011.................            550               --
                                                                                  --------------     ------------
Principal Amount Outstanding (C).............................................          1,650                700
Net Unamortized Discount.....................................................             (6)                (5)
                                                                                  --------------     ------------
                                                                                      $1,644               $695
                                                                                  --------------     ------------
PSEG Capital
------------
Medium-Term Notes (F):
   6.73% - 6.74%                                         2001................             --                170
   3.12% - 7.72%                                         2002................            228                228
   6.25%                                                 2003................            252                252
                                                                                  --------------     ------------
Principal Amount Outstanding (C).............................................            480                650
                                                                                  --------------    -------------
Amounts Due Within One Year (D)..............................................           (228)              (170)
Net Unamortized Discount.....................................................             --                 (1)
                                                                                  --------------    -------------
         Total Long-Term Debt of PSEG Capital................................            252                479
                                                                                  --------------    -------------
Global
------
Non-recourse Debt (G):
   10.01% -10.385% -  Bank Loan                          2001................             --                 96
   5.47% - 10.385 - Bank Loan                            2002................             14                 64
   6.64% - 9.46 - Bank Loan                              2003-2019...........            602                160
   14.00% - Minority Shareholder Loan                    2027................             10                 10
                                                                                  --------------     ------------
Principal Amount Outstanding (C).............................................            626                330
Amounts Due Within One Year (D)..............................................            (14)               (96)
                                                                                  --------------    -------------
         Total Long-Term Debt of Global......................................            612                234
                                                                                  --------------    -------------
Resources
---------
   8.60% - Bank Loan                                     2001-2020...........             22                 24
                                                                                  --------------    -------------
Principal Amount Outstanding (C).............................................             22                 24
Amounts Due Within One Year (D)..............................................
                                                                                          (1)               (1)
                                                                                  --------------    -------------
         Total Long-Term Debt of Resources...................................             21                 23
                                                                                  --------------    -------------
              Total Long-Term Debt of Energy Holdings (M) ...................          2,529              1,431
                                                                                  ==============    =============
                  Consolidated Long-Term Debt (H)(M).........................        $10,191             $5,296
                                                                                  ==============    =============

(A) In June 1999, we issued $300 million of Extendible Notes, Series C, due June 15, 2001. At December 31, 2000, the interest rate on Series C was 6.955%. These Extendible Notes were repurchased in 2001 and are no longer outstanding. In November 2000, we issued $275 million of Floating Rate Notes due May 21, 2002 with an interest rate is at three-month LIBOR, plus 0.875%.

(B) PSE&G's First and Refunding Mortgage (Mortgage), securing the Bonds, constitutes a direct first mortgage lien on substantially all of PSE&G's property and franchises.

(C)    For information concerning fair value of financial instruments, see Note
       9. Financial Instruments Energy Trading and Risk Management.

(D) The aggregate principal amounts of mandatory requirements for sinking funds and maturities for each of the five years following December 31, 2001 are as follows:

                                    Transition      PSEG       Energy        PSEG
  Year       PSEG        PSE&G       Funding       Power      Holdings      Capital      Global    Resources     Total
  ------    --------    --------    -----------    -------    ----------    --------    -------    --------    --------
   2002       275           547             --         --            --         228         14           1       1,066
   2003        --           300             --         --            --         252         37           1         590
   2004        --           286             52         --           300          --         98           1         737
   2005        --           125             --        770            --          --         21           1         917
   2006                     147             --        500            --          --         21           1         669
            --------    --------    -----------    -------    ----------    --------    -------    --------    --------
              275         1,405             52       1,270          300         480        191           5       3,979
            ========    ========    ===========    =======    ==========    ========    =======    ========    ========

(E) At December 31, 2001 and 2000, PSE&G's annual interest requirement on long-term debt was $220 million and $256 million, of which $220 million and $233 million, respectively, was the requirement for Mortgage Bonds. The embedded interest cost on long-term debt on such dates was 7.46% and 7.30%, respectively. The embedded interest cost on long-term debt due within one year at December 31, 2001 was 6.76%.

(F) PSEG Capital has provided up to $750 million debt financing for Energy Holdings' businesses, except Energy Technologies, on the basis of a net worth maintenance agreement with PSEG. Since 1995, PSEG Capital has limited its borrowings to no more than $650 million.

(G) Global's projects are generally financed with non-recourse debt at the project level, with the balance in the form of equity investments by the sponsors in the project. The non-recourse debt shown in the above table is that of consolidated subsidiaries which have equity investments in distribution facilities in Argentina, Chile and Peru and generation facilities under construction in Poland and Tunisia. Global's capital at risk on the projects is limited to its original investment.

(H) At December 31, 2001 and 2000, our annual interest requirement on long-term debt was $645 million and $440 million. The embedded interest cost on long-term debt on such dates was 7.83% and 7.66%, respectively.

(I) At January 31, 2001, Transition Funding issued $2.525 billion of Bonds in eight classes with estimated final payment dates from one year to fifteen years. The net proceeds were remitted to PSE&G as consideration for the property right in the TBC. At December 31, 2001, Transition Funding annual interest requirement on securitization bonds was $148 million. The current portion of Transition Funding's debt is based on estimated payment dates, with final estimated payment dates at two years earlier than the final maturity dates for each respective class of Bonds. At December 31, 2001, Transition Funding's annual interest requirement on its Bonds was $137 million.

(J) At November 20, 2001 & December 5, 2001, Power issued $124 million of Pollution Control Notes in four classes with maturities ranging from 11 years to 30 years.

(K) In August 2001, subsidiaries of Power closed with a group of banks on $800 million of non-recourse project financing for projects in Waterford, Ohio and Lawrenceburg, Indiana. The Waterford project will be completed in two phases and will increase Power's capacity by 850 MW. The first phase and second phase of the project are expected to achieve commercial operation in June 2002 and May 2003, respectively. The Lawrenceburg project will increase Power's capacity by 1,150 MW and is expected to achieve commercial operation by May 2003. The total combined project cost for Waterford and Lawrenceburg is estimated at $1.2 billion. Power's required estimated equity investment in these projects is approximately $400 million. In connection with these projects, ER&T has entered into a tolling agreement pursuant to which it is obligated to purchase the output of these facilities at stated prices. As a result, ER&T bears the price risk related to the output of these generation facilities.

(L) On December 7, 2000, PSE&G issued $300 million of Floating Rate Notes at 7.4275%, due December 7, 2002. The proceeds were used for general corporate purposes including the repayment of short-term debt. These notes were repurchased during 2001.

(M) Excludes Long-Term Debt of $109 million for Global and $1 million for Energy Technologies related to discontinued operations. See Note 3. Discontinued Operations.

SHORT-TERM DEBT

     At December 31, 2001, we and Energy Holdings had a $753 million and $585 million of short-term debt as detailed below. As of December 31, 2001 the weighted-average short-term debt rates for us and Energy Holdings were 2.8% and 3.3%, respectively.

                                                                                                       Commercial
                                               Maturity       Total       Primary        Amount         Paper (Cp)
Company                                          Date       Facility      Purpose      Outstanding     Outstanding
-------------------------------------------    --------     --------      -------      -----------     -----------
                                                                              (MILLIONS OF DOLLARS)
PSEG
-------------------------------------------
364-day Credit Facility                        March 2002       $570     CP Support          $ --            $475
5-year Credit Facility                         March 2002        280     CP Support            --             N/A
5-year Credit Facility                       December 2002       150       Funding            125             N/A
Bilateral Credit Agreement                        N/A       No Limit       Funding            153             N/A


PSE&G
-------------------------------------------
364-day Credit Facility                         June 2002        390     CP Support            --              --
5-year Credit Facility                          June 2002        450     CP Support            --              --
Bilateral Credit Agreement                      June 2002         60     CP Support            --              --
Bilateral Credit Agreement                        N/A       No Limit       Funding             --             N/A

Energy Holdings
-------------------------------------------
364-day Credit Facility                          May 2002        200       Funding             --             N/A
5-year Credit Facility                           May 2004        495       Funding            250             N/A
Bilateral Credit Agreement                         N/A           100       Funding             50             N/A
                                                                                             ----            ----
         Total                                     N/A                                       $578            $475
                                                                                             ====            ====

     Energy Holdings' five-year facility also permits up to $250 million of letters of credit to be issued of which $57 million are outstanding as of December 31, 2001. In addition, Global had $285 million of non-recourse short-term debt outstanding as of December 31, 2001.

     As of December 31, 2001, Power had issued letters of credit in the amount of approximately $100 million.

Note 9. Financial Instruments, Energy Trading and Risk Management

     Our operations are exposed to market risks from changes in commodity prices, foreign currency exchange rates, interest rates and equity prices that could affect results of operations and financial conditions. We manage our exposure to these market risks through our regular operating and financing activities and, when deemed appropriate, hedge these risks through the use of derivative financial instruments. We use the term hedge to mean a strategy designed to manage risks of volatility in prices or rate movements on certain assets, liabilities or anticipated transactions and by creating a relationship in which gains or losses on derivative instruments are expected to counterbalance the losses or gains on the assets, liabilities or anticipated transactions exposed to such market risks. We use derivative instruments as risk management tools consistent with our business plans and prudent business practices and for energy trading purposes.

Fair Value of Financial Instruments

     The estimated fair values were determined using the market quotations or values of instruments with similar terms, credit ratings, remaining maturities and redemptions at December 31, 2001 and December 31, 2000, respectively.


                                                                December 31, 2001            December 31, 2000
                                                             -------------------------   ---------------------------
                                                              Carrying       Fair         Carrying         Fair
                                                               Amount        Value         Amount          Value
                                                             ------------  -----------   ------------    -----------
                                                                             (Millions of Dollars)
Long-Term Debt (A):
     PSEG..................................................      $275          $275            $575           $575
     Energy Holdings (B)...................................     2,774         2,834           1,698          1,724
     PSE&G.................................................     3,173         3,290           3,690          3,453
     Transition Funding....................................     2,472         2,575              --             --
     Power.................................................     2,685         2,835              --             --
Preferred Securities Subject to Mandatory Redemption:
     PSE&G Cumulative Preferred Securities.................        --            --              75             60
     Monthly Guaranteed Preferred Beneficial Interest in
        PSE&G's Subordinated Debentures....................        60            60             210            212
     Quarterly Guaranteed Preferred Beneficial Interest in
        PSE&G's Subordinated Debentures....................        95            96             303            304
     Quarterly Guaranteed Preferred Beneficial Interest in
        PSEG's Subordinated Debentures.....................       525           520             525            474


(A) Includes current maturities. At December 31, 2001 we, Energy Holdings, Power and Transition Funding had interest rate swap agreements outstanding with notional amounts up to $150 million, $599 million, $178 million and $497 million, respectively. For additional information concerning consolidated debt, see Note 8. Schedule of Consolidated Debt. For additional information concerning preferred securities, see Note 7. Schedule of Consolidated Capital Stock and Other Securities.

(B) Excludes Long-Term Debt of $109 million for Global and $1 million for Energy Technologies related to discontinued operations. See Note 3. Discontinued Operations.

     Global had $912 million of project debt that is non-recourse to PSEG, Energy Holdings and Global associated with investments in Argentina, India, Chile, Peru Oman, Poland and Tunisia.

Energy Trading

     Effective January 1, 1999, we adopted EITF 98-10, which requires that energy trading contracts be recognized on the balance sheet at fair value with resulting realized and unrealized gains and losses included in current earnings. In 2001 we recorded $147 million of gains from energy trading, including realized gains of $169 million and unrealized losses of $22 million. In 2000 we recorded gains of $77 million, including $22 million of realized gains and $55 million of unrealized gains and in 1999 recorded gains of $42 million, including $37 million of realized gains and $5 million of unrealized gains. Net of broker fees and other trading related expenses, our energy trading business earned margins of $140 million, $72 million and $39 million for the years ended December 31, 2001, 2000 and 1999, respectively. As of December 31, 2001, we had a total of $9 million of unrealized gains on our balance sheet, over 90% of which related to contracts with terms of less than two years.

      We engage in physical and financial transactions in the electricity wholesale markets and execute an overall risk management strategy to mitigate the effects of adverse movements in the fuel and electricity markets. We actively trade energy, capacity, fixed transmission rights and emissions allowances in the spot, forward and futures markets primarily in PJM, but also throughout the Super Region. We are also involved in the financial transactions that include swaps, options and futures in the electricity markets.

     The fair values as of December 31, 2001 and December 31, 2000 and the average fair values for the periods then ended of our financial instruments related to the energy commodities are summarized in the following table:

                                         December 31, 2001                           December 31, 2000
                              ----------------------------------------- ---------------------------------------------
                              Notional   Notional    Fair     Average    Notional   Notional      Fair     Average
                                (mWh)    (MMBTU)    Value    Fair Value   (mWh)      (MMBTU)      Value   Fair Value
                              ------------------------------ ---------- ----------------------- ---------------------
                                             (Millions)                                  (Millions)
  Futures and Options NYMEX ..   --        16.0     $(1.2)     $(2.0)      17.0       167.0         $5.7    $(1.4)
  Physical forwards...........  41.0        9.0     $(2.6)     $12.1       50.0        10.0        $13.5    $13.6
  Options-- OTC...............   8.0      803.0    $(19.4)     $18.5       12.0       437.0       $184.2    $68.0
  Swaps.......................   --     1,131.0     $23.9       $2.3        --        218.0      $(137.8)  $(42.5)
  Emission Allowances.........   --        --        $8.3      $23.8        --          --          $6.0     $9.5

     We routinely enter into exchange traded futures and options transactions for electricity and natural gas as part of our energy trading operations. Generally, exchange-traded futures contracts require deposit of margin cash, the amount of which is subject to change based on market movement in exchange rules. The amount of the margin deposits as of December 31, 2001 and 2000 were approximately $2.6 million and $1 million, respectively.

Derivative Instruments and Hedging Activities

     Commodity Contracts

     The availability and price of energy commodities are subject to fluctuations from factors such as weather, environmental policies, changes in supply and demand, state and federal regulatory policies and other events. To reduce price risk caused by market fluctuations, we enter into derivative contracts, including forwards, futures, swaps and options with approved counterparties, to hedge our anticipated demand. These contracts, in conjunction with owned electric generation capacity, are designed to cover estimated electric customer commitments.

     During 2001, Power entered into electric physical forward contracts and gas futures and swaps with a maximum term of approximately one year, to hedge our forecasted BGS requirements and gas purchases requirements for generation. These transactions qualified for hedge accounting treatment under SFAS 133 and were settled prior to the end of 2001. The majority of the marked-to-market valuations were reclassified from OCI to earnings during the quarter ended September 30, 2001. As of December 31, 2001, we did not have any outstanding derivatives accounted for under this methodology. However, there was substantial activity during the year ended December 31, 2001. In 2001, the values of these forward contracts, gas futures and swaps as of June 30 and September 30 were $(34.2) million and $(0.4) million.

     Also as of December 31, 2001, PSE&G had entered into 330 MMBTU of gas futures, options and swaps to hedge forecasted requirements. As of December 31, 2001, the fair value of those instruments was $(137) million with a maximum term of approximately one year. PSE&G utilizes derivatives to hedge its gas purchasing activities which, when realized, are recoverable through its Levelized Gas Adjustment Clause (LGAC). Accordingly, these commodity contracts are recognized at fair value as derivative assets or liabilities on the balance sheet and the offset to the change in fair value of these derivatives is recorded as a regulatory asset or liability.

     We use a value-at-risk (VAR) model to assess the market risk of our commodity business. This model includes fixed price sales commitments, owned generation, native load requirements, physical contracts and financial derivative instruments. VAR represents the potential gains or losses for instruments or portfolios due to changes in market factors, for a specified time period and confidence level. PSEG estimates VAR across its commodity business using a model with historical volatilities and correlations.

     The Risk Management Committee (RMC) established a VAR threshold of $25 million. If this threshold was reached, the RMC would be notified and the portfolio would be closely monitored to reduce risk and potential adverse movements. In anticipation of the completion of the current BGS contract with PSE&G on July 31, 2002, the VAR threshold was increased to $75 million.

      The measured VAR using a variance/co-variance model with a 95% confidence level and assuming a one-week time horizon as of December 31, 2001 was approximately $18 million, compared to the December 31, 2000 level of

$19 million. This estimate, however, is not necessarily indicative of actual results, which may differ due to the fact that actual market rate fluctuations may differ from forecasted fluctuations and due to the fact that the portfolio of hedging instruments may change over the holding period and due to certain assumptions embedded in the calculation.

     Interest Rates

     PSEG, PSE&G, Power and Energy Holdings are subject to the risk of fluctuating interest rates in the normal course of business. Their policy is to manage interest rate risk through the use of fixed rate debt, floating rate debt, interest rate swaps and interest rate lock agreements. As of December 31, 2001, a hypothetical 10% change in market interest rates would result in a $3 million, $4 million, and $2 million, change in annual interest costs related to short-term and floating rate debt at PSEG, PSE&G, and Energy Holdings, respectively. The following table shows details of the interest rate swaps at PSEG, PSE&G, Power and Energy Holdings and their associated values that are still open at December 31, 2001:

                                                    Total                                Fair         Other
                                        Project    Notional     Pay       Receive       Market    Comprehensive
Underlying Securities                   Percent     Amount      Rate       Rate          Value        Income
-------------------------------------------------------------------------------------------------------------------
                                     (millions of dollars, where applicable)

PSEG:
  Enterprise Capital Trust II             100%      $150.0     5.975%  3-month LIBOR     $(5.1)       $(3.0)
   Securities

PSE&G:
  Transition Funding Bonds                100%      $497.0     6.287%  3-month LIBOR    $(18.5)         $ -

Power:
  Construction Loan - Waterford           100%      $177.5      4.23%  3-month LIBOR       $2.3         $1.3

Energy Holdings:

  Construction Loan - Tunisia (US$)        60%       $60.0       6.9%  3-month LIBOR      $(4.4)       $(1.7)
  Construction Loan - Tunisia (EURO)       60%       $67.2       5.2%  3-month EURIBOR*   $(1.5)       $(0.6)
  Construction Loan - Poland (US$)         55%       $85.0       8.4%  3-month LIBOR     $(30.1)       $(8.5)
  Construction Loan - Poland (PLN)         55%       $37.6      13.2%  3-month WIBOR**   $(21.9)       $(9.3)
  Construction Loan - Oman                 81%       $18.2       6.3%  3-month LIBOR      $(3.3)       $(1.7)
  Construction Loan - Kalaeloa             50%       $57.3       6.6%  3-month LIBOR      $(1.8)       $(1.2)
  Construction Loan - Guadalupe            50%      $126.8      6.57%  3-month LIBOR      $(4.1)       $(2.7)
  Construction Loan - Odessa               50%      $138.3      7.39%  3-month LIBOR      $(6.0)       $(3.9)
                                                ----------- ---------- -------------- --------------------------
Total Energy Holdings                               $590.4                               $(73.1)      $(29.6)
                                                ----------- ---------- -------------- --------------------------
Total PSEG                                        $1,414.9                               $(94.4)      $(31.3)
                                                =========== ========== ============== ==========================

     * EURIBOR - EURO Area Inter-Bank Offered Rate
     ** WIBOR - Warsaw Inter-Bank Offered Rate

     We expect to reclass approximately $14.0 million of open interest rate swaps from OCI to earnings during the next twelve months. As of December 31, 2001, there was a $31.3 million balance remaining in the Accumulated Other Comprehensive Loss Account, as indicated in the table above.

     We have also entered into several interest rate swaps that were closed out during 2001 and are being amortized to earnings over the life of the underlying debt. These items, along with their current and anticipated effect on earnings discussed.

     In February 2001, we entered into various forward-interest rate swaps, with an aggregate notional amount of $400 million, to hedge the interest rate risk related to the anticipated issuance of debt. On April 11, 2001, Power issued $1.8 billion in fixed-rate Senior Notes and closed out the forward starting interest rate swaps. The aggregate loss, net of tax, of $3.2 million was classified as Accumulated Other Comprehensive Loss and is being amortized and charged to interest expense over the life of the debt. During the year ended December 31, 2001, approximately $0.6 million was reclassified from OCI to earnings. Management expects it will amortize approximately $0.8 million from OCI to earnings during the next twelve months.

     In March 2001, $160 million of non-recourse bank debt originally incurred to fund a portion of the purchase price of Global's interest in Chilquinta
Energia, S.A. was refinanced. The private placement offering by Chilquinta Energia Finance Co. LLC, a Global affiliate, of senior notes was structured in two tranches: $60 million due 2008 at an interest rate of 6.47% and $100 million due 2011 at an interest rate of 6.62%.

     Equity Securities

     Resources has investments in equity securities and limited partnerships. Resources carries its investments in equity securities at their approximate fair value as of the reporting date. Consequently, the carrying value of these investments is affected by changes in the fair value of the underlying securities. Fair value is determined by adjusting the market value of the securities for liquidity and market volatility factors, where appropriate. The aggregate fair values of such investments, which had quoted market prices at December 31, 2001 and December 31, 2000 were $34 million and $115 million, respectively. The potential change in fair value resulting from a hypothetical 10% change in quoted market prices of these investments amounted to $3 million and $9 million at December 31, 2001 and December 31, 2000, respectively.

     Foreign Currencies

     The objective of our foreign currency risk management policy is to preserve the economic value of cash flows in non-functional currencies. Toward this end, Holdings' policy is to hedge all significant firmly committed cash flows identified as creating foreign currency exposure. In addition, we typically hedge a portion of exposure resulting from identified anticipated cash flows, providing the flexibility to deal with the variability of longer-term forecasts as well as changing market conditions, in which the cost of hedging may be excessive relative to the level of risk involved.

     As of December 31, 2001, Global and Resources had assets located or held in international locations of approximately $3.4 billion and $1.3 billion, respectively.

     Resources' international investments are primarily leveraged leases of assets located in Australia, Austria, Belgium, China, Germany, the Netherlands, the United Kingdom, and New Zealand with associated revenues denominated in United States Dollars ($US) and therefore, not subject to foreign currency risk.

     Global's international investments are primarily in companies that generate or distribute electricity in Argentina, Brazil, Chile, China, India, Italy, Oman, Peru, Poland, Taiwan, Tunisia and Venezuela. Investing in foreign countries involves certain additional risks. Economic conditions that result in higher comparative rates of inflation in foreign countries are likely to result in declining values in such countries' currencies. As currencies fluctuate against the $US, there is a corresponding change in Global's investment value in terms of the $US. Such change is reflected as an increase or decrease in the investment value and Other Comprehensive Income (Loss), a separate component of Stockholder's Equity. As of December 31, 2001, net foreign currency devaluations have reduced the reported amount of Energy Holdings' total Stockholder's Equity by $258 million (after-tax), of which $79 million (after-tax) was caused by the devaluation of the Chilean Peso and $169 million (after-tax) was caused by the devaluation of the Brazilian Real.

     Global holds a 60% ownership interest in a Tunisian generation facility under construction. The Power Purchase Agreement, signed in 1999, contains an embedded derivative that indexes the fixed Tunisian dinar payments to United States Dollar exchange rates. The embedded derivative is being marked to market through the income statement. As of January 1, 2001, a $9 million gain was recorded in the cumulative effect of accounting change for SFAS No. 133. During 2001, an additional gain of $1.4 million was recorded to the income statement as a result of favorable movements in the United States Dollar to Tunisian dinar exchange rate.

     Global holds approximately a 32% ownership interest in RGE, a Brazilian distribution company whose debt is denominated in United States Dollars. In December 2001, the distribution company entered into a series of three forward exchange contracts to purchase United States Dollars for Brazilian Reals in order to hedge the risk of fluctuations in the exchange rate between the two currencies associated with the upcoming principal payments on the debt. These contracts expire in May, June and July 2002. As of December 31, 2001, Global's share of the fair value and aggregate notional value of the contracts was approximately $13 million. These contracts were established as hedges for accounting purposes resulting in an after tax charge to Other Comprehensive Income (OCI) of approximately $1.2 million. In addition, in order to hedge the foreign currency exposure associated with the outstanding portion of the debt, Global entered into a forward exchange contract in December 2001 to purchase United States Dollars for Brazilian Reals in approximately their share of the total debt outstanding ($61 million). The contract expired prior to December 31, 2001 and was not designated as a hedge for accounting purposes. As a result of unfavorable movements in the United States Dollars to Brazilian Real exchange rates, a loss of $4 million, after-tax was recorded related to this derivative upon maturity of the contract. This amount was recorded in Other Income.

     Through its 50% joint venture, Meiya Power Company, Global holds a 17.5% ownership interest in a Taiwanese generation project under construction where the construction contractor's fees, payable in installments through July 2003, are payable in Euros. To manage the risk of foreign exchange rate fluctuations associated with these payments, the project entered into a series of forward exchange contracts to purchase Euros in exchange for Taiwanese dollars. As of December 31, 2001, Global's share of the fair value and aggregate notional value of these forward exchange contracts was approximately $1 million and $16 million, respectively. These forward exchange contracts were not designated as hedges for accounting purposes, resulting in an after-tax gain of approximately $0.5 million. In addition, after-tax gains of $1 million were recorded during 2001 on similar forward exchange contracts expiring during the year.

     During 2001, Global purchased approximately 100% of a Chilean distribution company. In order to hedge final Chilean peso denominated payments required to be made on the acquisition, Global entered into a forward exchange contract to purchase Chilean Pesos for United States Dollars. This transaction did not qualify for hedge accounting, and, as such, upon settlement of the transaction, Global recognized an after-tax loss of $0.5 million. Furthermore, as a requirement to obtain certain debt financing necessary to fund the acquisition, and in order to hedge against fluctuations in the United States Dollars to Chilean Peso foreign exchange rates, Global entered into a forward contract with a notional value of $150 million to exchange Chilean Pesos for United States Dollars. This transaction expires in October 2002 and is considered a hedge for accounting purposes. As of December 31, 2001, the derivative asset value of $4 million has been recorded to OCI, net of taxes ($1.4 million). In addition, Global holds a 50% interest in another Chilean distribution company, which was anticipating paying its U.S. investors a return of capital. In order to hedge the risk of fluctuations in the Chilean peso to U.S. dollar exchange rate, the distribution company entered into a forward exchange contract to purchase United States Dollars for Chilean Pesos. Global's after-tax share of the loss on settlement of this transaction (recorded by the distribution company) was $0.3 million.

     In January 2002, RGE entered into a series of nine cross currency interest rate swaps for the purpose of hedging its exposure to fluctuations in the Brazilian Real to United States Dollars exchange rates with respect to its United States Dollars denominated debt principal payments due in 2003 through 2006. The instruments convert the variable LIBOR based interest payments on the loan balance to variable CDI based interest payments. CDI is the Brazilian interbank interest rate. As a result, the distribution company has hedged its foreign currency exposure but is still at risk for variability in the Brazilian CDI interest rate during the terms of the instruments. Global's share of the notional value of the instruments is approximately $15 million for the instruments maturing in May, June and July of

                  --------------------------------------------
                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                  --------------------------------------------

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


2003 through 2005 and approximately $19 million for the instruments maturing in May, June and July 2006. Also in January 2002, the distribution company entered into two similar cross currency interest rate swaps to hedge the United States Dollars denominated interest payments due on the debt in February 2002 and May 2002. Global's share of the notional value of these two instruments is approximately $3 million each.

     Credit Risk

     Credit risk relates to the risk of loss that we would incur as a result of non-performance by counterparties pursuant to the terms of their contractual obligations. We have established credit policies that we believe significantly minimize credit risk. These policies include an evaluation of potential counterparties' financial condition (including credit rating), collateral requirements under certain circumstances and the use of standardized agreements, which may allow for the netting of positive and negative exposures associated with a single counterparty.

     As a result of the BGS auction, Power has contracted to provide generating capacity to the direct suppliers of New Jersey electric utilities, including PSE&G, commencing August 1, 2002. These bilateral contracts are subject to credit risk. This credit risk relates to the ability of counterparties to meet their payment obligations for the power delivered under each BGS contract. This risk is substantially higher than the risk associated with potential nonpayment by PSE&G under the BGS contract expiring July 31, 2002. Any failure to collect these payments under the new BGS contracts could have a material impact on our results of operations, cash flows, and financial position.

     In December 2001, Enron Corp. (Enron) filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Power had entered into a variety of energy trading contracts with Enron and its affiliates in the Pennsylvania-New Jersey-Maryland Power Pool (PJM) area as part of its energy trading activities. We took proper steps to mitigate our exposures to both Enron and other counterparties who could have been affected by Enron. As of December 31, 2001, we owed Enron approximately $23 million, net, and Enron held a letter of credit from Power for approximately $40 million.

     As a result of the California Energy Crisis, Pacific Gas Electric Company (PG&E) filed for protection under Chapter 11 of the US Bankruptcy Code on April 16, 2001. GWP, Hanford and Tracy had combined pre-petition receivables due from PG&E, for all plants amounting to approximately $62 million. Of this amount, approximately $25 million had been reserved as an allowance for doubtful accounts resulting in a net receivable balance of approximately $37 million. Global's pro-rata share of this gross receivable and net receivable was approximately $30 million and $18 million, respectively.

     In December 2001, GWF, Hanford and Tracy reached an agreement with PG&E which stipulates that PG&E will make full payment of the $62 million in 12 equal installments, including interest by the end of 2002. On December 31, 2001, PG&E paid GWF $8 million, repesenting the initial installment payment and all accrued interest due, pursuant to the agreement.

     As of December 31, 2001, GWF, Hanford and Tracy still had combined pre-petition receivables due from PG&E for all plants amounting to approximately $57 million. Global's pro-rata share of this receivable was $27 million. As a result of this agreement, GWF, Hanford and Tracy reversed the reserve of $25 million which increased operating income by $25 million (of which Global's share was $11 million).

Note 10. Commitments and Contingent Liabilities

Nuclear Insurance Coverages and Assessments

     Our insurance coverages and maximum retrospective assessments for its nuclear operations are as follows:

                                                                Total Site                Power
Type and Source of Coverages                                     Coverage               Assessments
-------------------------------------------------------     --------------------    ------------------
(Millions of Dollars)
Public and Nuclear Worker Liability (Primary Layer):
       American Nuclear Insurers......................             $200.0   (A)             $10.7
Nuclear Liability (Excess Layer):
       Price-Anderson Act.............................            9,338.1   (B)             277.3
                                                            --------------------    ------------------
             Nuclear Liability Total..................           $9,538.1   (C)            $288.0
                                                            ====================    ==================
Property Damage (Primary Layer):
       Nuclear Electric Insurance Limited (NEIL)
Primary
(Salem/Hope Creek/Peach Bottom).......................             $500.0                   $19.3

Property Damage (Excess Layers):
       NEIL II (Salem/Hope Creek/Peach Bottom)........            1,250.0                    13.2
       NEIL Blanket Excess
         (Salem/Hope Creek/Peach Bottom).............             1,000.0  (D)                2.1
                                                            --------------------    ------------------
       Property Damage Total (Per Site)...............           $2,750.0  (E)              $34.6
                                                            ====================    ==================

Accidental Outage:
       NEIL I (Peach Bottom)..........................             $245.0  (F)               $6.0
       NEIL I (Salem).................................              281.3                     7.7
       NEIL I (Hope Creek)............................              490.0                     4.9
                                                            --------------------    ------------------
             Replacement Power Total .................           $1,016.3                   $18.6
                                                            ====================    ==================

(A) The primary limit for Public Liability is a per site aggregate limit with no potential for assessment. The Nuclear Worker Liability represents the potential liability from workers claiming exposure to the hazard of nuclear radiation. This coverage is subject to an industry aggregate limit, includes annual automatic reinstatement if the Industry Credit Rating Plan (ICRP) Reserve Fund exceeds $400 million, and has an assessment potential under former canceled policies.

(B) Retrospective premium program under the Price-Anderson liability provisions of the Atomic Energy Act of 1954, as amended. Nuclear is subject to retrospective assessment with respect to loss from an incident at any licensed nuclear reactor in the United States. This retrospective assessment can be adjusted for inflation every five years. The last adjustment was effective as of August 20, 1998. This retrospective program is in excess over the Public and Nuclear Worker Liability primary layers.

(C) Limit of liability under the Price-Anderson Act for each nuclear incident.

(D) For property limits excess of $1.75 billion, we participate in a Blanket Limit policy where the $1 billion limit is shared by Amergen, Exelon, and us among the Clinton, Oyster Creek, TMI-1, Peach Bottom, Salem and Hope Creek sites. This limit is not subject to reinstatement in the event of a loss. Participation in this program significantly reduces our premium and the associated potential assessment.

(E)    Effective January 1, 2002, NEIL II coverage was reduced to $600 million.

(F) Peach Bottom has an aggregate indemnity limit based on a weekly indemnity of $2.3 million for 52 weeks followed by 80% of the weekly indemnity for 68 weeks. Salem has an aggregate indemnity limit based on a weekly indemnity of 2.5 million for 52 weeks followed by 80% of the weekly indemnity for 75 weeks. Hope Creek has an aggregate indemnity limit based on a weekly indemnity of $3.5 million for 52 weeks followed by 80% of the weekly indemnity for 110 weeks.

     The Price-Anderson Act sets the "limit of liability" for claims that could arise from an incident involving any licensed nuclear facility in the nation. The "limit of liability" is based on the number of licensed nuclear reactors and is adjusted at least every five years based on the Consumer Price Index. The current "limit of liability" is $9.5 billion. All utilities owning a nuclear reactor, including us, have provided for this exposure through a combination of private insurance and mandatory participation in a financial protection pool as established by the Price-Anderson Act. Under the Price-Anderson Act, each party with an ownership interest in a nuclear reactor can be assessed its share of $88.1 million per reactor per incident, payable at $10 million per reactor per incident per year. If the damages exceed the "limit of liability," the President is to submit to Congress a plan for providing additional compensation to the injured parties. Congress could impose further revenue raising measures on the nuclear industry to pay claims. PSEG Nuclear's LLC maximum aggregate assessment per incident is $277.3 million (based on our ownership interests in Hope Creek, Peach Bottom and Salem) and its maximum aggregate annual assessment per incident is $31.5 million. This does not include the $10.7 million that could be assessed under the nuclear worker policies.

     Further, a decision by the U.S. Supreme Court, not involving us, has held that the Price-Anderson Act did not preclude awards based on state law claims for punitive damages.

     We are a member of an industry mutual insurance company, Nuclear Electric Insurance Limited (NEIL). NEIL provides the primary property and decontamination liability insurance at Salem/Hope Creek and Peach Bottom. NEIL also provides excess property insurance through its decontamination liability, decommissioning liability, and excess property policy and replacement power coverage through its accidental outage policy. NEIL policies may make retrospective premium assessments in case of adverse loss experience. Our maximum potential liabilities under these assessments are included in the table and notes above. Certain provisions in the NEIL policies provide that the insurer may suspend coverage with respect to all nuclear units on a site without notice if the NRC suspends or revokes the operating license for any unit on a site, issues a shutdown order with respect to such unit or issues a confirmatory order keeping such unit down.

Guaranteed Obligations

     Power has guaranteed certain energy trading contracts of ER&T. As of December 31, 2001 Power has issued or primarily executed $506 million of guarantees on behalf of ER&T, of which Power's exposure is $153 million.

     We, Energy Holdings or Global have guaranteed certain obligations of Global's affiliates, including the successful completion, performance or other obligations related to certain of the projects, in an aggregate amount of approximately $241 million as of December 31, 2001. A substantial portion of such guarantees is eliminated upon successful completion, performance and/or refinancing of construction debt with non-recourse project debt.

Hazardous Waste

    The New Jersey Department of Environmental Protection (NJDEP) regulations concerning site investigation and remediation require an ecological evaluation of potential injuries to natural resources in connection with a remedial investigation of contaminated sites. The NJDEP is presently working with industry to develop procedures for implementing these regulations. These regulations may substantially increase the costs of remedial investigations and remediations, where necessary, particularly at sites situated on surface water bodies. PSE&G and predecessor companies owned and/or operated certain facilities situated on surface water bodies, certain of which are currently the subject of remedial activities. The financial impact of these regulations on these projects is not currently estimable. We do not anticipate that the compliance with these regulations will have a material adverse effect on its financial position, results of operations or net cash flows.

PSE&G Manufactured Gas Plant Remediation Program

     PSE&G is currently working with NJDEP under a program (Remediation Program) to assess, investigate and, if necessary, remediate environmental conditions at PSE&G's former manufactured gas plant sites. To date, 38 sites have been identified. The Remediation Program is periodically reviewed and revised by PSE&G based on regulatory requirements, experience with the Remediation Program and available remediation technologies. The long-term costs of the Remediation Program cannot be reasonably estimated, but experience to date indicates that at least $20 million per year could be incurred over a period of about 30 years since inception of the program in 1988 and that the overall cost could be material. The costs for this remediation effort are recovered through the SBC.

     Net of insurance recoveries, costs incurred from January 1, 2001 through December 31, 2001 for the Remediation Program amounted to approximately $22.8 million. Net of insurance recoveries, costs incurred through December 31, 2001 for the Remediation Program amounted to $164.6 million. In addition, at December 31, 2001, PSE&G's estimated liability for remediation costs through 2004 aggregated $87 million. Expenditures beyond 2004 cannot be reasonably estimated.

Passaic River Site

     The EPA has determined that a six mile stretch of the Passaic River in Newark, New Jersey is a "facility" within the meaning of that term under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) and that, to date, at least thirteen corporations, including PSE&G, may be potentially liable for performing required remedial actions to address potential environmental pollution at the Passaic River "facility." PSE&G and certain of its predecessors operated industrial facilities at properties within the Passaic River "facility," comprised of four former manufactured gas plants (MGP), one operating electric generating station and one former generating station. Costs to clean up former MGPs are recoverable from utility customers under the SBC. The operating station has been transferred to Power, which is responsible for its clean up. We cannot predict what action, if any, the EPA or any third party may take against PSE&G and Power with respect to these matters, or in such event, what costs PSE&G and Power may incur to address any such claims. However, such costs may be material.

Prevention of Significant Deterioration (PSD)/New Source Review

     The EPA and NJDEP issued a demand in March 2000 under section 114 of the Federal Clean Air Act (CAA) requiring information to assess whether projects completed since 1978 at the Hudson and Mercer coal burning units were implemented in accordance with applicable PSD/New Source Review regulations. We completed our response to the section 114 information request in November 2000. In January 2002, we reached an agreement with the state and federal governments to resolve allegations of noncompliance with federal and State of New Jersey New Source Review (NSR) regulations. Under that agreement, we will install advanced air pollution controls over 10 years that will dramatically reduce emissions of NOx, SO2, particulate matter, and mercury from the Hudson and Mercer coal units. The estimated cost of the program is $337 million. We also will pay a $1.4 million civil penalty and spend up to $6 million on supplemental environmental projects.

     The EPA had also asserted that PSD requirements are applicable to Bergen 2, such that we were required to have obtained a permit before beginning actual on-site construction. We disputed that PSD requirements were applicable to Bergen 2. The agreement resolving the NSR allegations concerning Hudson and Mercer also resolved the dispute over Bergen 2, and allowed construction of the unit to be completed and operation to commence.

New Generation and Development

Power

     PSEG Power New York Inc., an indirect subsidiary of Power, is in the process developing the Bethlehem Energy Center, a 750 MW combined-cycle power plant that will replace the 400 MW Albany Steam Station, which was acquired from Niagara Mohawk Power Corporation (Niagara Mohawk) in May 2000. Pending a final project certification decision that is expected within 12 months, Power will be obligated to pay Niagara Mohawk up to $9 million if it redevelops the Albany Station. However, Power expects this payment will be reduced based on conditions related to the service date and regulatory requirements.

     Power is constructing a 546 MW natural gas-fired, combined cycle electric generation plant at Bergen Generation Station at a cost of approximately $290 million with completion expected in June 2002. Power is also constructing an 1,218 MW combined cycle generation plant at Linden for approximately $590 million expected to be completed in May 2003.

     In August 2001, subsidiaries of Power closed with a group of banks on non-recourse project financing for projects in Waterford, Ohio and Lawrenceburg, Indiana. The Waterford project will be completed in two phases and are expected to achieve commercial operation in June 2002 and May 2003, respectively. The Lawrenceburg project is expected to achieve commercial operation by May 2003. The total combined project cost for Waterford and Lawrenceburg is estimated at $1.2 billion. Power's required estimated equity investments for these projects is approximately $400 million. In connection with these projects, ER&T has entered into a five-year tolling agreement pursuant to which it is obligated to purchase the output of these facilities at stated prices. As a result, ER&T will bear the price risk related to the output of these generation facilities which are scheduled to be completed in 2003.

     Power has filed an application with the New York State Public Service Commission for permission to construct and operate a direct generator lead (dedicated transmission line) that would deliver up to 1,200 MW of electricity to the West Side of Manhattan from the Bergen Generating Station. Applications for New Jersey and Federal approvals are expected to be filed in the near future. Estimated costs are not expected to exceed $100 million for one 500 MW line.

     In addition, Power has other commitments to purchase equipment and services to meet its current plans to develop additional generating capacity. The aggregate amount due under these commitments is approximately $ 500 million.

Energy Holdings

     In March 2001, Global, through Dhofar Power Company (DPCO), signed a 20-year concession with the government of Oman to privatize the electric system of Salalah. The project commenced construction in September 2001 and is expected to achieve commercial operation by March 2003. Total project cost is estimated at $277 million. Global's equity investment, including contingencies, is expected to be approximately $82 million.

     In May 2001, GWF Energy LLC (GWF Energy), a 50/50 joint venture between Global and Harbinger GWF LLC, entered into a 10-year power purchase agreement with the California Department of Water Resources to provide 340 MW of electric capacity to California from three new natural gas-fired peaker plants that GWF Energy expects to build and operate in California. Total project cost is estimated at $325 million. The first plant, a 90 MW facility, was completed and began operation in August 2001. Global's permanent equity investment in these plants, including contingencies, is not expected to exceed $100 million after completion of project financing, expected to occur in 2002.

     On February 25, 2002 the Public Utilities Commission of the State of California (CPUC) filed a complaint with the Federal Energy Regulatory Commission (FERC) under Section 206 of the Federal Power Act against sellers who, pursuant to long-term, FERC authorized contracts, provide power to the California Division of Water Resources (DWR).

     GWF Energy LLC, an affiliate of PSEG Global, as a long-term contract to sell wholesale power to the DWR and is a named respondent in this proceeding. The CPUC's complaint, which addresses 44 transactions embodied in 32 contracts with 22 sellers, alleges that collectively, the specified long term wholesale power contracts are priced at unjust and unreasonable levels and requests FERC to abrogate the contracts to enable the State to obtain replacement contracts as necessary or in the alternative, to reform the contracts to provide for just and reasonable pricing, reduce the length of the contracts, and strike from the contracts the specific non-price and conditions found to be unjust and unreasonable. In the event of an adverse ruling by the FERC, Energy Holdings and Global would reconsider any plans to invest in generation facilities in California.

     As of December 31, 2001, Global had $281 million invested in two 1000 MW gas-fired combined cycle electric generating facilities in Texas, including approximately $165 million of notes receivable earning an annual rate of 12%. Of the $165 million outstanding at December 31, 2001, $88 million was repaid in February 2002. Texas Independent Energy's (TIE) funding for these payments to Global were made from equity contributions of $44 million from Global and $44 million from Panda Energy, our partner for this project. Earnings and cash distributions from TIE during 2001 were $15 million and $25 million, respectively, below expectations due to lower energy prices resulting from the over-supply of energy in the Texas power market and mild summer temperatures surpressing demand in the region. Global expects this trend to continue until the 2004-2005 time frame when market prices are expected to increase, as older less efficient plants in the Texas power market are expected to be retired and the demand for electricity is expected to increase. However, no assurances can be given as to the accuracy of these estimates. Current projections of future cash flows for each plant, using independent market studies for estimating gas and electricity prices, market heat rates and capacity prices, do not indicate the investment to be impaired. We believe that those independent market studies are the best available for estimating future prices.

Potential Asset Impairments

     Global has total investment exposure in Argentina of approximately $632 million. The investments include the following minority interests, with investment exposure of approximately $420 million, jointly owned by Global and AES, which are the subject of the Stock Purchase Agreement: a 30% interest in three Argentine electric distribution companies, Empresa Distribuidora de Energia Norte S.A. (EDEN), Empresa Distribuidora de Energia Sur S.A. (EDES), and Empresa Distribuidora La Plata S.A. (EDELAP); a 19% share in the 650 MW Central Termica San Nicolas power plant (CTSN); and a 33% interest in the 850 MW Parana power plant (Parana) nearing completion of construction. In addition to these investments, Global owns a 90% interest in another Argentine company, Empresa Distribuidora de Electricidad de Entre Rios S.A. (EDEERSA), with about $212 million of investment exposure.

     Global's Argentine properties continue to operate, but are faced with considerable fiscal and cash flow uncertainties due to economic, political and social conditions in Argentina. Moreover, Parana, EDEN, EDES and EDELAP have recently received notices of default from its international lenders related to their non recourse financings. If Argentine conditions do not improve soon, Global's other Argentine properties may also default on their international financings. Under a worst case scenario, if PSEG Global were to cease all operations in Argentina, it would record a pre-tax write off of approximately $632 million. See Note 19. Subsequent Events for a discussion of the sale to AES.

     As of December 31, 2001, we had recorded unamortized goodwill in the amount of $649 million, of which $479 million was recorded in connection with Global's acquisitions of SAESA and Electroandes in Chile and Peru in August and December of 2001, respectively. The amortization expense related to goodwill was approximately $3 million for the year ended December 31, 2001.

     As of December 31, 2001, our pro-rata share of goodwill included in equity method investees totaled $375 million. Such goodwill is not consolidated on our balance sheet in accordance with generally accepted accounting principles. Global's share of the amortization expense related to such goodwill was approximately $8 million.

     We are currently evaluating the effect of adopting SFAS 142 on the recorded amount of goodwill. Some or all of the goodwill at: Rio Grande Energia (RGE) totaling $142 million (PSEG share) and EDEERSA totaling $63 million could be impaired upon completion of our evaluation. The impact of adopting SFAS 142 is likely to be material to our financial position and results of operations. As of December 31, 2001, our unamortized goodwill and pro-rata share of goodwill in equity method investees was as follows:

                                                               As of
                                                          December 31, 2000
        ----------------------------------------------------------------------
                                                        (Millions of dollars)
        EDEERSA......................................                     $63
        SAESA........................................                     315
        ElectroAndes.................................                     164
        Chorzow......................................                       6
                                                       -----------------------
             Total Global............................                     548

        Power........................................                      21
                                                       -----------------------
               Total On Balance Sheet................                    $569
                                                       -----------------------
        Global
        ---------------------------------------------
        RGE..........................................                    $142
        Chilquinta/Luz...............................                     174
        Luz Del Sur..................................                      34
        Kalaeloa.....................................                      25
                                                       -----------------------
                Total Off Balance Sheet                                   375
                                                       -----------------------
                         Total Goodwill                                  $944
                                                       =======================

Minimum Lease Payments

     We and our subsidiaries lease administrative office space under various operating leases. As of December 31, 2001 our rental expense under these leases was approximately $10 million dollars. Total future minimum lease payments as of December 31, 2001 are:

                                                 (Millions of Dollars)
                                                 ---------------------
2002                                                      $14
2003                                                       10
2004                                                       12
2005                                                        1
2006                                                        4
Thereafter                                                 19
                                                     -----------
         Total minimum lease payments                     $60
                                                   ===========

     PSE&G has entered into a capital lease for administrative office space. The total future minimum payments and present value of this capital lease as of December 31, 2001 are:

                                                    (Millions of Dollars)
                                                    ---------------------
2002                                                           $8
2003                                                            8
2004                                                            8
2005                                                            8
2006                                                            8
Thereafter                                                     62
                                                       -----------
Total minimum lease payments                                  102
                                                       -----------
Less: Imputed Interest                                       (42)
                                                       -----------
        Present Value of net minimum lease payments          $60

                                                      ===========

Note 11. Nuclear Decommissioning Trust

     In accordance with Federal regulations, entities owning an interest in nuclear generating facilities are required to determine the costs and funding methods necessary to decommission such facilities upon termination of operation. As a general practice, each nuclear owner places funds in independent external trust accounts it maintains to provide for decommissioning. PSE&G currently recovers from its customers the amounts to be paid into the trust fund each year and remits these amounts to Power.

     Power maintains the external master nuclear decommissioning trust previously established by PSE&G. This trust contains two separate funds: a qualified fund and a non-qualified fund. Section 468A of the Internal Revenue Code limits the amount of money that can be contributed into a "qualified" fund. Contributions made into a qualified fund are tax deductible. In the most recent study the total cost of decommissioning its share of its five nuclear units was estimated at $986 million in year-end 1995 dollars, excluding contingencies.

     Pursuant to the Final Order, PSE&G will collect $29.6 million annually through the SBC and will remit to Power an equivalent amount solely to fund the trust. The fair market value of these funds as of December 31, 2001 and 2000 was $817 million and $716 million, respectively.

     Contributions made into the Nuclear Decommissioning Trust Funds are invested in debt and equity securities. These marketable debt and equity securities are recorded at amounts that approximate their fair market value. Those securities have exposure to market price risk. The potential change in fair value, resulting from a hypothetical 10% change in quoted market prices of these securities amounts to $82 million. The ownership of the Nuclear Decommissioning Trust Funds was transferred to Nuclear with the transfer of the generation-related assets from PSE&G to Power.

     With the purchase of Atlantic City Electric Company's (ACE) and Delmarva Power and Light Company (DP&L)'s interests in Salem, Peach Bottom and Hope Creek, we received a transfer of $82 million and $50 million representing those companies respective NDT funds related to the stations in 2001 and 2000, respectively.

Note 12. Income Taxes

     A reconciliation of reported income tax expense with the amount computed by multiplying pretax income by the statutory Federal income tax rate of 35% is as follows:

                                                                      2001             2000              1999
                                                                  --------------   --------------   ---------------
                                                                               (Millions of Dollars)
Net Income (Loss).............................................          $770             $764              $(81)
     Loss from Discontinued Operations, net of tax                        15               12                13
     Extraordinary Item (Net of Tax, $345)....................            --               --               804
     Cumulative Effect of a Change in Accounting Principle                (9)              --                --
       (Net of Tax)
                                                                  --------------   --------------   ---------------
Net Income before Extraordinary Item..........................           776              776               736
Preferred securities (net)....................................             5                9                 9
                                                                  --------------   --------------   ---------------
          Subtotal............................................           781              785               745
                                                                  --------------   --------------   ---------------

Income taxes:

     Federal - Current........................................            258             157               403
               Deferred ......................................             56             228                63
               ITC............................................             (3)             (2)              (12)
                                                                  --------------   --------------   ---------------
                  Total Federal...............................            311             383               454
                                                                  --------------   --------------   ---------------
     State - Current..........................................             64             159               133
            Deferred .........................................             (1)            (50)              (13)
                                                                  --------------   --------------   ---------------
                  Total State.................................             63             109               120
                                                                  --------------   --------------   ---------------
     Foreign - Current........................................              1              --                --
               Deferred ......................................              6               4                (5)
                                                                  --------------   --------------   ---------------
                  Total Foreign...............................              7               4                (5)
                                                                  --------------   --------------   ---------------
          Total...............................................            381             496               569
                                                                  --------------   --------------   ---------------
Pretax income.................................................         $1,162          $1,281            $1,314
                                                                  ==============   ==============   ===============

     Reconciliation between total income tax provisions and tax computed at the statutory tax rate on pretax income:


                                                                      2001             2000              1999
                                                                  -------------    --------------   ---------------
                                                                               (Millions of Dollars)
Tax computed at the statutory rate............................         $407              $448              $460
Increase (decrease) attributable to flow through of certain
tax adjustments:
     Plant Related Items......................................          (41)              (15)               35
     Amortization of investment tax credits...................           (3)               (2)              (12)
     Tax Effects Attributable to Foreign Operations...........          (19)               (14)              (7)
     New Jersey Corporate Business Tax........................           41                74                84
     Other....................................................           (4)                5                 9
                                                                  -------------    --------------   ---------------
          Subtotal............................................          (26)               48               109
                                                                  -------------    --------------   ---------------
          Total income tax provisions.........................         $381              $496              $569
                                                                  =============    ==============   ===============
Effective income tax rate.....................................         32.8%             38.7%             43.3%

     We provide deferred taxes at the enacted statutory tax rate for all temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities irrespective of the treatment for rate-making purposes. Management believes that it is probable that the accumulated tax benefits that previously have been treated as a flow-through item to PSE&G customers will be recovered from utility customers in the future. Accordingly, an offsetting regulatory asset was established. As of December 31, 2001, PSE&G had a deferred tax liability and an offsetting regulatory asset of $302 million representing the tax costs expected to be recovered through rates based upon established regulatory practices which permit recovery of current taxes payable. This amount was determined using the enacted Federal income tax rate of 35% and State income tax rate of 9%.

     The following is an analysis of deferred income taxes:

                                                                        December 31,
                                                                -----------------------------
                                                                    2001            2000
                                                                -------------   -------------
Deferred Income Taxes                                              (Millions of Dollars)
---------------------
Assets:
   Current (net)...........................................              $21             $23
                                                                -------------   -------------
   Non-current:
     Unrecovered Investment Tax Credits....................               19              20
     Nuclear Decommissioning...............................               25              26
     FASB 133..............................................               16              --
     New Jersey Corporate Business Tax.....................              544             544
     OPEB .................................................               83              64
     Cost of Removal.......................................               54              55
     Development Fees......................................               21              17
     Foreign Currency Translation..........................               29              23
     Contractual Liabilities and Environmental Costs.......               35              35
     Market Transition Charge..............................               59              40
                                                                -------------   -------------
          Total Non-current................................              885             824
                                                                -------------   -------------
          Total Assets.....................................              906             847
                                                                -------------   -------------
Liabilities:
   Non-current:
     Plant Related Items...................................              905             842
     Securitization-EMP....................................             1594           1,657
     Leasing Activities....................................             1146             987
     Partnership Activities................................               73             101
     Conservation Costs....................................               24             124
     Pension Costs.........................................               94              58
     Taxes Recoverable Through Future Rates (net)..........              130              90
     Income from Foreign Operation.........................               41              14
     Other.................................................               11             (16)
                                                                -------------   -------------
          Total Non-current................................            4,018           3,857
                                                                -------------   -------------
          Total Liabilities................................            4,018           3,857
                                                                -------------   -------------
Summary -- Accumulated Deferred Income Taxes
   Net Current Assets......................................               21              23
   Net Non-current Liability...............................            3,133           3,033
                                                                -------------   -------------
        Total..............................................           $3,112          $3,010
                                                                =============   =============

Note 13. Pension, Other Postretirement Benefit and Savings Plans

We sponsor several qualified and nonqualified pension plans and other postretirement benefit plans covering our, as well as our participating affiliates, current and former employees who meet certain eligibility criteria. The following table provides a reconciliation of the changes in the benefit obligations and fair value of plan assets over each of the two years in the period ended December 31, 2001 and a reconciliation of the funded status for at the end of both years.

Pension and Other Postretirement Benefit Plans

-----------------------------------------------------------------------------------------------------------------------------
                                                            Pension Benefits                        Other Benefits
                                                       ----------------------------       -----------------------------------
$ in Millions                                             2001            2000                2001                2000
-----------------------------------------------------------------------------------------------------------------------------
Change in Benefit Obligation
    Benefit Obligation at Beginning of Year            $   2,494.4   $    2,383.6         $     702.7        $       691.2
    Service Cost                                              62.8           60.5                16.3                 12.0
    Interest Cost                                            181.6          172.6                46.6                 53.9
    Actuarial (Gain)/Loss                                     90.0           (6.2)                8.2                (20.1)
    Benefits Paid                                           (153.3)        (145.3)              (40.4)               (36.6)
    Plan Amendments                                          --              22.2               (59.6)                 0.0
    Business Combinations                                    --               7.0                --                    2.3
                                                       ------------  -------------        ------------       ---------------
    Benefit Obligation at End of Year                      2,675.5        2,494.4               673.8                702.7
                                                       ------------  -------------        ------------       ---------------

Change in Plan Assets
    Fair Value of Assets at Beginning of Year              2,376.1        2,525.6                28.4                 28.5
    Actual Return on Plan Assets                            (85.3)          (11.8)               (1.2)                (0.1)
    Employer Contributions                                   90.3             2.8                53.4                 36.6
    Benefits Paid                                          (153.3)         (145.3)              (40.4)               (36.6)
    Business Combinations                                    --               4.8               --                     0.0
                                                       ------------  -------------        ------------       ---------------
    Fair Value of Assets at End of Year                   2,227.8         2,376.1                40.2                 28.4
                                                       ------------  -------------        ------------       ---------------

Reconciliation of Funded Status
    Funded Status                                          (447.7)        (118.3)              (633.6)              (674.3)
      Unrecognized Net
      Transition Obligation                                  12.7           20.8                275.8                337.9
      Prior Service Cost                                    113.6          129.4                --                    25.1
      (Gain)/Loss                                           455.6           70.3               (120.1)              (139.0)
                                                       ------------  -------------        ------------       ---------------
    Net Amount Recognized                              $    134.2    $     102.2          $    (477.9)       $      (450.3)
                                                       ============  =============        ============       ===============

Amounts Recognized In Statement
Of Financial Position
    Prepaid Benefit Cost                               $    160.5    $     125.4          $      --          $         0.0
    Accrued Cost                                            (53.3)         (49.5)              (477.9)              (450.3)
    Intangible Asset                                         19.8           22.6                  N/A                   N/A
    Accumulated Other Comprehensive Income                    7.2            3.7                  N/A                   N/A
                                                       ------------  -------------        ------------       ---------------
    Net Amount Recognized                              $    134.2    $     102.2          $    (477.9)       $      (450.3)
                                                       ============  =============        ============       ===============

Separate Disclosure for Pension Plans
With Accumulated Benefit Obligation
In Excess of Plan Assets:
    Projected Benefit Obligation at End of Year        $     76.3    $      66.7
    Accumulated Benefit Obligation at End of Year      $     61.3    $      52.7
    Fair Value of Assets at End of Year                $      8.4    $       4.5

     The pension benefits table above provides information relating to the funded status of all qualified and nonqualified pension plans and other postretirement benefit plans on an aggregate basis.

------------------------------------------------------------------------------------------------------------------------------
                                                          Pension Benefits                         Other Benefits
                                                 ------------------------------------  ---------------------------------------
$ in Millions                                       2001        2000          1999         2001         2000         1999
------------------------------------------------------------------------------------------------------------------------------
Components of Net Periodic Benefit Cost
    Service Cost                                 $     62.8  $     60.5     $   68.0    $      16.3  $     12.0   $     13.1
    Interest Cost                                     181.6       172.6        163.3           46.6        53.9         51.3
    Expected Return on Plan Assets                  (211.1)      (221.0)      (197.3)         (3.1)        (2.6)        (1.7)
    Amortization of Net
       Transition Obligation                            8.1         8.1          8.1           27.3        30.4         30.4
       Prior Service Cost                              15.9        14.3         14.1            0.0         2.2          2.2
       (Gain)/Loss                                      0.4         0.5          0.8           (5.9)        (3.4)        (3.0)
                                                 ----------- ------------  ----------- ------------- ------------ ------------
    Net Periodic Benefit Cost                    $     57.7  $     35.0    $    57.0   $       81.2  $     92.5   $     92.3
                                                 =========== ============  =========== ============= ============ ============

Components of Total Benefit Expense
    Net Periodic Benefit Cost                    $     57.7        35.0         57.0   $       81.2  $     92.5   $     92.3
    Effect of Regulatory Asset                          0.0         0.0          0.0           19.3        19.3         19.3
    Total Benefit Expense Including Effect of
                                                 ----------- ------------  ----------- ------------- ------------ ------------
    Regulatory Asset                             $     57.7  $     35.0    $    57.0   $      100.5  $    111.8   $    111.6
                                                 =========== ============  =========== ============= ============ ============

Components of Other Comprehensive Income
    Decrease in Intangible Asset                 $      2.8  $      0.9    $     2.6
    Increase in Additional Minimum Liability            0.7        (1.8)        (3.4)
                                                 ----------- ------------  ----------- ------------- ------------ ------------
    Other Comprehensive Income                   $      3.5  $     (0.9)   $    (0.8)           N/A          N/A          N/A
                                                 =========== ============  =========== =============   ========== ============

Weighted-Average Assumptions as of December 31
    Discount Rate                                     7.25%        7.50%        7.50%         7.25%        7.50%        7.50%
    Expected Return on Plan Assets                    9.00%        9.00%        9.00%         9.00%        9.00%        9.00%
    Rate of Compensation Increase                     4.69%        4.69%        4.69%         4.69%        4.69%        4.69%
    Rate of Increase in Health Benefit Costs
       Administrative Expense                                                                 5.00%        5.00%        5.00%
       Dental Costs                                                                           6.00%        6.00%        5.00%
       Pre-65 Medical Costs
         Immediate Rate                                                                       9.50%       10.00%       11.00%
         Ultimate Rate                                                                        6.00%        6.00%        5.00%
         Year Ultimate Rate Reached                                                            2008         2008         2011
       Post-65 Medical Costs
         Immediate Rate                                                                       7.50%        8.00%        7.00%
         Ultimate Rate                                                                        6.00%        6.00%        5.00%
         Year Ultimate Rate Reached                                                            2004         2004         2003

Effect of a Change in the Assumed Rate of
Increase in Health Benefit Costs
    Effect of a 1% Increase On
       Total of Service Cost and Interest Cost                                                  4.6          4.5          4.5
       Postretirement Benefit Obligation                                                       45.4         48.5         45.7
    Effect of a 1% Decrease On
       Total of Service Cost and Interest Cost                                                (3.9)        (3.8)        (4.7)
       Postretirement Benefit Obligation                                                     (39.1)       (41.4)       (39.3)

     In 1998, the BPU ordered PSE&G to fund in an external trust its annual OPEB obligation to the maximum extent allowable. In 1999, $12 million was funded, as allowed. In 2001, $13 million was funded, as allowed. Remaining OPEB costs will not be funded in an external trust, as mandated by the BPU.

     In October 1999, PSE&G recorded deferred assets and liabilities associated with the payment and collection of co-owner related OPEB costs. Such costs will be amortized over the remainder of the twenty-year period through 2013, in accordance with SFAS 106. No assurances for recovery of such assets and liabilities can be given.

401K Plans

     We sponsor two defined contribution plans. Represented employees of PSE&G, Power and Services are eligible for participation in the PSEG Employee Savings Plan (Savings Plan), while non-represented employees of PSE&G, Power, Energy Holdings and Services are eligible for participation in the PSEG Thrift and Tax-Deferred Savings Plan (Thrift Plan). These plans are 401(k) plans to which eligible employees may contribute up to 25% of their compensation. Employee contributions up to 7% for Savings Plan participants and up to 8% for Thrift Plan participants are matched with employer contributions of cash or PSEG common stock equal to 50% of such employee contributions. For periods prior to March 1, 2002, Employer contributions, related to participant contributions in excess of 5% and up to 7%, were made in shares of PSEG common stock for Savings Plan participants. For periods prior to March 1, 2002, Employer contributions, related to participant contributions in excess of 6% and up to 8%, were made in shares of PSEG common stock for Thrift Plan participants. Beginning on March 1, 2002, and thereafter, all Employer contributions will be made in cash to the each plan. The amount expensed for Employer matching contributions to the plans was approximately $23, $22 million, and $21 million in 2001, 2000, and 1999, respectively.

Note 14. Stock Options, Stock Purchase Plan and Stock Repurchase Program

Stock Options

     We apply APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for stock-based compensation plans, which are described below. Accordingly, compensation expense has been recognized for performance units and dividend equivalent rights issued in tandem with an equal number of options under its fixed stock option grants under the 1989 Long-Term Incentive Plan (1989 LTIP). Performance units and dividend equivalents provide cash payments, dependent upon our future financial performance in comparison to other companies and dividend payments made on our Common Stock, to assist recipients in exercising options granted. Prior to 1997, all options were granted in tandem with performance units and dividend equivalent rights. In 2001, 2000 and 1999, there were no options granted in tandem with performance units and dividend equivalent rights. No compensation cost has been recognized for fixed stock option grants since the exercise price of the stock options equaled the market price of the underlying stock on the date of grant. Had compensation costs for stock option grants been determined based on the fair value at the grant dates for awards under these plans in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation," there would have been a charge to our net income of approximately $9.6 million, $3.6 million and $1.8 million in 2001, 2000 and 1999, respectively, with a $(0.05), $(0.02) and $(0.01) impact on earnings per share in 2001, 2000 and 1999, respectively.

     Under our 1989 LTIP and 2001 Long-Term Incentive Plan (2001 LTIP), non-qualified options to acquire shares of common stock may be granted to officers and other key employees selected by the Organization and Compensation Committee of our Board of Directors, the plan's administrative committee (the "Committee"). Payment by option holders upon exercise of an option may be made in cash or, with the consent of the Committee, by delivering previously acquired shares of PSEG common stock. In instances where an optionee tenders shares acquired from a grant previously exercised that were held for a period of less than six months, an expense will be recorded for the difference between the fair market value at exercise date and the option price. Options are exercisable over a period of time designated by the Committee (but not prior to one year from the date of grant) and are subject to such other terms and conditions as the Committee determines. Vesting schedules may be accelerated upon the occurrence of certain events, such as a change in control. Options may not be transferred during the lifetime of a holder.

     The 1989 LTIP currently provides for the issuance of up to 15,000,000 options to purchase shares of common stock. At December 31, 2001, there were 10,759,350 options available for future grants under the 1989 LTIP.

     The 2001 LTIP currently provides for the issuance of up to 15,000,000 options to purchase shares of common stock. At December 31, 2001, there were 11,169,500 options available for future grants under the 2001 LTIP.

     Since the 1989 LTIP's inception, we have purchased shares on the open market to meet the exercise of stock options. The difference between the cost of the shares (generally purchased on the date of exercise) and the exercise price of the options has been reflected in Stockholders' Equity except where otherwise discussed.

     Changes in common shares under option for the three fiscal years in the period ended December 31, 2001 are summarized as follows:

                                        2001                             2000                              1999
                             ----------------------------     ----------------------------     -----------------------------
                                            Weighted                         Weighted                          Weighted
                                             Average                          Average                           Average
                              Options    Exercise Price        Options    Exercise Price         Options    Exercise Price
                             ----------- ----------------     ----------- ----------------     ------------ ----------------
Beginning of year            5,186,099             40.38      2,561,883            $34.60       1,243,800            $36.01
Granted                      2,833,000             41.84      2,745,500             45.33       1,367,000             33.13
Exercised                     (303,135)            32.83       (110,684)            29.87         (44,167)            30.37
Canceled                       (63,501)            41.27        (10,600)            31.23          (4,750)            28.01
                             -----------      -----------     -----------       ----------     ------------       ----------
End of year                  7,652,463             41.22       5,186,099            40.38       2,561,883             34.60
                             -----------      -----------     -----------       ----------     ------------       ----------
Exercisable at end of year   2,767,830             39.19       1,170,278           $34.91         412,738            $35.07
                             -----------      -----------     -----------       ----------     ------------       ----------
                             -----------------------------------------------------------------------------------------------
Weighted average fair
value of options granted
during the year                                    $7.22                            $8.73                             $4.20
                                              ===========                       ==========                        ==========

     For this purpose, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2001, 2000, and 1999, respectively: expected volatility of 28.22%, 26.63%, and 21.45%, risk free interest rates of 4.40%, 6.06%, and 6.16%, expected lives of 4.2 years, 4.4 years, and 4 years, respectively. There was a dividend yield of 5.18% in 2001, 4.77% in 2000, and 6.52% in 1999 on the non-tandem grants.

     The following table provides information about options outstanding at December 31, 2001:

--------------------------------------------------------------------------      -------------------------------------
                           Options Outstanding                                          Options Exercisable
--------------------------------------------------------------------------      -------------------------------------
                                             Weighted         Weighted                                  Weighted
                                              Average          Average                                  Average
Range of              Outstanding at         Remaining        Exercise            Exercisable at        Exercise
Exercise Prices     December 31, 2001    Contractual Life       Price           December 31, 2000        Price
--------------------------------------------------------------------------      -------------------------------------
     $25.03-$30.02              173,300      5.6 years       $  29.56                      173,300        $  29.56
     $30.03-$35.03            1,158,663      7.6 years          33.13                      782,322           33.13
     $35.04-$40.03              774,500      5.9 years          39.31                      774,500           39.31
     $40.04-$45.04            3,263,000      9.1 years          41.79                      400,000           44.06
     $45.05-$50.05            2,283,000      8.8 years          46.06                      637,708           46.06
--------------------------------------------------------------------------      -------------------------------------
     $25.03-$50.05            7,652,463      8.3 years       $  41.22                    2,767,830       $   39.19
--------------------------------------------------------------------------      -------------------------------------

     In June 1998, the Committee granted 150,000 shares of restricted common stock to a key executive. An additional 60,000 shares or restricted stock was granted to this executive in November 2001. These shares are subject to restrictions on transfer and subject to risk of forfeiture until earned by continued employment. The shares vest on a staggered schedule beginning on March 31, 2002 and become fully vested on March 31, 2007. The unearned compensation related to this restricted stock grant as of December 31, 2001 is approximately $5 million and is included in retained earnings on the consolidated balance sheets.

     In addition the Committee granted 100,000 shares of restricted common stock to another key executive. These shares are subject to restrictions on transfer and subject to risk of forfeiture until earned by continued employment. The shares vest on at one-third per year beginning on July 1, 2002 and become fully vested on July 1, 2004. The unearned compensation related to this restricted stock grant as of December 31, 2001 is approximately $4 million and is included in retained earnings on the consolidated balance sheets.

     Our Stock Plan for Outside Directors provides non-employee directors, as part of their annual retainer, 600 shares of common stock, increased from 300 shares per year beginning in 1999. With certain exceptions, the restrictions on the stock provide that the shares are subject to forfeiture if the individual ceases to be a director at any time prior to the Annual Meeting of Stockholders following his or her 70th birthday. The fair value of these shares is recorded as compensation expense in the consolidated statements of income.

Employee Stock Purchase Plan

     We maintain an employee stock purchase plan for all eligible employees. Under the plan, shares of the common stock may be purchased at 95% of the fair market value. Employees may purchase shares having a value not exceeding 10% of their base pay. During 2001, 2000 and 1999, employees purchased 85,552, 101,986, and 98,099 shares at an average price of $44.02, $37.06, and $38.21 per share, respectively. At December 31, 2001, 1,289,780 shares were available for future issuance under this plan.

Stock Repurchase Program

     In September 1998, our Board of Directors authorized the repurchase of 30 million shares of Common Stock. A total of 24.3 million shares were repurchased at a cost of approximately $905 million under this program as of December 31, 2000, when the authorization expired. In September 2001, the board re-authorized the purchase of the balance of 5.7 million shares. As of December 31, 2001, an additional 2.2 million shares were repurchased at a cost of approximately $92 million.

Note 15. Financial Information by Business Segments

Basis of Organization

     Power's business has evolved during 2002. With the transfer of the basic gas supply service (BGSS) contract to Power and the commencement of the new basic generation service contracts (BGS) with wholesale electric suppliers, Power's business has become a fully integrated wholesale energy supply business. As a result of that evolution of Power's business, trading activities changed from a stand-alone operation to a function that has become fully integrated with the wholesale energy supply business, and primarily serves to optimize the value of that business. Therefore, upon review and in accordance with SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS
131), we have determined that Power's generation and trading components no longer meet the definition of separate operating segments for financial reporting purposes and we have reported Power's financial position and results of operations as one segment. All prior periods have been reclassified to conform to the current presentation.

Power

     Power earns revenues by selling energy on a wholesale basis under contract to power marketers and to load serving entities (LSEs) and by bidding the energy, capacity and ancillary services of Power into the market. Electrical energy is produced by generation plants and is ultimately delivered to customers for use in lighting, heating and air conditioning and operation of other electrical equipment. Energy is our principal product and is priced on a usage basis, typically in cents per thousand Watt-hours (kWh) or dollars per million Watt-hours (mWh). Capacity, as a product that is distinct from energy, is a commitment to the Independent System Operator (ISO) that a given unit will be available for dispatch if it is needed to meet system demand. Capacity is typically priced in dollars per MW for a given sale period (e.g., mW-day or mW-year). Capacity generally refers to the power output rating of a generation plant, measured on an instantaneous basis. Ancillary services constitute another category of energy-related activities supplied by generation unit owners to the ISO.

     Power also earns revenues by trading energy, capacity, fixed transmission rights, fuel and emission allowances in the spot, forward and futures markets and through financial transactions, including swaps, options and futures in the electricity markets.

      Power engages in physical and financial transactions in the electricity wholesale markets and execute an overall risk management strategy to mitigate the effects of adverse movements in the fuel and electricity markets. We actively trade energy, capacity, fixed transmission rights, fuel and emission allowances in the spot, forward and futures markets primarily within PJM, but also throughout the Super Region. We are also involved in financial transactions that include swaps, options and futures in the electricity markets. In addition to participating in each of the major electricity supply and capacity markets in the Super Region, we also market and trade a broad spectrum of other energy and energy-related products. These products include coal, oil, natural gas, sulfur dioxide and nitrous oxide emissions allowances and financial instruments including fixed transmission rights. Our marketing and energy trading activity for these products extends throughout the United States and involves physical and financially settled transactions, futures, options, swaps and basis contracts. None of our trading revenue with any individual counterparty exceeds 10%.

      We have developed a hedging and overall risk management strategy to limit our risk exposure and to track our positions in the wholesale markets. Hedging is used as the primary method for protecting against adverse price fluctuations and involves taking a position in a related financial instrument that is designed to offset the risk associated with the original position. We only use hedging instruments that correspond to the generation, purchase or sale of electricity and the purchase or sale of fuel.

PSE&G

     All operations of this segment are conducted by PSE&G. The PSE&G segment generates revenue from its tariffs under which it provides electric transmission and electric and gas distribution services to residential, commercial and industrial customers in New Jersey. The rates charged for electric transmission are regulated by FERC while the rates charged for electric and gas distribution are regulated by the BPU. Revenues are also earned from a variety of other activities such as sundry sales, the appliance service business, wholesale transmission services and other miscellaneous services.

Global

     Global earns revenues from its investment in and operation of projects in the generation and distribution of energy, both domestically (exclusive of the Super Region included in Power above) and internationally.

Resources

     Resources receives revenues from its passive investments in leveraged leases, limited partnerships, leveraged buyout funds and marketable securities. Resources operates both domestically and internationally.

Energy Technologies

     Energy Technologies, an energy management company that constructs, operates and maintains HVAC/mechanical operating systems for, and provides energy-related engineering, consulting and mechanical contracting services to, industrial and commercial customers in the Northeastern and Middle Atlantic United States. Energy Technologies is also comprised of an asset management group, which includes various Demand Side Management (DSM) investments. In 2002, we announced our decision to exit the HVAC/mechanical operating business of Energy Technologies. The sale of the HVAC/mechanical operating companies is expected to be completed by June 2003. Operating results of the HVAC operating companies of Energy Technologies, less certain allocated costs, have been reclassified into discontinued operations in our Consolidated Statements of Income. For the years ended December 31, 2000 and 1999, the businesses of Energy Technologies included retail commodity sales of electricity and natural gas, which do not qualify for accounting treatment as discontinued operations.

Other

     Our other activities include amounts applicable to PSEG (parent corporation), Energy Holdings (parent corporation), EGDC and intercompany eliminations, primarily relating to intercompany transactions between Power and PSE&G. The net losses primarily relate to financing and certain administrative and general costs at the parent corporations.

     Information related to the segments of our business is detailed below:

                                        Power                                                 Energy                Consolidated
                                         (B)             PSE&G     Resources     Global    Technologies     Other      Total
                                      ------------      ---------  ------------ ---------- --------------- -------- ------------
                                                                          (Millions of Dollars)
-------------------------------------
For the Year Ended December 31, 2001:
Total Operating Revenues..........     $2,451          $6,091          $215       $396           $26     $(2,124)      $7,055
Depreciation and Amortization.....         95             384             4         11             1           16         511
Interest Income...................          1              21             1          1             4            5          33
Net Interest Charges..............        143             356           100         79            --           17         695
Operating Income Before Income
Taxes.............................        644             324           100        156             8         (75)       1,157
Income Taxes......................        250              89            30         36             3        (27)          381
Equity in earnings of
unconsolidated
Subsidiaries......................         --              --            55        143            --          --          198
Income (Loss) Before Discontinued
Operations and Cumulative Effect of
a Change in Accounting Principle..        394             230            64        100             4         (16)         776
Income (Loss) from Discontinued
Operations........................         --              --            --          7           (22)         --          (15)
Cumulative Effect of a Change in
Accounting Principle..............         --              --            --          9            --          --            9
Segment Earnings (Loss)...........        394             230            64        116           (18)        (16)         770
Gross Additions to Long-Lived
Assets............................      1,462             398             1        167             1          24        2,053

As of December 31, 2001:
Total Assets......................     $5,503         $12,963        $3,026     $4,074          $290       $(426)     $25,430
Investments in equity method
subsidiaries......................        --               --           163      1,541             3          19        1,726


For the Year Ended December 31, 2000:
-------------------------------------
Total Operating Revenues..........    $2,275          $4,645          $206       $169          $95        $(869)      $9,495
Depreciation and Amortization.....       136             213             5          1           --           --          362
Interest Income...................         1              21             2          1            4            3           32
Net Interest Charges..............       198             208            79         53           --           33          571
Operating Income Before Income
Taxes.............................       521             638           111         69            4          (71)       1,272
Income Taxes......................       208             260            40         12            2          (22)         496
Equity in earnings of
unconsolidated
Subsidiaries......................        --              --            13        157            2           --          172
Income (Loss) Before Discontinued
Operations and Cumulative Effect of
a Change in Accounting Principle..       313             369            65         40            2          (13)         776
Loss from Discontinued
Operations........................        --              --            --         --          (12)          --          (12)
Segment Earnings (Loss)...........       313             369            65         40          (10)         (13)         764
Gross Additions to Long-Lived
Assets............................       479             401            --         56            7           16          959

As of December 31, 2000:
Total Assets......................    $4,530         $15,267        $2,565     $2,271         $312      $(3,419)     $21,526
Investments in equity method
subsidiaries......................        --              --           239      1,900           --           24        2,163

For the Year Ended December 31, 1999:
-------------------------------------
Total Operating Revenues..........    $2,691          $3,146          $179       $211         $112          $--       $6,339
Depreciation and Amortization.....       224             305             1          1            1           --          532
Interest Income...................        --              12             1         --            2           --           15
Net Interest Charges..............       112             275            46         48           --            8          489
Operating Income Before Income
Taxes.............................       807             356           123         69           10          (60)       1,305
Income Taxes......................       291             219            50         24            4          (19)         569
Equity in earnings of
unconsolidated
Subsidiaries......................        --              --            78        129           --           --          207
Income (Loss) Before Extraordinary
Item, Discontinued Operations and
Cumulative Effect of
a Change in Accounting Principle..       513             131            66         28            7           (9)         736
Extraordinary Item (A)............    (3,204)          2,400            --         --           --           --         (804)
Income (Loss) from Discontinued
Operations........................        --              --            --         --          (13)          --          (13)
Segment Earnings (Loss)...........    (2,691)          2,531            66         28           (6)          (9)         (81)
Gross Additions to Long-Lived
Assets............................        92             387            --          1            8           94          582

                                         77

(A) See Note 4. Regulatory Issues and Accounting Impacts of Deregulation for discussion of the extraordinary charge recorded by Power in 1999 and the related regulatory asset for securitization recorded by PSE&G.

(B) Includes approximately $2.1 billion and $870 million charges in 2001 and 2000, respectively, to PSE&G related to the BGS Contract which commenced in August 2000, following the generation-related asset transfer to Power. Such amounts are eliminated in consolidation.

     Geographic information for us is disclosed below. The foreign assets and operations noted below were made solely through Energy Holdings.

                                                   Revenues (1)                                Assets (2)
                                   -----------------------------------------------    -------------------------------
                                                   December 31,                               December 31,
                                   -----------------------------------------------    -------------------------------
                                      2001             2000             1999              2001              2000
                                   -----------------------------------------------    -------------------------------
                                               (Millions of Dollars)                      (Millions of Dollars)
United States.................          $6,675           $6,333           $6 190           $20,666          $18,536
Foreign - Resources...........             132              109               89             1,348            1,194
Foreign - Global..............             248               79               60             3,416            1,796
                                   -------------    -------------    -------------    --------------     ------------
     Total....................          $7,055           $6,521           $6,339           $25,430          $21,526
                                   =============    =============    =============    ==============     ============

Identifiable assets in foreign countries include:

      Argentina                                        $737             $470
      Brazil                                           $282             $295
      Chile                                            $880             $270
      Peru                                             $520             $250
      India (3)                                        $288             $ 51
      Netherlands                                      $911             $815
      Other                                          $1,146             $839
--------------------------------------------------------------------------------

(1) Revenues are attributed to countries based on the locations of the investments. Global's revenue includes its share of the net income from joint ventures recorded under the equity method of accounting.
(2) Total assets are net of foreign currency translation adjustment of $(283) million (pre-tax) as of December 31, 2001 and $(225) million (pre-tax) as of December 31, 2000.
(3) India includes assets classified as Current Assets of Discontinued Operations of $257 million in 2001.

         The table below reflects our investment exposure in Latin American countries:

                                                  INVESTMENT EXPOSURE (1)
                                              --------------------------------
                                                        DECEMBER 31,
                                              --------------------------------
                                                    2001             2000
                                              ---------------   --------------
                                                     (MILLIONS OF DOLLARS)
Argentina.....................................     $  632           $  622
Brazil........................................        467              462
Chile.........................................        542              180
Peru..........................................        387              224
Venezuela.....................................         53               51

(1) The investment exposure consists of invested equity plus equity commitment guarantees. The investments in these Latin American countries are Global's.

Note 16.        Property, Plant and Equipment and Jointly Owned Facilities

Information related to Property, Plant and Equipment of PSEG and its subsidiaries is detailed below:

                                                         December 31,
                                              ----------------------------------
                                                   2001               2000
                                              ----------------  ----------------
Property, Plant and Equipment:                      (Millions of Dollars)

Generation:
     Fossil Production (A)..................           $2,039             $1,829
     Nuclear Production.....................              154                130
     Nuclear Fuel in Service................              486                417
     Construction Work in Progress (A)......            2,004                483
     Other..................................                7                  1
                                              ----------------  ----------------
          Total Generation..................            4,690              2,860
                                              ----------------  ----------------

Transmission and Distribution:
     Electric Transmission (A)..............            1,685              1,183
     Electric Distribution..................            4,254              4,056
     Gas Transmission.......................               74                 69
     Gas Distribution.......................            3,121              2,978
     Construction Work in Progress (A)......               54                 43
     Plant Held for Future Use..............               20                 20
     Other..................................              292                130
                                              ----------------  ----------------
          Total Transmission and Distribution           9,500              8,479
                                              ----------------  ----------------

  Other....................................               510                558
                                              ----------------  ----------------

           Total...........................           $14,700            $11,897
                                              ================  ================


(A) These items include the following amounts which relate to our Global segment:

                                                       December 31,
                                              ----------------------------------
                                                   2001               2000
                                              ----------------  ----------------
Generation:                                         (Millions of Dollars)
     Fossil Production......................             $141                $10
     Construction Work in Progress..........              317                172
                                              ----------------  ----------------
          Total Generation..................             $458               $182
                                              ----------------  ----------------

Transmission and Distribution:
     Electric Transmission..................              484                  -
     Construction Work in Progress..........               28                  -
                                              ----------------  ----------------
          Total Transmission and Distribution             512                  -
                                              ----------------  ----------------
           Total............................             $970               $182
                                              ================  ================

     PSE&G and Power have ownership interests in and are responsible for providing their share of the necessary financing for the following jointly owned facilities. All amounts reflect the share of PSE&G's and Power's jointly owned projects and the corresponding direct expenses are included in Consolidated Statements of Income as operating expenses.

                                                                     Plant--December 31, 2001
                                               --------------------------------------------------------------------
                                                    Ownership                                    Accumulated
                                                    Interest                  Plant              Depreciation
                                               --------------------    --------------------    -----------------
                                                                      (Millions of Dollars)
Coal Generating
     Conemaugh..............................                22.50%                     199                   70
     Keystone...............................                22.84%                     128                   51
Nuclear Generating
     Peach Bottom...........................                50.00%                     249                  156
     Salem..................................                57.41%                     671                  582
     Nuclear Support Facilities.............               Various                       5                    1
Pumped Storage Facilities
     Yards Creek............................                50.00%                      28                   12
Transmission Facilities.....................               Various                      80                   30
Merrill Creek Reservoir.....................                13.91%                       2                  --
Linden SNG Plant............................                90.00%                       5                    4

                                                                     Plant--December 31, 2000
                                               --------------------------------------------------------------------
                                                    Ownership                                    Accumulated
                                                    Interest                  Plant              Depreciation
                                               --------------------    --------------------    -----------------
                                                                      (Millions of Dollars)
Coal Generating
     Conemaugh..............................                22.50%                     198                   63
     Keystone...............................                22.84%                     122                   47
Nuclear Generating
     Peach Bottom...........................                50.00%                      88                   10
     Hope Creek.............................                95.00%                     606                  508
     Salem..................................                50.00%                     645                  544
     Nuclear Support Facilities.............               Various                       5                    1
Pumped Storage Facilities
     Yards Creek............................                50.00%                      28                   11
Transmission Facilities.....................               Various                      97                   33
Merrill Creek Reservoir.....................                13.91%                       2                   --
Linden SNG Plant............................                90.00%                      16                   15

Note 17. Selected Quarterly Data (Unaudited)

     The information shown below, in our opinion, includes all adjustments, consisting only of normal recurring accruals, necessary to a fair presentation of such amounts. Due to the seasonal nature of the utility business, quarterly amounts vary significantly during the year.

                                                                  Calendar Quarter Ended
                                 -----------------------------------------------------------------------------------------
                                      March 31,              June 30,            September 30,           December 31,
                                 --------------------- --------------------- ----------------------- ---------------------
                                   2001       2000       2001       2000       2001        2000        2001       2000
                                 ---------- ---------- ---------- ---------- ---------- ------------ ---------- ----------
                                                               (Millions where Applicable)
Operating Revenues.........         $2,179     $1,828     $1,519     $1,404     $1,612       $1,400     $1,745     $1,889
Operating Income...........            583        610        417        398        431          392        477        507
Income before Discontinued
Operations and Cumulative
Effect of a Change in
Accounting Principle.......            255        273        153        145        175          143        193        215
Income (Loss) from
Discontinued Operations....             (3)        (3)       (10)        (3)        (3)          (1)         1         (5)
Cumulative Effective Adjustment          9        --         --         --         --           --         --         --
Net Income.................            261        270        143        142        172          142        194        210
Earnings per Share
  (Basic and Diluted)......           1.25       1.25       0.68       0.66       0.82         0.66       0.95       0.98
Weighted Average Common
  Shares and Potential
   Dilutive Effect of Stock
   Options Outstanding.....            208        216        209        215        208          215        208        215


Note 18. Related Party Transactions

     We enter into a number of contracts with various suppliers, customers and other counterparties in the ordinary course of business. Certain contracts were entered into with subsidiaries of Foster Wheeler Ltd. E. James Ferland, our Chairman of the Board, President and Chief Executive Officer, serves on the Board of Directors of Foster Wheeler. Richard J. Swift, who serves on our
Board of Directors, was the President and Chief Executive Officer of Foster Wheeler Ltd. at the time the contract was entered into. The open commitment under the contracts is for approximately $200 million of engineering, procurement and construction services related to the development of certain generating facilities for Power and Global. We believe that the contracts were entered into on commercial terms no more favorable than those available in an arms-length transaction from other parties and the pricing is consistent with that available from other third parties.

Note 19. Subsequent Events

     On August 24, 2001, Global, entered into a Stock Purchase Agreement to sell its minority interests in certain assets located in Argentina to the AES Corporation (AES), the majority owner. These assets are "Assets Held for Sale" in the December 31, 2001 balance sheet. The sale has not closed, pending receipt of certain lender consents and regulatory approvals.

     On February 6, 2002, AES notified Global of its intent to terminate the Stock Purchase Agreement. In the Notice of Termination, AES alleged that a "Political Risk Event", within the meaning of the Stock Purchase Agreement, had occurred, by virtue of certain decrees of the Government of Argentina, thereby giving AES the right to terminate. We disagree that a "Political Risk Event", as defined in the Stock Purchase Agreement, has occurred and have so notified AES. We will vigorously pursue our rights under the Stock Purchase Agreement including ongoing discussions with AES to successfully resolve the matter. We cannot predict the ultimate outcome.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Concluded

     As of December 31, 2001, Global had total investment exposure in Argentina of approximately $632 million. The investments include the following minority interests, with investment exposure of approximately $420 million, jointly owned by Global and AES, which are the subject of the Stock Purchase Agreement: a 30% interest in three Argentine electric distribution companies, Empresa Distribuidora de Energia Norte S.A. (EDEN), Empresa Distribuidora de Energia Sur S.A. (EDES), and Empresa Distribuidora La Plata S.A. (EDELAP); a 19% share in the 650 MW Central Termica San Nicolas power plant (CTSN); and a 33% interest in the 850 MW Parana power plant (Parana) nearing the completion of construction.

     In addition to these investments, Global has $212 million of investment exposure with respect to its 90% interest in another Argentine company, Inversora en Distribucion de Entre Rios S.A. (EDEERSA), inclusive of $63 million of goodwill.

     We have approximately $18 million of interest receivables due from AES, as provided for in the Stock Purchase Agreement and is due upon resolution of the pending sale.

                       FINANCIAL STATEMENT RESPONSIBILITY

     Our management is responsible for the preparation, integrity and objectivity of our consolidated financial statements and related notes. The consolidated financial statements and related notes are prepared in accordance with generally accepted accounting principles. The financial statements reflect estimates based upon the judgment of management where appropriate. Management believes that the consolidated financial statements and related notes present fairly our financial position and results of operations. Information in other parts of this Report is also the responsibility of management and is consistent with these consolidated financial statements and related notes.

     The firm of Deloitte & Touche LLP, independent auditors, is engaged to audit our consolidated financial statements and related notes and issue a report thereon. Deloitte & Touche's audit is conducted in accordance with generally accepted auditing standards. Management has made available to Deloitte & Touche all the corporation's financial records and related data, as well as the minutes of directors' meetings. Furthermore, management believes that all representations made to Deloitte & Touche during its audit were valid and appropriate.

     Management has established and maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded, and that transactions are executed in accordance with management's authorization and recorded properly for the prevention and detection of fraudulent financial reporting, so as to maintain the integrity and reliability of the financial statements. The system is designed to permit preparation of consolidated financial statements and related notes in accordance with generally accepted accounting principles. The concept of reasonable assurance recognizes that the costs of a system of internal accounting controls should not exceed the related benefits. Management believes the effectiveness of this system is enhanced by an ongoing program of continuous and selective training of employees. In addition, management has communicated to all employees its policies on business conduct, safeguarding assets and internal controls.

     The Internal Auditing Department of Services conducts audits and appraisals of accounting and other operations of PSEG and its subsidiaries and evaluates the effectiveness of cost and other controls and, where appropriate, recommends to management improvements thereto. Management considers the internal auditors' and Deloitte & Touche's recommendations concerning the corporation's system of internal accounting controls and has taken actions that, in its opinion, are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of December 31, 2001, the corporation's system of internal accounting controls was adequate to accomplish the objectives discussed herein.

     Our Board of Directors carries out its responsibility of financial overview through its Audit Committee, which presently consists of six directors who are not our employees or any of our affiliates. The Audit Committee meets periodically with management as well as with representatives of the internal auditors and Deloitte & Touche. The Audit Committee reviews the work of each to ensure that its respective responsibilities are being carried out and discusses related matters. Both the internal auditors and Deloitte & Touche periodically meet alone with the Audit Committee and have free access to the Audit Committee and its individual members at all times.

               E. JAMES FERLAND                           THOMAS M. O'FLYNN
            Chairman of the Board,                  Executive Vice President and
     President and Chief Executive Officer              Chief Financial Officer

               PATRICIA A. RADO
         Vice President and Controller
        (Principal Accounting Officer)

November 22, 2002

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Public Service Enterprise Group Incorporated:

     We have audited the consolidated balance sheets of Public Service Enterprise Group Incorporated and its subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of income, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the consolidated financial statement schedule listed in the Index in Item 14(B)(a). These consolidated financial statements and the consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

     We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of the Company as of December 31, 1999, 1998, and 1997, and the related consolidated statements of income, common stockholders' equity and cash flows for the years ended December 31, 1998 and 1997 (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements.

     In our opinion, the information set forth in the Selected Financial Data for each of the five years in the period ended December 31, 2001, presented in
Item 6, is fairly stated in all material respects, in relation to the consolidated financial statements from which it has been derived.

     As discussed in Note 1 to the consolidated financial statements, on January 1, 2001, the Company adopted Statement of Financial Accounting Standards
("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended.

     As discussed in Note 2 to the consolidated financial statements, on January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

     As discussed in Note 2 to the consolidated financial statements, on July 1, 2002, the Company adopted SFAS No. 145, "Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections", and the June 2002 provisions of the consensus on Emerging Issues Task Force Issue No. 02-3, "Issues invoved in Accounting for contracts under EITF 98-10,
Accounting for Contracts Involved in Energy Trading and Risk Management Activities".

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 15, 2002
(November 22, 2002 as to Notes 1, 2, 3, 6, 8, 9, 12, 15, and 16)

                                     PART IV
                                     -------

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(B)  The following documents are filed as a part of this report:

     a.  PSEG Financial Statement Schedules:

         Schedule II--Valuation and Qualifying Accounts for each of the three years in the period ended December 31, 2001

                                                                     SCHEDULE II

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                Schedule II -- Valuation and Qualifying Accounts
               Years Ended December 31, 2001 -- December 31, 1999

                 Column A                     Column B               Column C               Column D        Column E
                 --------                   -------------  -----------------------------  -------------   -------------
                                                                    Additions
                                                           -----------------------------
                                             Balance at    Charged to     Charged to                       Balance at
                                             beginning      cost and    other accounts    Deductions-        end of
Description                                  of period      expenses       Describe         describe         Period
------------------------------------------- -------------  -----------------------------  -------------   -------------
                                                                      (Millions of Dollars)
2001:
-----
Allowance for Doubtful Accounts..........            $39           $42              $--        $43(A)           $38
Materials and Supplies Valuation Reserve.             11            --               --          9(D)             2
Other Valuation Allowances...............             22            --               --         --               22

2000:
-----
Allowance for Doubtful Accounts..........            $35           $45              $--        $41(A)           $39
Materials and Supplies Valuation Reserve.             11            --               --         --               11
Other Valuation Allowances...............             22            --               --         --               22

1999:
-----
Allowance for Doubtful Accounts..........            $32           $39              $--        $36(A)           $34
Discount on Property Abandonments........              1            --               --          1(B)            --
Materials and Supplies Valuation Reserve.             12            41               --         42(C)            11
Other Valuation Allowances...............             11            11               --         --               22

(A) Accounts Receivable/Investments written off.
(B) Amortization of discount to income.
(C) Inventory written off.
(D) Reduced reserve to appropriate level and to remove obsolete inventory.

ITEM 7. Financial Statements and Exhibits


     A listing of exhibits being filed with this document is as follows:

     Exhibit
     Number    Document

       12      Computation of Ratios of Earnings to Fixed Charges

       23      Independent Auditors' Consent

       99 Certification by E. James Ferland, Chief Executive Officer of Public Service Enterprise Group Incorporated Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code

       99.1 Certification by Thomas M. O'Flynn, Chief Financial Officer Public Service Enterprise Group Incorporated Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code

                                      SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                Public Service Enterprise Group Incorporated

                             By             /s/ Thomas M. O'Flynn
                                   --------------------------------------------
                                                Thomas M. O'Flynn
                            Executive Vice President and Chief Financial Officer
                                        (Principal Financial Officer)


Date: November 22, 2002

                 Certification Pursuant to Rules 13a-14 and 15d-14

                        of the 1934 Securities Exchange Act

     I certify that:

     1. I have reviewed this current report on Form 8-K dated November 22, 2002, of Public Service Enterprise Group Incorporated (the registrant), which report is being filed solely to reflect the following; a reclassification of certain businesses as discontinued operations, a change in the reporting of trading revenues and costs, a change in business segment reporting and a reclassification of certain costs related to the early extinguishment of debt.

     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

     4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

          a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

          b)   evaluated  the  effectiveness  of  the  registrant's   disclosure
               controls and procedures as of a date within 90 days prior to the filing date of this report (the "Evaluation Date"); and

          c) presented in this report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

     5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors:

          a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified any material weaknesses in internal controls; and

          b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officer and I have indicated in this report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


             Date: November 22, 2002                 /s/   E. JAMES FERLAND
                                                   ----------------------------
                                                          E. James Ferland
                                                        Chief Executive Officer

                    Certification Pursuant to Rules 13a-14 and 15d-14

                         of the 1934 Securities Exchange Act

     I certify that:

     1. I have reviewed this current report on Form 8-K dated November 22, 2002, of Public Service Enterprise Group Incorporated (the registrant), which report is being filed solely to reflect the following; a reclassification of certain businesses as discontinued operations, a change in the reporting of trading revenues and costs, a change in business segment reporting and a reclassification of certain costs related to the early extinguishment of debt.

     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

     4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:


          a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;


          b)   evaluated  the  effectiveness  of  the  registrant's   disclosure
               controls and procedures as of a date within 90 days prior to the filing date of this report (the "Evaluation Date"); and


          c) presented in this report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;


     5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors:

          a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified any material weaknesses in internal controls; and

          b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and


     6. The registrant's other certifying officer and I have indicated in this report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


               Date: November 22, 2002              /s/   THOMAS M. O'FLYNN
                                                   --------------------------
                                                          Thomas M. O'Flynn
                                                       Chief Financial Officer